UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A)

OF THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

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SJW Corp.

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SJW CORP.

Notice of Annual Meeting of Shareholders

To Be Held On April 27, 2011

To Our Shareholders:

Notice is hereby given that the annual meeting of shareholders of SJW Corp. will be held on Wednesday, April 27, 2011 at 10:00 AM Pacific Time at the principal offices of SJW Corp., 110 W. Taylor Street, San Jose, California, for the following purposes, as more fully described in the proxy statement accompanying this Notice:

1.	To elect ten directors to serve on the Board of Directors of SJW Corp.;

2.	To vote on the advisory resolution to approve the compensation of the named executive officers as disclosed in this proxy statement in accordance with the standards established under Item 402 of Regulation S-K under the Securities Exchange Act of 1934;

3.	To vote on an advisory basis as to whether the advisory shareholder vote to approve the compensation of the named executive officers as required by Section 14A(a) of the Securities Exchange Act of 1934 should occur every year, once every two years or once every three years;

4.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm of SJW Corp. for fiscal year 2011; and

5.	To act upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

The Board of Directors has set the close of business on Wednesday, March 2, 2011 as the record date for determining the shareholders entitled to notice of, and to vote at, the annual meeting and at any adjournment or postponement thereof.

You are cordially invited to attend the meeting in person. You may call our offices at (408) 918-7231 for directions to our principal offices in order to attend the meeting in person. Your vote is important. Whether or not you plan to attend the meeting, please vote as soon as possible. You may vote by telephone, via the Internet or by mailing a completed proxy card. For detailed information regarding voting instructions, please refer to the section entitled “Voting Procedure” on page 2 of the proxy statement. You may revoke a previously delivered proxy at any time prior to the meeting. If you attend the meeting and wish to change your proxy vote, you may do so automatically by voting in person.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 27, 2011: A COPY OF THE PROXY STATEMENT, THE FORM OF PROXY, AND THE ANNUAL REPORT FOR THE YEAR ENDED ON DECEMBER 31, 2010 ARE AVAILABLE AT http://www.RRDEZProxy.com/2011/SJWCorp.

BY ORDER OF THE BOARD OF DIRECTORS

W. Richard Roth
President and Chief Executive Officer

San Jose, California

March 8, 2011

SJW CORP.

110 W. Taylor Street

San Jose, California 95110

Proxy Statement for the 2011 Annual Meeting of Shareholders

To Be Held on April 27, 2011

The enclosed proxy is solicited on behalf of the Board of Directors of SJW Corp., a California corporation (“SJW Corp.” or the “Corporation”), for use at SJW Corp.’s annual meeting of shareholders to be held on April 27, 2011 at 10:00 AM Pacific Time and at any adjournment or postponement thereof. The annual meeting will be held at the principal offices of the Corporation, 110 W. Taylor Street in San Jose, California.

These proxy solicitation materials are being mailed on or about March 21, 2011 to all shareholders entitled to notice of, and to vote at, the annual meeting of shareholders. SJW Corp.’s 2010 Annual Report, which includes its Form 10-K for the year ended December 31, 2010, accompanies these proxy solicitation materials.

PURPOSE OF MEETING

The Board of Directors has called the annual meeting of shareholders for the following purposes:

1.	To elect ten directors to serve on the Board of Directors of SJW Corp.;

2.	To vote on the advisory resolution to approve the compensation of the named executive officers as disclosed in this proxy statement in accordance with the standards established under Item 402 of Regulation S-K under the Securities Exchange Act of 1934;

3.	To vote on an advisory basis as to whether the advisory shareholder vote to approve the compensation of the named executive officers as required by Section 14A(a) of the Securities Exchange Act of 1934 should occur every year, once every two years or once every three years;

4.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm of SJW Corp. for fiscal year 2011; and

5.	To act upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

The Board of Directors asks for your proxy for each of the foregoing proposals.

VOTING RIGHTS AND SOLICITATION

Voting

Only shareholders of record on March 2, 2011, the record date, will be entitled to notice of, and to vote at, the annual meeting. As of the close of business on March 2, 2011, there were 18,577,012 shares of common stock issued and outstanding.

Each share of common stock is entitled to one vote on each matter presented at the meeting, except in connection with the election of directors where shareholders are entitled to cumulate votes. When shareholders are entitled to cumulate votes, every shareholder, or his or her proxy, may cumulate his or her votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares owned by such shareholder. Alternately, a shareholder may distribute his or her votes on the same principle among as many candidates as he or she thinks fit. For example, assume you have 100 shares. There are ten directors to be elected at the annual meeting so you have a total of 10 x 100 = 1,000 votes. You could give all

1,000 votes to one nominee, or 200 votes to each of five nominees, or 100 votes to each of ten nominees. No shareholder or proxy, however, shall be entitled to cumulate votes unless: (1) the candidate(s) has been placed in nomination prior to the voting; and (2) the shareholder has given written notice to the chairman at the meeting prior to any voting that the shareholder intends to cumulate the shareholder’s votes. If any one shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination. The Board of Directors seeks, by your proxy, the authority to cumulate votes among the directors listed in Proposal 1 in the manner determined by the proxy holder in his or her discretion in the event that any shareholder invokes cumulative voting. The ten nominees receiving the highest number of votes will be elected directors.

Quorum and Votes Required

A majority of the Corporation’s outstanding shares of common stock must be present in person or represented by proxy at the annual meeting in order to constitute a quorum. Abstentions and broker non-votes (shares held of record by brokers for which the required voting instructions are not provided by the beneficial owners of those shares) are included in the number of shares present for purposes of determining whether a quorum is present for the transaction of business. If a broker or other nominee holds shares in its name on behalf of a shareholder, the broker or nominee is not permitted to vote those shares on Proposals 1, 2 or 3 in the absence of voting instructions from that shareholder.

In the election of directors, the ten director nominees receiving the highest number of affirmative votes will be elected (Proposal 1).

Proposals 2 and 4 each require for approval the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and voting at the annual meeting, provided that such affirmative vote must also equal at least a majority of the shares required to constitute a quorum at the annual meeting. For purposes of Proposals 2 and 4, abstentions and broker non-votes can have the effect of preventing approval of the proposal where the number of affirmative votes, although a majority of the votes cast, does not constitute a majority of the required quorum. However, Proposal 2 represents only an advisory vote of the shareholders and is non-binding.

With respect to Proposal 3, a particular frequency for conducting the advisory shareholder vote on executive compensation will be deemed to have been approved by a majority of the shareholders if that frequency receives the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and voting at the annual meeting and that affirmative vote also represents at least a majority of the shares required to constitute a quorum at the annual meeting. Accordingly, abstentions and broker non-votes can have the effect of preventing a particular frequency from obtaining majority approval where the number of affirmative votes cast for that frequency, although a majority of the votes cast, does not constitute a majority of the required quorum. However, whether or not a particular frequency receives majority approval in accordance with the foregoing standards, the Board of Directors will have complete discretion to determine the actual frequency at which the required advisory shareholder vote on executive officer compensation will be conducted, since the shareholder vote on such frequency is also only an advisory vote and is non-binding. In accordance with the regulations issued by the Securities and Exchange Commission, a particular frequency will be deemed, for purposes of the Corporation’s ability to exclude certain shareholder proposals relating to say-on-pay votes and the frequency at which those votes should be conducted, to have been approved by a majority of the shareholders if that frequency receives the affirmative vote of the majority of the votes cast with respect to Proposal 3 even if that vote does not constitute a majority of the required quorum.

Voting Procedure

Shareholders of record may vote via the Internet, by telephone, by mailing a completed proxy card prior to the annual meeting, by delivering a completed proxy card at the annual meeting, or by voting in person at the annual meeting. Instructions for voting via the Internet or by telephone are set forth on the enclosed proxy card. The Internet and telephone voting facilities will close at 11:59 PM Eastern Time on April 26, 2011. If the enclosed form of proxy is properly signed, dated and returned, the shares represented thereby will be voted at the annual meeting in accordance with the instructions specified thereon. If voting instructions are not specified on the proxy, the shares represented by that proxy (if that proxy is not revoked) will be voted at the annual meeting FOR the election of the director nominees listed in Proposal 1, FOR the advisory resolution to approve the compensation of the named executive officers as disclosed in this proxy statement in accordance with the standards established under Item 402 of Regulation S-K under the Exchange Act and summarized in Proposal 2, FOR three years as the frequency of the advisory shareholder vote on executive compensation described in Proposal 3, and FOR the ratification of the appointment of KPMG LLP as the independent registered public accounting firm as described in Proposal 4, and as the proxy holder may determine in his or her discretion with respect to any other matter that properly comes before the annual meeting or any adjournment or postponement thereof.

YOUR VOTE IS IMPORTANT. PLEASE SIGN AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.

You may revoke your proxy at any time before it is actually voted at the meeting by:

•	Delivering written notice of revocation to the Corporate Secretary at SJW Corp., 110 W. Taylor Street, San Jose, California 95110;

•	Submitting a later dated proxy; or

•	Attending the meeting and voting in person.

Your attendance at the meeting will not, by itself, constitute a revocation of your proxy.

You may also be represented by another person present at the meeting by executing a form of proxy designating that person to act on your behalf. Shares may only be voted by or on behalf of the record holder of shares as indicated in the stock transfer records of the Corporation. If you are a beneficial owner of shares, but those shares are held of record by another person such as a stock brokerage firm or bank, then you must provide voting instructions to the appropriate record holder so that such person can vote those shares. In the absence of such voting instructions from you, the record holder may not be entitled to vote those shares.

Proxy Solicitation Costs

The Corporation will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing, and mailing of this proxy statement, the proxy, and any additional solicitation materials that the Corporation may provide to shareholders. Copies of solicitation materials will be provided to brokerage firms, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners. The Corporation will reimburse the brokerage firms, fiduciaries and custodians holding shares in their names for reasonable expenses incurred by them in sending solicitation materials to its beneficial shareholders. The solicitation of proxies will be made by regular or commercial mail and may also be made by telephone, telegraph, facsimile, or personally by directors, officers and employees of the Corporation who will receive no extra compensation for such services.

PROPOSAL 1

ELECTION OF DIRECTORS

General

Ten directors, which will constitute the entire Board of Directors following the annual meeting, are to be elected at the annual meeting, to hold office until the next annual meeting and until a successor for such director is elected and qualified, or until the death, resignation or removal of such director.

Unless individual shareholders specify otherwise, each returned proxy will be voted FOR the election of the ten nominees who are listed below, each of whom has been nominated by the existing Board of Directors upon the recommendation of the Nominating & Governance Committee. All nominees are current directors of SJW Corp., San Jose Water Company, a wholly owned subsidiary, and SJW Land Company, another wholly owned subsidiary of SJW Corp. SJW Corp. intends to appoint all persons elected as directors of SJW Corp. at the annual meeting to be the directors of San Jose Water Company and SJW Land Company for a concurrent term. It is anticipated that five of the individuals elected as directors of SJW Corp. at the annual meeting will also be appointed as directors of SJWTX, Inc. and Texas Water Alliance Limited, two wholly owned subsidiaries of SJW Corp., for a concurrent term.

In the unanticipated event that a nominee is unable or declines to serve as a director at the time of the annual meeting, proxies will be voted for any nominee named by the present Board of Directors to fill the vacancy. As of the date of this proxy statement, SJW Corp. is not aware of any nominee who is unable or will decline to serve as a director.

The following sets forth certain information concerning the nominees for directors of SJW Corp.:

Name	Age	Director Since		Position with the Corporation	Committee Membership
Katharine Armstrong	58	2009		Director	Executive Compensation Committee (Chair) Nominating & Governance Committee

Mark L. Cali	45	1992		Director	Real Estate Committee (Chair) Executive Compensation Committee

J. Philip DiNapoli	71	1989		Director	Audit Committee Real Estate Committee

Douglas R. King	68	2003		Director	Audit Committee (Chair) Executive Compensation Committee

Norman Y. Mineta	79	2008		Director	Audit Committee

Ronald B. Moskovitz	67	2010		Director	Audit Committee

George E. Moss	79	2009	(1)	Director	Nominating & Governance Committee

W. Richard Roth	58	1994		President, Chief Executive Officer and Director	Real Estate Committee

Charles J. Toeniskoetter	66	1991		Chairman of the Board	Nominating & Governance Committee Real Estate Committee

Robert A. Van Valer	61	2006		Director	Nominating & Governance Committee (Chair)

(1)	Mr. Moss was a Board member of the Corporation from 1985 until April 30, 2008 and was re-elected on May 6, 2009.

Business Experience of Nominees

Katharine Armstrong, President of Natural Resources Solutions (“NRS”) since 2008 and President of Katharine Armstrong, Inc. (“KAI”) since 2003. Ms. Armstrong founded NRS in 2008, an Austin, Texas based company that works in partnership with universities, agencies of state and federal government, stakeholder groups and others to identify and implement positive solutions to environmental challenges created by regulatory mandates. Ms. Armstrong founded KAI in 2003, an Austin, Texas based firm specializing in statewide and national projects involving public affairs and legislative, agency and grassroots projects. KAI’s primary focus and efforts have been directed at solving complex environmental and natural resource issues at every level of the private, public and not-for-profit sectors.

Mark L. Cali, Attorney at Law, a Court Attorney for the Superior Court of California, County of San Luis Obispo since 2006. Prior to becoming a Court Attorney, Mr. Cali was a principal with the firm Clark, Cali and Negranti LLP from 1996 until 2006. Mr. Cali holds a California Real Estate Broker’s license and is Director and Vice-President of Arioto-Cali Properties and Winchester Ranch, Inc.

J. Philip DiNapoli, President of JP DiNapoli Companies Inc. (real estate development and investment company). Mr. DiNapoli currently serves as a director of Focus Business Bank. He is the former Chairman of Plaza Bank of Commerce and served as a director of Comerica, Inc. (bank holding company) from 1991 until 2006. Mr. DiNapoli also served as Chairman of Citation Insurance Company (workers’ compensation specialty carrier) until 1996. He is a member of the California State Bar.

Douglas R. King, Retired as an audit partner of Ernst & Young, LLP in 2002. During his career, Mr. King was the audit partner on large, complex public registrants, he managed Ernst & Young’s San Francisco office, and had regional managing responsibilities. He also serves as a director of Adaptive Spectrum and Signal Alignment and Silicon Graphics International Corp. He also served as a director of Marvell Technology Group, Ltd. from April 2004 until October 2007 and Fuel Systems Solutions, Inc. from April 2006 until July 2010. Mr. King is a Certified Public Accountant with a Masters Degree in Business Administration from the University of Arkansas.

Norman Y. Mineta, Vice Chairman of Hill & Knowlton, a worldwide public relations and public affairs consultancy, since July 2006. Secretary Mineta also serves as a director of AECOM Technology Corporation and Horizon Lines, Inc. He served as the United States Secretary of Transportation from January 2001 until July 2006. In 2000, Secretary Mineta was appointed as the United States Secretary of Commerce, and he served until 2001. For almost 30 years, he represented San Jose, California, first on the City Council, then as Mayor, and then as Member of Congress from 1975 to 1995.

Ronald B. Moskovitz, Counsel to Morgan, Lewis & Bockius LLP since October 2008. He was a partner at Morgan, Lewis & Bockius LLP from 2003 until October 2008. Prior to 2003, he was a long-time partner at Brobeck, Phleger & Harrison LLP, where at various times he was a member of its management committee and headed its Corporate Group and its Mergers and Acquisitions Group. Mr. Moskovitz’s practice has emphasized on mergers, acquisitions and corporate finance. Mr. Moskovitz received his J.D., magna cum laude, from Harvard University in 1968, and his B.A., cum laude and Phi Beta Kappa, from Williams College in 1965.

George E. Moss, Chairman of Roscoe Moss Manufacturing Company (manufacturer of water well casing and screen and water transmission pipe) since May 2010 and Vice Chairman from 1990 to May 2010. Mr. Moss was formerly President of the Roscoe Moss Company until 1990. Mr. Moss was a Board member of the Corporation from 1985 until April 30, 2008 and was re-elected on May 6, 2009.

W. Richard Roth, President and Chief Executive Officer of the Corporation, San Jose Water Company, SJW Land Company, SJWTX, Inc. and Texas Water Alliance Limited. Mr. Roth was appointed Chief Executive Officer of SJW Corp. in 1999 and President in 1996. Prior to becoming President, he was Chief Financial Officer and Treasurer of the Corporation from 1990 to 1996 and Vice President from April 1992 until October 1996.

Charles J. Toeniskoetter, Chairman and Chief Executive Officer of Toeniskoetter & Breeding, Inc. Development (a real estate development, investment, and property management company) since 1983 and Chairman and Chief Executive Officer of Toeniskoetter Construction, Inc. since January 2009. He also serves as a director of Redwood Trust, Inc. (Real Estate Investment Trust—NYSE) and Heritage Commerce Corp. (Bank Holding Company—NASDAQ).

Robert A. Van Valer, President of Roscoe Moss Manufacturing Company (manufacturer of water well casing and screen and water transmission pipe) since 1990. Mr. Van Valer served as Vice President from 1984 until 1990 and previously managed domestic and international water well construction projects since joining Roscoe Moss Manufacturing Company in 1977.

No nominee or current director has any family relationship with any other current director, nominee or with any executive officer. Other than Mr. Roth, whose employment relationships with SJW Corp. and its subsidiaries are described above, no nominee is or has been employed by SJW Corp. or its subsidiaries during the past five years.

Experience, Qualifications, Attributes and Skills of Board Members

The biographies included above and the following table describe the particular experience, qualifications, attributes or skills that led the Board of Directors to conclude that each current director and nominee should serve as a director of SJW Corp. at this time, in light of its business and structure (in addition to any past experience on the Board of Directors of SJW Corp. and its subsidiaries):

Name	Particular Experience, Qualifications, Attributes or Skills
Katharine Armstrong

The principal experience, qualifications and skills that Ms. Armstrong brings to the Board of Directors contribute to the Board’s oversight of the Corporation’s operations in a heavily-regulated industry, its management of its water supply, its administration of executive officer compensation programs through the Executive Compensation Committee, and its commitment to community involvement. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:

-        Chairman of the Armstrong Center for Energy and the Environment, a Texas public policy foundation

-        Former Chairman of the Texas Parks and Wildlife Commission, 2nd largest wildlife agency in the United States

-        Extensive experience in a wide variety of natural resource regulatory policy, including water

-        Member of the Board of Directors of the Texas Watershed Management Foundation

-        Participated in the formulation of a Land and Water Resources Conservation Plan, a strategic plan mandated by the Texas Legislature

-        Active in the State of Texas community where the Corporation conducts business operations through its wholly owned subsidiary, SJWTX, Inc.

Name	Particular Experience, Qualifications, Attributes or Skills
Mark L. Cali

The principal experience, qualifications and skills that Mr. Cali brings to the Board of Directors contribute to the Board’s direction, guidance and oversight of the Corporation’s legal compliance and the execution of the Corporation’s overall real estate strategy, including the potential acquisition or disposition of real property. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:

-        Licensed attorney with experience in civil litigation, and in real estate, insurance, and construction matters

-        Licensed real estate broker with experience in commercial real estate

-        Board member and Vice-President of Arioto-Cali Properties, a commercial real estate company

In addition, Mr. Cali has a meaningful economic interest in the Corporation through his beneficial ownership of approximately 1.7 percent of the outstanding shares of the Corporation’s common stock.

J. Philip DiNapoli

The principal experience, qualifications and skills that Mr. DiNapoli brings to the Board of Directors contribute to the Board’s direction, guidance and oversight of the Corporation’s financial reporting requirements, and the execution of the Corporation’s overall real estate strategy, including the potential acquisition or disposition of real property. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:

-        Extensive real estate experience

-        Experience serving on the Board, Audit Committee, Finance Committee, and Governance Committee of various publicly traded companies

-        Member of the California State Bar Association

-        Mr. DiNapoli is also active in the San Jose community and contributes to the Board’s goal of establishing significant relationships between the Corporation and the leaders of local communities

Douglas R. King

The principal experience, qualifications and skills that Mr. King brings to the Board of Directors contribute to the Board’s oversight of the Corporation’s financial reporting requirements and the Board’s administration of executive officer compensation programs through the Executive Compensation Committee. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:

-        Accounting, finance and audit experience, including his experience at Ernst & Young, LLP from 1970 until 2002

-        Serves as the Corporation’s “audit committee financial expert” as defined in Securities and Exchange Commission rules

Name	Particular Experience, Qualifications, Attributes or Skills
- Experience serving on the Board and Audit Committee of various publicly traded companies - Experience in managing 400 employees at Ernst & Young, LLP from 1998 until 2002

Norman Y. Mineta

The principal experience, qualifications and skills that Secretary Mineta brings to the Board of Directors relate primarily to his long years of government service that allow him to contribute to the Board’s oversight of the Corporation’s extensive interaction with governmental agencies in the heavily-regulated public utility environment. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:

-        Former Member of the City of San Jose Council

-        Former Mayor of the City of San Jose

-        Member of Congress from 1975 until 1995

-        United States Secretary of Transportation from 2001 until 2006

-        United States Secretary of Commerce from 2000 until 2001 - Extensive experience in providing strategic advice on business, transportation, infrastructure, and political issues

In addition, Secretary Mineta is recognized as a long-standing community leader who has received numerous awards for community service, including the Presidential Medal of Freedom and the Wright Brothers Memorial Trophy.

Ronald B. Moskovitz.

The experience, qualifications and skills that Mr. Moskovitz brings to the Board of Directors contribute to the Board’s oversight of the Corporation’s financial reporting requirements, corporate governance and consideration of potential acquisitions and dispositions by the Corporation. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:

-        Extensive experience in corporate legal practice for over 40 years with major law firms in Northern California, including work in corporate finance, public company reporting and transactional work

-        Experience on the Corporation’s Audit Committee

-        Familiarity with the business and affairs of the Corporation based on many years of legal representation prior to his retirement from active practice in 2008

-        Law firm management experience

Name	Particular Experience, Qualifications, Attributes or Skills
George E. Moss

The principal experience, qualifications and skills that Mr. Moss brings to the Board of Directors relate primarily to his long years of experience in the water industry that allow him to contribute to the Board’s oversight of the Corporation’s operations, through its wholly owned subsidiaries San Jose Water Company and SJWTX, Inc., in that heavily-regulated industry. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:

-        Over 56 years experience in ground water development, water well design, water treatment, and sustainability

-        Over 26 years experience in the water utility industry

-        Experience and knowledge in executive compensation, mergers and acquisitions, and strategic initiatives

Mr. Moss has a substantial economic interest in the Corporation through his beneficial ownership of approximately 10.2 percent of the outstanding shares of the Corporation’s common stock.

W. Richard Roth

The principal experience, qualifications and skills that Mr. Roth brings to the Board of Directors contribute to the Board’s oversight of the Corporation’s operations in a heavily-regulated industry, its management of its water supply, and the Corporation’s execution of its overall strategy. Such experience, qualifications and skills may be summarized as follows:

-        Current President and Chief Executive Officer of the Corporation and has been an officer of the Corporation since 1990

-        Former President of the National Association of Water Companies and Trustee of the Water Research Foundation

-        Certified public accountant with over 10 years of experience with KPMG LLP, a registered public accounting firm

-        Significant experience and knowledge in strategic initiatives, real estate, and corporate governance

Mr. Roth is also active in the San Jose community and contributes to the Board’s goal of establishing significant relationships between the Corporation and the leaders of local communities.

Charles J. Toeniskoetter

Mr. Toeniskoetter has substantial experience in the water industry that allows him to contribute to the Board’s oversight of the Corporation’s operations, through San Jose Water Company, in that heavily-regulated industry. Mr. Toeniskoetter’s experience as a member of other public company boards of directors also allows him to offer valuable insight to the Board on corporate governance matters. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:

-        Water industry experience, including an owner of an investor owned water company

Name	Particular Experience, Qualifications, Attributes or Skills

-        Experience serving on the Board, Audit Committee, Nominating & Governance Committee, and Strategic Planning Committee of various publicly traded companies

-        Founded and served as CEO and President of several successful businesses

-        Significant experience in the commercial real estate industry, a recognized real estate developer, and investor in Silicon Valley, California

-        Experience dealing with the California Public Utility Commission and other water utility governmental agencies

-        Masters of Business degree from Stanford University

Mr. Toeniskoetter has also been a leader in the San Jose community for over 36 years.

Robert A. Van Valer

Mr. Van Valer has substantial experience in the water industry that allows him to contribute to the Board’s oversight of the Corporation’s operations, through its wholly owned subsidiaries San Jose Water Company and SJWTX, Inc., in that heavily-regulated industry. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:

-        Over 33 years of water industry experience, including water well construction, domestic and foreign, and manufacturing operations and management for water well casing and screen and water transmission pipe

-        President since 1990 of Roscoe Moss Manufacturing Company, supplier to municipal, state and federal water projects and investor owned utilities in the western United States

-        Participation in several industry non-profit and educational organizations and ground water associations

Independent Directors

The Board of Directors has affirmatively determined that each of its current directors, other than W. Richard Roth, SJW Corp.’s President and Chief Executive Officer, is independent within the meaning of the New York Stock Exchange director independence standards, as currently in effect.

In connection with its determination of independence for Charles J. Toeniskoetter, the Board of Directors reviewed Mr. Toeniskoetter’s relationship with the Corporation in terms of his association with 444 West Santa Clara Street, L.P. In 1999, SJW Land Company and TBI-444 West Santa Clara Street, L.P. (“TBI-444”) formed 444 West Santa Clara Street, L.P., a California limited partnership (the “Partnership”). TBI-444 is the general partner with a 30 percent interest in the Partnership and SJW Land Company is a limited partner with a 70 percent interest in the Partnership. Mr. Toeniskoetter is a limited partner in TBI-444 with a 32.3 percent interest, and Toeniskoetter & Breeding, Inc. Development (“TBI Development”) is the general partner with a 5 percent interest in TBI-444. Mr. Toeniskoetter is the Chairman and has a 51 percent interest in TBI Development. The Board of Directors has concluded that the relationship is not a material relationship and therefore does not preclude Mr. Toeniskoetter from being independent based on the following considerations. SJW Land Company’s role in the Partnership is as a limited partner. SJW Land Company received its limited partnership interest in exchange for an in-kind contribution of raw land to the Partnership in connection with its formation in 1999. The Corporation’s objective in forming the Partnership was to convert raw land into income producing commercial property through the skills of the principals of the general partner, including Mr. Toeniskoetter. The Corporation does not have operational control over the Partnership, is not subject to any recourse for the indebtedness of the Partnership, and is not liable for any other obligations of the Partnership. In addition, the cash distribution payments made by the Partnership to the general partner, TBI-444, an entity controlled by Mr. Toeniskoetter, are made solely out of the net income of the Partnership. Such payments were approximately in the amount of $60,000 in 2005, $61,200 in 2006, $71,760 in 2007, $71,760 in 2008, $86,571 in 2009, and $75,600 in 2010 and future annual payments are expected to remain consistent with the payments in 2008. In addition, TBI Development manages the office building owned by the Partnership pursuant to a Management Agreement between the Partnership and TBI Development. Under this Management Agreement, in 2010 (i) the tenant in the office building paid $36,486 of management fees to TBI Development and (ii) the Partnership paid $119,797 to TBI Development in connection with the extension of the lease for the entire office building. Such amounts were not significant to Mr. Toeniskoetter’s annual personal income.

In connection with the determination of independence for Robert A. Van Valer and George E. Moss, the Board of Directors considered the Corporation’s relationship with Roscoe Moss Manufacturing Company, an intermittent supplier of the Corporation and its subsidiaries and of which Mr. Moss is Chairman of the Board and a significant shareholder and Mr. Van Valer is the President and a shareholder. There were no sales by Roscoe Moss Manufacturing Company to SJW Corp. in 2004 and 2005. Roscoe Moss Manufacturing Company sold water well casing and Rossum Sand Testers to San Jose Water Company, the Corporation’s wholly owned subsidiary, for an aggregate price of approximately $5,333 in 2006 and approximately $4,139 in 2007. In addition, Roscoe Moss Manufacturing Company sold well casing and screen for an aggregate of twelve water wells with an aggregate price of approximately $397,873 in 2006, approximately $265,865 in 2007, approximately $380,031 in 2008, approximately $385,628 in 2009, approximately $392,945 in 2010, and approximately $249,075 from January 1 to February 10, 2011, to contractors for use in San Jose Water Company well replacement construction projects. The Board of Directors concluded that the Corporation’s relationship with Roscoe Moss Manufacturing Company is not a material relationship and therefore would not impair the independence of Mr. Van Valer and Mr. Moss in light of the fact that the aggregate sales of Roscoe Moss Manufacturing Company to the Corporation and contractors for use in San Jose Water Company construction projects were less than one percent of Roscoe Moss Manufacturing Company’s gross revenues in 2006, 2007, 2008, 2009 and 2010, and Mr. Van Valer, Mr. Moss and the Board of Directors expect that direct and indirect purchases of products from Roscoe Moss Manufacturing Company will remain less than one percent of its revenue in future years.

The Board of Directors has determined that the members of the Audit Committee also meet the additional independence criteria promulgated by the New York Stock Exchange for audit committee membership.

Board Leadership Structure

SJW Corp.’s Corporate Governance Policies provide that both independent and management directors, including the Chief Executive Officer, are eligible for appointment as the Chair of the Board. However, if the Chair is not an independent director, the independent directors may elect an independent director to serve as the lead independent director. Charles J. Toeniskoetter, an independent director, currently serves as the Chairman of the Board. Such leadership structure is deemed appropriate at this time for the following reasons: (i) it facilitates communication among the independent directors and allows the Chair to serve as the principal liaison between the independent directors and management, (ii) it provides the Chief Executive Officer with the opportunity to discuss strategic initiatives and other major business or industry developments with the Chair between scheduled Board meetings, (iii) it allocates administrative functions at the Board level to the Chair, such as serving as the Chair of Board meetings and leading the discussions at those meetings, working with management to set the agenda for each meeting and setting meetings of the independent directors, and (iv) by removing such responsibilities from the Chief Executive Officer, it allows him more time to focus on executive decisions affecting the business operations of the Corporation.

Board’s Role in Risk Oversight

The Corporation has implemented a formal internal risk assessment process that focuses on the principal risks that have been identified for the Corporation, namely risks associated with the Corporation’s regulatory environment and business operations, other compliance requirements, its information technology and data storage and retrieval facilities, insurance coverage, liquidity, credit and other financial risks, internal controls over financial reporting, risks related to potential fraudulent activities and any material risks posed by the Corporation’s compensation policies. The Audit Committee, pursuant to its charter, oversees this risk assessment process and meets periodically with employees to discuss the identified risks and the measures taken to control, manage and mitigate those risks. On the basis of these meetings and discussions, the Chairman of the Audit Committee reports periodically to the full Board regarding the Committee’s risk oversight function.

Board Committees

The Board of Directors has a standing Audit Committee, Executive Compensation Committee, Nominating & Governance Committee, and Real Estate Committee. The Board has the authority to form additional committees, and has done so from time to time, to address matters specifically identified by the Board.

Audit Committee

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee assists the Board of Directors in its oversight of the integrity of the financial reports and other financial information provided by the Corporation to any governmental body or the public, the Corporation’s compliance with legal and regulatory requirements, the Corporation’s systems of internal controls, the qualifications and independence of the independent accountants, and the quality of the Corporation’s accounting and financial reporting processes generally. Messrs. King, DiNapoli and Moskovitz, and Secretary Mineta are the Audit Committee members. The Board of Directors has determined that Mr. King is an “audit committee financial expert” as defined in Securities and Exchange Commission rules. Mr. King is independent, as independence for audit committee members is defined in the listing standards of the New York Stock Exchange. The Audit Committee held nine meetings during fiscal year 2010. The Audit Committee charter may be found at the Corporation’s website at www.sjwater.com.

Executive Compensation Committee

The Executive Compensation Committee assists the Board of Directors in its responsibilities with respect to the compensation of the Corporation’s executive officers and other key employees, and administers all employee benefit plans, including the Corporation’s Long-Term Incentive Plan, Executive Officer Short-Term Incentive Plan and any other equity incentive plans that may be adopted by the Corporation. The Executive Compensation Committee is also authorized to approve the compensation payable to the Corporation’s executive officers and other key employees, approve all perquisites, equity incentive awards and special cash payments made or paid to executive officers and other key employees, and approve severance packages with cash and/or equity components for the executive officers and other key employees. Additionally, the Executive Compensation Committee reviews and recommends to the Board of Directors appropriate director compensation programs.

The Executive Compensation Committee has engaged Frederic W. Cook & Co., Inc., a national executive compensation consulting firm (“F.W. Cook”), to serve as the committee’s independent compensation consultant. The role of such consultant, the nature and scope of its assignment and the material elements of the instructions or directions given to such consultant with respect to the performance of its duties is more fully set forth below in the section entitled “Compensation Discussion and Analysis.” F.W. Cook only provided advice or recommendations on executive officer and director compensation matters in 2010. No additional services were provided by F.W. Cook or any affiliate to SJW Corp. or its subsidiaries in 2010.

Ms. Armstrong and Messrs. Cali and King are the current members of the Executive Compensation Committee. The Executive Compensation Committee held seven meetings during fiscal year 2010. The Executive Compensation Committee Charter may be found at the Corporation’s website at www.sjwater.com.

Nominating & Governance Committee

The Nominating & Governance Committee is charged by the Board of Directors with reviewing and proposing changes to the Corporation’s corporate governance policies, developing criteria for evaluating performance of the Board of Directors, determining the requirements and qualifications for members of the Board of Directors and proposing to the Board of Directors nominees for the position of director of the Corporation. Messrs. Moss, Toeniskoetter and Van Valer, and Ms. Armstrong are the Nominating & Governance Committee members. The Board of Directors has determined that all of the members of the Nominating & Governance Committee are independent as defined under the independence standards for nominating committee members in the listing standards for the New York Stock Exchange. The Nominating & Governance Committee held four meetings during fiscal year 2010. The Nominating & Governance Committee has a charter and Corporate Governance Policies, which may be found at the Corporation’s website at www.sjwater.com.

On October 28, 2004, the Board of Directors approved the “Policies and Procedures of the Nominating & Governance Committee for Nomination for Directors” (the “Policies and Procedures”). Such Policies and Procedures were amended effective October 26, 2006. The Policies and Procedures specify director selection criteria for the Nominating & Governance Committee to consider, and procedures for identifying and evaluating director candidates for the Nominating & Governance Committee to follow, when executing its duty to recommend director nominees at the annual meeting of shareholders. The Policies and Procedures also specify steps a shareholder must take in order to properly recommend director candidates which the Nominating & Governance Committee will consider. All candidates for director must generally meet the criteria set forth in the Policies and Procedures, a copy of which can be found at the Corporation’s website at www.sjwater.com.

The criteria address the specific qualifications that the Nominating & Governance Committee believes must be met by each nominee prior to recommendation by the committee for a position on the Corporation’s Board of Directors. In particular, the criteria address the specific qualities or skills that the Nominating & Governance Committee believes are necessary for one or more of the Corporation’s directors to possess in order to fill the Board, committee chairman and other positions, and to provide the best combination of experience and knowledge on the Board and its committees. These criteria include: highest professional and personal ethical standards; absence of any interests that would materially impair his or her ability to exercise judgment or otherwise discharge the fiduciary duties; ability to contribute insight and direction to achieve the Corporation’s goals; skills and expertise relative to the entire make-up of the Board; experience in effective oversight and decision-making, including experience on other boards; ability and willingness to serve a full term with consistent attendance; first-hand business experience and achievement in the industry; and independence as determined under the New York Stock Exchange and SEC rules and regulations. The Nominating & Governance Committee and the Board of Directors do take diversity into account when considering potential nominees for directors, such as differences of viewpoint, varied professional or governmental experience, education and advanced degrees, skill set and other individual qualities and attributes that are likely to contribute to board heterogeneity. However, SJW Corp. does not have a formal or other established policy in which one or more diversity factors have been specifically identified for application as a matter of ordinary course in the director nominee process.

The steps a shareholder must take in order to properly recommend director candidates which the Committee will consider include submission via mail to the attention of the Nominating & Governance Committee at the address of the Corporate Secretary, SJW Corp., 110 W. Taylor Street, San Jose, California 95110, of a completed “Shareholder Recommendation of Candidate for Director” form which can be found at the Corporation’s website at www.sjwater.com or may be obtained by mailing a request for a copy of the form to the Corporate Secretary of the Corporation at the above address. Forms must be submitted not earlier than 210 days prior and not later than

120 days prior to the one-year anniversary of the date the proxy statement for the preceding annual meeting was mailed to shareholders. In addition to or in lieu of making a director candidate recommendation via the completed recommendation form, shareholders may nominate directly a person for election as a director at the annual meeting by following the procedures set out in the Corporation’s By-Laws, as amended on July 28, 2010. Under the By-Laws, a nominating shareholder must provide the Corporation with advance written notice of a proposed nomination no later than 90 days and no earlier than 120 days prior to the one-year anniversary of the preceding year’s annual meeting. Such advance notice must include certain information and materials relating to the shareholder and the proposed nominee as prescribed under the By-Laws, including the name and qualification of the proposed nominee and other information typically required in a proxy statement filed under proxy rules of the Securities and Exchange Commission. For more information on the procedure and advance notice requirement for nominating a director, see Section 10.14 of the Corporation’s By-Laws, a copy of which is attached as Exhibit 3.1 to a current report on Form 8-K filed on July 29, 2010.

Real Estate Committee

The Real Estate Committee is charged with the review of significant potential acquisitions or dispositions involving the real property interests of the Corporation and its subsidiaries and makes recommendations thereon to the Chief Executive Officer and the full Board. Messrs. Cali, DiNapoli, Roth and Toeniskoetter are the members of the Real Estate Committee. The Real Estate Committee held four meetings during fiscal year 2010.

Communications with the Board

Communications to the Board of Directors may be submitted by email to boardofdirectors@sjwater.com or by writing to SJW Corp., Attention: Corporate Secretary, 110 W. Taylor Street, San Jose, California 95110. The Board of Directors relies upon the Corporate Secretary to forward written questions or comments to named directors or committees or the Chairman as the lead independent director, as appropriate. General comments or inquiries from shareholders are forwarded to the appropriate individual within the Corporation, including the President or Chairman, as appropriate.

Interested parties may make their concerns known to non-management directors or independent directors on a confidential and anonymous basis by calling the Corporation’s toll free hotline, 1-888-883-1499.

Code of Ethical Business Conduct

The Corporation has adopted a Code of Ethical Business Conduct (the “Code”) that applies to the directors, officers and employees of the Corporation. A copy of the Code can be found at the Corporation’s website at www.sjwater.com.

Board Meetings

During 2010, there were four regular meetings and two special meeting of the Board of Directors of SJW Corp. Each director, except for Mr. Moss and Secretary Mineta, attended or participated in 75 percent or more of the aggregate of (i) the total number of regular and special meetings of the Board of Directors of SJW Corp. and (ii) the total number of meetings held by all committees of the Board on which such director served during the 2010 fiscal year. Mr. Toeniskoetter was chosen to preside at all executive sessions of non-management directors or independent directors.

Pursuant to the Corporation’s Corporate Governance Policies, each member of the Board of Directors is strongly encouraged to attend the annual meetings of shareholders. All current members of the Board who were also Board members at the time of the 2010 annual meeting of the shareholders attended that meeting, except for Secretary Mineta. Mr. Moskovitz did not attend the 2010 shareholder annual meeting because he was not a Board member at that time, and Mr. Ulrich, a member of the Board at that time, did not attend the meeting because he was not standing for re-election.

Compensation of Directors

The following table sets forth certain information regarding the compensation of each non-employee member of the Board of Directors of SJW Corp. for the 2010 fiscal year. Mr. Ulrich was a member of the Board for only part of the 2010 fiscal year and ceased to serve in that capacity when he did not stand for re-election to the Board at the 2010 annual shareholder meeting.

Name (a)	Fees Earned or Paid in Cash ($)(1) (b)	Stock Awards ($)(2) (c)	Option Awards ($)(3) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (f)	All Other Compensation ($)(4) (g)	Total ($) (h)
Katharine Armstrong	$97,000	—	—	—	—	—	$97,000
Mark L. Cali	$88,500	—	—	—	—	—	$88,500
J. Philip DiNapoli	$88,500	—	—	—	—	—	$88,500
Douglas R. King	$121,500	—	—	—	—	—	$121,500
Norman Y. Mineta	$71,000	—	—	—	—	—	$71,000
Ronald B. Moskovitz	$49,500	—	—	—	—	—	$49,500
George E. Moss	—	—	—	—	—	—	—
Charles J. Toeniskoetter	$160,000	—	—	—	—	—	$160,000
Frederick R. Ulrich, Jr.	$28,500	—	—	—	—	$20,000	$48,500
Robert A. Van Valer	$114,000	—	—	—	—	—	$114,000

(1)	Consists of the annual retainer and meeting fees for service as members of the Board of Directors of the Corporation, San Jose Water Company, SJW Land Company, and SJWTX, Inc. For further information concerning such fees, see the sections below entitled “Director Annual Retainer” and “Director Meeting Fees.” Mr. Moss waived his retainer and meetings fees for the 2010 fiscal year.

Name	2010 Retainer	2010 Meeting Fees	Total Annual Service Fees
Katharine Armstrong	$65,000	$32,000	$97,000
Mark L. Cali	$60,000	$28,500	$88,500
J. Philip DiNapoli	$60,000	$28,500	$88,500
Douglas R. King	$60,000	$61,500	$121,500
Norman Y. Mineta	$60,000	$11,000	$71,000
Ronald B. Moskovitz	$25,000	$24,500	$49,500
George E. Moss	—	—	—
Charles J. Toeniskoetter	$115,000	$45,000	$160,000
Frederick R. Ulrich, Jr.	$20,000	$8,500	$28,500
Robert A. Van Valer	$65,000	$49,000	$114,000

(2)

No reportable stock awards were made to the non-employee directors during the 2010 fiscal year. However, as of December 31, 2010, the following non-employee directors held deferred stock awards covering the following number of shares of SJW Corp.’s common stock with dividend equivalent rights: Ms. Armstrong, 0 shares; Mr. Cali, 22,078 shares; Mr. DiNapoli, 29,228 shares; Mr. King, 7,593 shares; Secretary Mineta, 0 shares; Mr. Moss, 0 shares; Mr. Toeniskoetter, 22,078 shares; Mr. Ulrich, 0 shares; and Mr. Van Valer, 2,214 shares. Any deferred shares so held are attributable to the director’s prior participation in certain deferred compensation programs implemented under the Corporation’s Long-Term Incentive Plan. For further information concerning those programs, see the section below entitled “Long-Term Incentive Plan.” The phantom dividends that accumulate on those deferred shares pursuant to the dividend equivalent rights are converted annually into additional deferred shares. For further information concerning such dividend equivalent rights, see the section below entitled “Dividend Equivalent Rights.” Such dividend equivalent rights were factored into the original grant date fair value of the deferred shares determined for financial accounting purposes under FASB ASC Topic 718, and accordingly no amounts are reported in this column with respect to the additional deferred shares attributable to the phantom dividends that accumulated during the 2010 fiscal year as a result of those dividend equivalent rights. Those 2010 fiscal year phantom dividends were converted into the following additional deferred shares for the non-employee directors on January 3, 2011: Mr. Cali was credited with 630 shares; Mr. DiNapoli was credited with 833 shares; Mr. King was credited with 216 shares; Mr. Toeniskoetter was credited with 630 shares; and Mr. Van Valer was credited with 62 shares. At the time of such credit, the fair market value per share of the Corporation’s common stock was $26.40.

(3)	No option awards were made to the non-employee directors during the 2010 fiscal year.

(4)	Represents aggregate payments made to Mr. Ulrich from May 2010 through December 2010 under the Director Pension Plan.

Director Annual Retainer

The following table sets forth the 2010 annual retainer fees for the non-employee Board members of SJW Corp., San Jose Water Company, SJW Land Company, SJWTX, Inc. and Texas Water Alliance Limited:

Annual Retainer
SJW Corp.
Chairman	$30,000
Other Board Members	$15,000

San Jose Water Company
Chairman	$60,000
Other Board Members	$40,000

SJW Land Company
Chairman	$20,000
Other Board Members	$5,000

SJWTX, Inc.
Chairman	$5,000
Other Board Members	$5,000

Texas Water Alliance Limited
Board Members	$0

Director Meeting Fees

The following table sets forth the 2010 per meeting Board and Committee fees for the non-employee Board members of SJW Corp., San Jose Water Company, SJW Land Company, SJWTX, Inc. and Texas Water Alliance Limited:

Meeting Fees
SJW Corp.
Chairman	$1,000
Other Board Members	$1,000

SJW Corp. Committees
Audit Committee Chairman (for attending audit committee meetings)	$3,000
Other Committee Chairman (for attending their respective committee meetings)	$2,000
Other Board Members	$1,000

San Jose Water Company
Chairman	$1,000
Other Board Members	$1,000

SJW Land Company
Chairman	$500
Other Board Members	$500

SJWTX, Inc.
Chairman	$2,500
Other Board Members	$500

Texas Water Alliance Limited
Board Members	$500

The meeting fees are the same for attending Board and Committee meetings held telephonically.

In the event a non-employee director attends an in-person Board or Committee meeting by telephone, he or she will be entitled to receive the applicable per meeting fee for the first meeting attended by telephone in a calendar year, and half of such meeting fee for each subsequent meeting attended by telephone in the same calendar year.

Non-employee directors may also receive fees determined on a case-by-case basis by SJW Corp.’s Executive Compensation Committee and ratified by the Board of Directors for attending additional meetings other than Board or Committee meetings, such as Board retreats, strategic planning meetings, or other programs organized by SJW Corp., San Jose Water Company, SJW Land Company, SJWTX, Inc. or Texas Water Alliance Limited.

Mr. Moss elected not to receive any retainer or meeting fees for his service as a non-employee director in the 2008, 2009, 2010 and 2011 fiscal years.

Deferral Election Program for Non-Employee Board Members

Pursuant to the Deferral Election Program, each non-employee member of the Corporation’s Board of Directors has the opportunity to defer: (i) either 50 percent or 100 percent of his or her annual retainer fees for serving on the Corporation’s Board and the Board of one or more subsidiaries; and (ii) 100 percent of his or her fees for attending pre-scheduled meetings of such Boards or any committees of such Boards on which he or she serves. The deferral election is irrevocable and must be made prior to the start of the year for which the fees are to be earned.

The fees which a non-employee Board member elects to defer under such program for the fiscal year are credited to a deferral election account that will be credited with a fixed rate of interest, compounded semi-annually and set at the start of each calendar year at the lower of (i) the then current 30-year long-term borrowing cost of funds to San Jose Water Company (or the equivalent thereof), as measured as of the start of such calendar year, or (ii) 120 percent of the long-term Applicable Federal Rate determined as of the start of such calendar year and based on semi-annual compounding. The non-employee Board members will vest in the portion of their account attributable to each Board or Board committee on which they serve during a calendar year in a series of 12 equal monthly installments upon their completion of each calendar month of service on that Board or Board committee during such calendar year. Distribution of the vested balance credited to each Board member’s deferral election account will be made or commence on the 30th day following his or her cessation of Board service. The cash distribution will be made either in a lump sum or through a series of annual installments in accordance with the payment election such Board member made.

Messrs. DiNapoli and King elected to defer all of their 2010 annual retainer fees and pre-scheduled 2010 meeting fees, and Mr. Cali elected to defer his 2010 annual retainer fees.

Long-Term Incentive Plan

Prior to the 2008 fiscal year, the non-employee directors were able to receive awards of deferred stock, either through the conversion of their deferred Board and Committee fees under the Deferral Election Program into deferred shares of the SJW Corp. common stock or through their participation in the Deferred Restricted Stock Program. Both of those deferred stock programs were implemented under the Corporation’s Long-Term Incentive Plan (the “LTIP”).

The principal features of the Deferred Restricted Stock Program may be summarized as follows:

Each non-employee director who commenced Board service on or after April 29, 2003 was granted: (i) a deferred stock award on the first business day of January following his or her completion of at least six months of service as a Board member; and (ii) annual grants of deferred stock on the first business day of January in each of the next nine succeeding calendar years, provided he or she remained a non-employee member of the Board through such date. The number of shares of the Corporation’s common stock underlying each annual deferred stock award was determined by dividing (i) the aggregate dollar amount of the annual retainer fees, at the levels in effect as of the date of grant, for service on the Board and for service on the Boards of Directors of the Corporation’s subsidiaries for the calendar year in which the grant is made by (ii) the fair market value per share of the Corporation’s common stock on the grant date. The shares subject to each deferred stock award are fully vested and will be issued from the LTIP on a distribution commencement date tied to the director’s cessation of Board service or other pre-specified date. The shares may be issued either in a single lump sum or in up to 10 annual installments, as elected by the director at the time of his or her initial entry into the Deferred Stock Program or pursuant to the special payment election made available in 2007.

In addition, each non-employee director who commenced Board service prior to April 29, 2003 and participated in the Director Pension Plan was given the opportunity during the 2003 calendar year to elect to convert his or her accumulated benefit under that plan into a deferred stock award. The accumulated benefit of each director who made such an election was converted, on September 2, 2003, into a deferred stock award of comparable value based on the fair market value per share of the Corporation’s common stock on such date. The award vested in 36 monthly installments over the director’s period of continued Board service measured from the conversion date.

In accordance with the foregoing, Messrs. Cali, DiNapoli, Gibson (a former Board member), Moss, and Toeniskoetter elected to have their accumulated Director Pension Plan benefits converted into deferred stock pursuant to the Deferred Stock Program. As a result, Messrs. Cali, DiNapoli, Gibson, Moss, and Toeniskoetter each had $270,000 in Pension Plan benefits converted into a deferred stock award covering 19,014 shares of the Corporation’s common stock.

Each deferred stock award contains dividend equivalent rights, as discussed below. Except for the additional deferred shares that result from those dividend equivalent rights, no further deferred shares are intended to be awarded to the non-employee directors under either the Deferral Election Program or the Deferred Restricted Stock Program.

Director Pension Plan

Mr. King continues to participate in the Director Pension Plan. Under such plan, Mr. King will receive, following his cessation of service as a director, a benefit equal to one half of the aggregate annual retainer for service on the Board of SJW Corp. and the Boards of San Jose Water Company and SJW Land Company as in effect at the time he ceases to be a director. This benefit will be paid to Mr. King, his beneficiary or his estate, for four years. These payments will be made with the same frequency as the ongoing retainers. Directors who elected to convert their accumulated Director Pension Plan benefits into deferred restricted stock in 2003 and non-employee directors who commenced Board service on or after April 29, 2003 are not eligible to participate in the Director Pension Plan.

Dividend Equivalent Rights

Dividend Equivalent Rights (“DERs”) are part of the outstanding deferred stock awards currently credited to the non-employee directors as a result of their pre-2008 participation in the Deferral Election and Deferred Restricted Stock Programs. Pursuant to those DERs, each non-employee director’s deferred stock account under each program will be credited, each time a dividend is paid on the Corporation’s common stock, with a dollar amount equal to the dividend paid per share multiplied by the number of shares at the time credited to the deferred stock account, including shares previously credited to the account by reason of the DERs. As of the first business day in January each year, the cash dividend equivalent amounts so credited in the immediately preceding year will be converted into additional shares of deferred stock by dividing such cash amount by the average of the fair market value of the Corporation’s common stock on each of the dates in the immediately preceding year on which dividends were paid. The additional shares of common stock that are credited based on such DERs will vest in the same manner as the deferred stock awards to which they are attributable.

Effective as of January 1, 2008, the Corporation imposed a limitation on the maximum number of years such DERs will continue to remain outstanding. Accordingly, the DERs will terminate with the dividends paid by the Corporation during the 2017 calendar year, with the last DER conversion into deferred stock to occur on the first business day in January 2018. As part of the DER phase-out, each non-employee Board member was given the opportunity to make a special election by December 31, 2007 to receive a distribution from his accounts under the two programs in either (i) a lump sum distribution in any calendar year within the 10-year period from 2009 to 2018 or (ii) an installment distribution over a five or 10-year period within that 10-year period. The amount distributable from each such account would be equal to the number of deferred shares credited to that account as of December 31, 2007 plus the number of additional deferred shares subsequently credited to that account by reason of the dividend equivalent rights existing on those deferred shares during the period prior to their distribution. No further DERs would be paid on the distributed shares, but those shares would be entitled to actual dividends as and when paid to the Corporation’s shareholders. Alternatively, the non-employee Board member could continue to defer each account until cessation of Board service. Only Mr. Cali made a special payment election and elected to receive his deferred accounts in five annual installments over the five calendar-year period beginning with the 2014 calendar year.

On January 3, 2011, the following non-employee Board members were credited with additional shares of deferred stock pursuant to their DERs: Mr. Cali, 630 shares; Mr. DiNapoli, 833 shares; Mr. King, 216 shares; Mr. Toeniskoetter, 630 shares; and Mr. Van Valer, 62 shares.

Expense Reimbursement Policies

Under the Corporation’s Director Compensation and Expense Reimbursement Policies, each non-employee director will be reimbursed for all reasonable expenses incurred in connection with his or her attendance at Board or committee meetings of SJW Corp. or its subsidiaries as well as his or her attendance at certain other meetings held by such companies. Expenses subject to reimbursement include the expense of traveling by non-commercial aircraft if within 1,000 miles of company headquarters and approved by the Chairman of the Board, and the expense of traveling first class for any travel within the United States. A copy of the Amended and Restated Director Compensation and Expense Reimbursement Policies is attached as Exhibit 10.1 to the Form 10-Q filed on November 6, 2009.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends that shareholders vote FOR the election of the ten nominees listed on page 4.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

General

Pursuant to Section 14A(a)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Corporation’s shareholders are entitled to vote at the annual meeting to approve the compensation of the Corporation’s named executive officers, as disclosed in this proxy statement in accordance with the standards established under Item 402 of Regulation S-K under the Exchange Act. However, the shareholder vote on executive compensation is an advisory vote only, and it is not binding on the Corporation or the Corporation’s Board of Directors or the Executive Compensation Committee of the Board.

Although the vote is non-binding, the Corporation’s Board of Directors and the Executive Compensation Committee of the Board value the opinions of the shareholders and will consider the outcome of the vote when making future compensation decisions affecting the Corporation’s executive officers.

The key elements of the compensation programs that were in effect during the 2010 fiscal year for the Corporation’s named executive officers are described in detail in the Compensation Discussion and Analysis section of this proxy statement. Those key elements may be summarized as follows:

* Executive officer compensation was comprised of four primary components: (i) base salary that is designed to be competitive and provide a level of economic security each year, (ii) an annual cash bonus opportunity with the target level set at a specified percentage of base salary or a fixed dollar amount and with the actual payment based on the Corporation’s attainment of certain specified performance goals and, in the case of the named executive officers other than the Chief Executive Officer, individual performance, (iii) long-term equity incentive awards tied to continued employment and, with respect to the Chief Executive Officer, the attainment of a specified total shareholder return objective measured over a five-year period, and (iv) an annual pension benefit accrual under the Corporation’s tax-qualified and non-qualified defined benefit retirement plans.

* The Executive Compensation Committee traditionally has set the total direct compensation of each executive officer (base salary, target bonus and annualized grant-date value of long-term equity incentive awards) at a level between the 50th and 75th percentile for the comparable position at a defined peer group of regulated utilities established by the committee with the assistance of its own independent compensation consultant.

* In December 2009, the Executive Compensation Committee negotiated a new compensation package with the Corporation’s Chief Executive Officer that was designed to retain his services and leadership for at least the next five years and that accordingly established a stable and consistent level of cash compensation for that period and supplemented that compensation with a long-term multi-year equity incentive award in the form of restricted stock units that will vest only if the total shareholder return over a five-year period is at least six percent per year, compounded annually, and with a smaller service-vesting restricted stock unit award tied to a three-year period of continued service. Under the new package, the Chief Executive Officer’s base salary was increased to $625,000 per year for the 2010, 2011 and 2012 calendar years. For calendar year 2013, there will be a subsequent four percent increase to $650,000, and another four percent increase to $676,000 for calendar year 2014. The Executive Compensation Committee structured the new compensation package so that it was consistent with the Committee’s normal practice of targeting total direct compensation between the 50th and 75th percentiles for comparable positions at the peer group companies when the grant-date values of the Chief Executive Officer’s retention awards are annualized over the five-year retention period.

* Annual cash bonuses for the 2010 fiscal year for the named executive officers, other than the recently-hired Chief Financial Officer, James P. Lynch, were contingent in whole or in substantial part upon the Corporation’s attainment of specified performance goals in the following areas: return on shareholder equity, compliance with environmental and water quality standards and certain other key water industry objectives measured in terms of service, reliability and efficiency. 100 percent of the Chief Executive Officer’s bonus opportunity was tied to the attainment of those goals, and his bonus potential payout ranged from 0 to 150 percent of target bonus. For the other named executive officers, other than Mr. Lynch, 75 percent of the bonus opportunity was tied to the Corporation’s attainment of those performance goals and 25 percent was dependent upon individual performance. The potential payout for each of them ranged from 0 to 200 percent of target. Based on such factors, the Chief Executive Officer earned a bonus for the 2010 fiscal year at 56 percent of target, and the other named executive officers, except for Mr. Lynch and Mr. Green, earned a bonus for such year that ranged from 75 to 76 percent of their target bonus opportunities. Mr. Lynch was paid a cash bonus for the 2010 fiscal year in the amount of $18,750, representing a pro-rated portion of his target bonus for that year ($75,000) based on the three-month period of employment he completed with the Corporation during such year.

* From time to time, the Executive Compensation Committee may make special bonus awards to one or more executive officers in recognition of exceptional performance or achievement of superior results on special projects. Such bonuses are designed to reward extraordinary service and would be in addition to any bonuses that might otherwise be earned under the normal bonus plan for the fiscal year. During the 2010 fiscal year, the Executive Compensation Committee made such special awards to four of the named executive officers in the following amounts: Mr. Roth in the amount of $30,000 and Messrs. Yoo and Lynch and Ms. Yip in the amount of $20,000 each.

* The named executive officers other than the Chief Executive Officer received long-term equity incentive awards on January 3, 2011 for 2010 fiscal year performance. Each of those awards was in the form of restricted stock units with a service-vesting schedule measured over a four-year period. The grant-date value of the awards ranged from $85,000 at the high end to $50,000 at the low end. Because of the multi-year awards made to the Chief Executive Officer in January 2010 in connection with the negotiation of his new employment agreement, no additional equity-awards have been made to him since that time. However, the Executive Compensation Committee continues to have the discretion to make additional equity awards to the Chief Executive Officer during the period covered by his multi-year awards should circumstances warrant any such new awards.

* Each of the named executive officers is eligible to receive retirement benefits under both a tax-qualified defined benefit plan covering a broad spectrum of the Corporation’s employees and a non-qualified executive supplemental retirement plan. The maximum combined retirement benefit that each named executive officer hired before March 31, 2008 may receive under the two plans is limited to an annual pension equal to 60 percent of his or her final average compensation, as measured in terms of his or her highest three consecutive years of compensation. Executive officers hired on or after March 31, 2008 participate in the tax-qualified defined benefit plan and a cash balance executive supplemental retirement plan. Such plans do not guarantee a specific level of pension payments, but do establish a defined rate of quarterly company contributions that are to be credited to the participant’s account balance under such plans.

* The Executive Compensation Committee has established a policy requiring the named executive officers to achieve specific share ownership guidelines within a defined period not to exceed five years. Pursuant to the policy, executive officers are required to own shares with a value equal to two times the annual base salary for the Chief Executive Officer and one times the annual base salary for the other named executive officers. As of December 31, 2010, all the named executive officers have complied with the policy, except for the recently-hired Chief Financial Officer, James P. Lynch, who has until October 2015 to comply. Until an executive officer complies with such share ownership guideline, such individual may not sell any shares of the Corporation’s common stock acquired under restricted stock unit awards made to him or her, net of the shares withheld at issuance to satisfy applicable withholding taxes.

* The Executive Compensation Committee undertook a substantial review of the various compensation programs maintained by the Corporation and its subsidiaries for the executive officers to determine whether any of those programs encouraged excess risk taking that would create a material risk to the Corporation’s economic viability. Based on that review and the fact that the Corporation operates in a heavily-regulated environment, the Executive Compensation Committee concluded it was not reasonably likely that any of the Corporation’s compensation programs for the named executive officers would have a material adverse effect upon the Corporation.

Resolution

The Corporation’s shareholders are being asked to approve by advisory vote the following resolution relating to the compensation of the named executive officers in this proxy statement:

“Resolved that the Corporation’s shareholders hereby approve the compensation paid to the Corporation’s executive officers named in the Summary Compensation Table of this proxy statement, as that compensation is disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the various compensation tables and the accompanying narrative discussion included in this proxy statement.”

The vote on this resolution is not intended to address any specific element of compensation; rather the vote relates to the compensation of the Corporation’s named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends an advisory vote FOR the resolution to approve the compensation of the named executive officers as disclosed in this proxy statement in accordance with the standards established under Item 402 of Regulation S-K under the Exchange Act. Unless otherwise instructed, the proxy holders named in each proxy will vote the shares represented thereby FOR the approval of such resolution.

PROPOSAL 3

ADVISORY VOTE AS TO FREQUENCY OF THE ADVISORY SHAREHOLDER VOTE ON EXECUTIVE COMPENSATION

General

Pursuant to Section 14A(a)(2) of the Exchange Act, the Corporation’s shareholders are also entitled to vote at the annual meeting regarding whether the shareholder vote to approve the compensation of the named executive officers as required by Section 14A(a)(1) of the Exchange Act (and as presented in Proposal 2 of this proxy statement) should occur every year, once every two years or once every three years. Shareholders will also have the option to abstain from voting on the matter. The shareholder vote on the frequency of the say-on-pay vote to approve executive compensation is an advisory vote only, and it is not binding on the Corporation or the Board of Directors. Such an advisory vote will be provided to the shareholders every six years.

Although the vote is non-binding, both the Board of Directors and the Executive Compensation Committee value the opinions of the shareholders and will consider the outcome of the vote when setting the frequency of the shareholder vote on executive compensation.

Shareholders have four choices with respect to the frequency of the shareholder vote for the approval of the compensation of the Corporation’s named executive officers. The four choices are as follows:

-	Every year;

-	Every two years;

-	Every three years; or

-	Abstain.

Recommendation of the Board of Directors

The Board of Directors has determined that an advisory shareholder vote on executive compensation once every three years is the best approach for the Corporation and its shareholders for a number of reasons, including the following:

-

A three-year cycle is in line with the long-term pay-for-performance objectives that the Executive Compensation Committee seeks to attain in structuring executive officer compensation in a manner that focuses on long-term growth and sustained shareholder value rather than short-term results.

-

A three-year cycle will provide shareholders with sufficient time and opportunity to evaluate the effectiveness of the Corporation’s short-term and long-term incentive programs, compensation strategies and pay-for-performance philosophy.

-

A three-year cycle will also provide the Board of Directors and the Executive Compensation Committee with sufficient time to thoughtfully evaluate and respond to shareholder input and effectively implement appropriate changes or modifications to the Corporation’s executive compensation programs.

Accordingly, the Board of Directors unanimously recommends that the shareholders choose on an advisory basis a three-year frequency (a vote FOR EVERY THREE YEARS) for the advisory shareholder vote to approve the compensation of the Corporation’s named executive officers. Unless otherwise instructed, the proxy holders named in each proxy will vote the shares represented thereby FOR every three years as the frequency of the advisory shareholder vote on executive compensation described in this Proposal 3.

However, the shareholder vote under this Proposal 3 is not to approve the Board’s recommendation but is instead a direct advisory vote on the particular frequency at which each shareholder would like the advisory vote on executive officer compensation to be conducted.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED ACCOUNTING FIRM

General

The Audit Committee of the Board of Directors has appointed KPMG LLP as the Corporation’s independent registered public accounting firm (the “independent accountants”) for fiscal year 2011. At the annual meeting, shareholders are being asked to ratify the appointment of KPMG LLP as the Corporation’s independent accountants for fiscal year 2011. In the event the shareholders fail to ratify the appointment of KPMG LLP, the Audit Committee will reconsider its selection.

Representatives of KPMG LLP are expected to be present at the annual meeting. They have been offered the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Principal Independent Accountants’ Fees and Services

The following table sets forth the approximate aggregate fees billed to the Corporation during or for fiscal years 2009 and 2010:

	2010	2009
Audit Fees (1)	$655,500	$632,500
Audit-Related Fees (2)	$68,000	$0
Tax Fees (3)	$15,975	$16,668
All Other Fees (4)	$0	$0

Total Fees	$739,475	$649,168

(1)	Audit Fees: This category consists of the fees billed for those fiscal years for the audit of annual financial statements, review of the financial statements included in quarterly reports on Form 10-Q and services that are normally provided by the independent accountants in connection with statutory and regulatory filings or engagements for those fiscal years.

(2)	Audit-Related Fees: This category consists of fees billed in those fiscal years with respect to assurance and related services by the independent accountants that are reasonably related to the performance of the audit and review of financial statements and are not reported under “Audit Fees.” All audit-related fees were pre-approved by the Audit Committee. The services for the fees disclosed under this category include services related to certain debt financing and corporate transactions.

(3)	Tax Fees: This category consists of fees billed in those fiscal years with respect to professional services rendered by the independent accountants for tax compliance, tax advice and tax planning. All tax fees were pre-approved by the Audit Committee. The services for the fees disclosed under this category include state tax credit analysis and tax return review billed during 2009 and 2010.

(4)	All Other Fees: This category consists of fees not covered by “Audit Fees,” “Audit-Related Fees” and “Tax Fees.”

The Audit Committee has considered and concluded that the provision of services described above is compatible with maintaining the independence of KPMG LLP.

The Audit Committee has adopted a pre-approval policy regarding the rendering of audit and non-audit services by KPMG LLP. In general, audit fees are reviewed and approved by the Audit Committee annually. Non-audit services are pre-approved by the Audit Committee when necessary. The Audit Committee has delegated authority to its Chairman to pre-approve specific services to be rendered by KPMG LLP subject to disclosure to and affirmation by the Audit Committee of such pre-approvals when the Audit Committee next convenes a meeting.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the adoption of the proposal to ratify the appointment of KPMG LLP as SJW Corp.’s independent accountants for fiscal year 2011. Unless otherwise instructed, the proxy holders named in each proxy will vote the shares represented thereby FOR this Proposal.

OWNERSHIP OF SECURITIES

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the executive officers and directors of the Corporation, and persons who own more than 10 percent of a registered class of the Corporation’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange. These persons are required to furnish SJW Corp. with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such reports received by it, and written representations from certain reporting persons that no other reports were required during 2010, SJW Corp. believes that all Section  16(a) reporting obligations were met during 2010.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of February 1, 2011, certain information concerning ownership of shares of SJW Corp. common stock by each director of the Corporation, nominee for director, the two individuals who served as the Corporation’s Chief Financial Officer for a portion of the 2010 fiscal year, and each of the Corporation’s three other most highly compensated executive officers named in the Summary Compensation Table below (the “named executive officers”), and all directors, nominees and executive officers of SJW Corp. as a group and beneficial owners of five percent or more of the common stock of SJW Corp. Unless otherwise indicated, the beneficial ownership consists of sole voting and investment power with respect to the shares indicated, except to the extent that spouses share authority under applicable law. None of the shares reported as beneficially owned have been pledged as security for any loan or indebtedness.

Name	Shares Beneficially Owned	Percent of Class
Directors and Nominees for Directors:

Katharine Armstrong	0	*
Mark L. Cali (1)	313,325	1.7%
J. Philip DiNapoli (2)	3,600	*
Douglas R. King (3)	4,500	*
Norman Y. Mineta	0	*
Ronald B. Moskovitz	0	*
George E. Moss (4)(5)	1,904,280	10.2%
W. Richard Roth, President and Chief Executive Officer (6)	122,815	*
Charles J. Toeniskoetter (7)	3,800	*
Robert A. Van Valer (8)(9)	2,162,868	11.6%

Officers not listed above:

David A. Green, Chief Financial Officer and Treasurer (through September 30, 2010) (10)	1,000	*
James P. Lynch, Chief Financial Officer and Treasurer (from October 4, 2010)	0	*
Angela Yip, Executive Vice President of Finance (11)	14,950	*
George J. Belhumeur, Senior Vice President of Operations (12)	11,583	*
R. Scott Yoo, Chief Operating Officer (13)	27,081	*
All directors, nominees and executive officers as a group (15 individuals) (14)	4,569,802	24.5%

Beneficial owners of five percent or more not listed above:

Nancy O. Moss (15)(16)	1,181,092	6.4%

Gabelli Funds, LLC, GAMCO Asset Management Inc. and Teton Advisors, Inc. (17) One Corporate Center, Rye, New York 10580-1435	1,122,741	6.0%

*	Represents less than one percent of the outstanding shares of SJW Corp.’s common stock.

(1)	Includes (i) 23,639 shares of common stock held by the Mark Cali Revocable Trust, (ii) 258,094 shares of common stock held by the Cali 1994 Living Trust for which Mark Cali is a co-trustee, (iii) 27,000 shares of common stock held by Nina Negranti, Mr. Cali’s spouse, as trustee of the Nina Negranti Revocable Trust, (iv) 1,200 shares of common stock held by Nina Negranti’s IRA, and (v) an aggregate of 3,392 shares of common stock held by Mr. Cali’s children. Mr. Cali has shared voting and investment powers with respect to the 258,094 shares.

(2)	Includes (i) 3,000 shares of common stock under a Keogh Plan and (ii) 600 shares of common stock held by a revocable trust of which Mr. DiNapoli and his spouse are trustees and beneficiaries. Mr. DiNapoli has shared voting and investment powers with respect to the 600 shares.

(3)	Includes 4,500 shares of common stock held by the King Family Trust dated June 6, 2005 of which Mr. King and Melinda King are trustees.

(4)	Includes (i) 1,098,221 shares of common stock held by the George Edward Moss Trust, a living trust of which Mr. Moss is the sole trustee and sole beneficiary, with sole power to revoke, and (ii) 806,059 shares of common stock held by the John Kimberly Moss Trust for which George Moss disclaims beneficial ownership except to the extent of his pecuniary interest.

(5)	The address for George E. Moss is 4360 Worth Street, Los Angeles, California 90063.

(6)	Includes (i) 41,922 shares of common stock, (ii) 18,300 shares of common stock held by a separate property trust for which Mr. Roth is trustee, and (iii) 62,593 shares of common stock subject to options which were exercisable as of February 1, 2011 or which will become exercisable within 60 days thereafter.

(7)	Includes (i) 2,600 shares of common stock held by a Family Trust and (ii) 1,200 shares of common stock held by a Profit Sharing Plan. Mr. Toeniskoetter has shared voting and investment powers with respect to such 1,200 shares.

(8)	Includes (i) 25,000 shares of common stock, and (ii) 2,137,868 shares of common stock held by the Roscoe Moss Jr. Revocable Trust UA March 24, 1982 for which Mr. Van Valer has sole voting and dispositive powers.

(9)	The address for Robert A. Van Valer is 4360 Worth Street, Los Angeles, California 90063.

(10)	Includes 1,000 shares of common stock.

(11)	Includes (i) 10,312 shares of common stock and (ii) 4,638 shares of common stock subject to options which were exercisable as of February 1, 2011 or which will become exercisable within 60 days thereafter.

(12)	Includes (i) 4,288 shares of common stock, (ii) 5,508 shares of common stock held under an IRA account, and (iii) 1,787 shares of common stock subject to options which were exercisable as of February 1, 2011 or which will become exercisable within 60 days thereafter.

(13)	Includes (i) 10,573 shares of common stock and (ii) 16,508 shares of common stock subject to options which were exercisable as of February 1, 2011 or which will become exercisable within 60 days thereafter.

(14)	Includes 85,526 shares of common stock subject to options which were exercisable as of February 1, 2011 or which will become exercisable within 60 days thereafter.

(15)	Includes (i) 1,180,092 shares of common stock held by the Nancy O. Moss Trust, and (ii) 1,000 shares of common stock held under a SEP-IRA account.

(16)	The address of Nancy O. Moss is 25 Kewen Place, San Marino, California 91108.

(17)	Pursuant to Schedule 13D/A filed with the SEC on January 12, 2011, by Gabelli Funds, LLC, GAMCO Asset Management Inc. and Teton Advisors, Inc. According to this Schedule 13D, Gabelli Funds, LLC, GAMCO Asset Management Inc. and Teton Advisors, Inc. had the sole power to vote or direct the vote and sole power to dispose or to direct the disposition of 631,600 shares, 394,841 shares and 96,300 shares respectively, either for its own benefit or for the benefit of its investment clients or its partners, as the case may be, except that (i) GAMCO did not have the authority to vote 36,400 of the reported shares, (ii) Gabelli Funds had sole dispositive and voting power with respect to the shares of the Corporation held by the Funds so long as the aggregate voting interest of all joint filers does not exceed 25% of their total voting interest in the Corporation and, in that event, the Proxy Voting Committee of each Fund would respectively vote that Fund’s shares, (iii) at any time, the Proxy Voting Committee of each such Fund could take and exercise in its sole discretion the entire voting power with respect to the shares held by such fund under special circumstances such as regulatory considerations, and (iv) the power of Mario Gabelli, GAMCO Investors, Inc., and GGCP, Inc. were indirect with respect to shares beneficially owned directly by other reporting persons.

In addition to the ownership of the shares and options reported in the above table, as of February 1, 2011, the following directors, nominees to the Board and named executive officers held deferred stock awards covering shares of the Corporation’s common stock as follows:

Name	Number of Shares
Directors and Nominees for Directors:

Katharine Armstrong	0
Mark L. Cali	22,708	(1)
J. Philip DiNapoli	30,061	(1)
Douglas R. King	7,809	(1)
Norman Y. Mineta	0
Ronald B. Moskovitz	0
George E. Moss	0
W. Richard Roth, President and Chief Executive Officer	164,861	(2)
Charles J. Toeniskoetter	22,708	(1)
Robert A. Van Valer	2,276	(1)

Officers not listed above:

David A. Green, Chief Financial Officer and Treasurer (through September 30, 2010)	0	(3)
James P. Lynch, Chief Financial Officer and Treasurer (from October 4, 2010)	5,876	(3)
Angela Yip, Executive Vice President of Finance	4,725	(3)
George J. Belhumeur, Senior Vice President of Operations	4,725	(3)
R. Scott Yoo, Chief Operating Officer	8,033	(3)

(1)	The shares of the Corporation’s common stock underlying these deferred stock awards will be issued in one or more installments following the individual’s cessation of such Board service or any earlier date as designated by the non-employee Board member pursuant to the special payment election provided to him in 2007.

(2)	Includes 120,011 shares of the Corporation’s common stock issuable pursuant to restricted stock units and other deferred stock awards which are subject to vesting schedules described below in Footnote 3 to this table. Also includes the following restricted stock unit awards:

- Performance-vesting restricted units covering 7,000 shares of common stock were awarded to Mr. Roth on January 27, 2009. The underlying shares will be issued in January 2012 if the performance objective measured over the three-year period beginning January 1, 2009 is attained and Mr. Roth continues in the Corporation’s service through the completion of that period. However, the units will vest in full, and the underlying shares will become immediately issuable, on an accelerated basis if Mr. Roth ceases service by reason of death or disability, and the service-vesting component (but not the performance-vesting component) will become inapplicable upon Mr. Roth’s resignation for good reason or an involuntary termination other than for good cause. In addition, the units will automatically be converted into service-vesting units upon certain changes in control prior to the completion of the performance period and will be subject to accelerated vesting should the CEO’s employment terminate under certain circumstances following such conversion.

- Performance-vesting restricted units covering 37,850 shares of common stock issued to Mr. Roth on January 26, 2010. The underlying shares will be issued in January 2015 if the performance objective measured over the five-year period beginning January 1, 2010 is attained and Mr. Roth continues in the Corporation’s service through the completion of that period. However, if Mr. Roth ceases service during such five-year period by reason of death or disability, or he resigns for good reason or is involuntarily terminated other than for good cause, he will subsequently vest in a portion of the restricted stock units if the performance objective is in fact attained. The number of restricted stock units in which Mr. Roth would vest on such pro-rated basis should the performance objective be attained would be determined by multiplying the total number of restricted stock units at the time subject to the award by a fraction the numerator of which is the number of whole months of service (rounded up to the next whole month) completed by Mr. Roth during the five-year performance period and the denominator of which is 60 months. To the extent Mr. Roth vests in one or more restricted stock units in accordance with the foregoing, the underlying shares will be issued on January 31, 2015. In addition, the restricted stock units will convert into a service-only vesting award should a change in control of the Corporation occur during the five-year performance period and will be subject to accelerated vesting should Mr. Roth’s employment terminate under certain circumstances following such conversion.

(3)	The shares of the Corporation’s common stock issuable pursuant to these restricted stock unit awards are subject to vesting schedules tied to the individual’s continued service with the Corporation or its affiliated companies. The shares which vest under each such award will be distributed incrementally as they vest.

For further information concerning such restricted stock unit and deferred stock awards, please see the following sections of this proxy statement: “Compensation of Directors” and “Executive Compensation and Related Information—Summary Compensation Table and Grants of Plan-Based Awards.”

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis discusses the principles underlying the Corporation’s policies and decisions relating to executive officer compensation during the 2010 fiscal year. The Corporation’s Chief Executive Officer (the “CEO”) and the other executive officers included in the Summary Compensation Table below, including the two individuals who each served as the Corporation’s Chief Financial Officer for a portion of the 2010 fiscal year, will be referred to as the “named executive officers” for purposes of this discussion.

An executive summary of this Compensation Discussion and Analysis may be found above in Proposal 2, the “Advisory Vote on Executive Compensation.”

Compensation Objectives and Philosophy

The Executive Compensation Committee (the “Committee”) of the Board of Directors is responsible for reviewing and approving the compensation payable to the Corporation’s executive officers and other key employees. The Committee seeks to maintain an overarching pay-for-performance compensation philosophy through the use of compensation programs for the Corporation’s executive officers that are designed to attain the following objectives:

•	Motivate, recruit and retain executives capable of meeting the Corporation’s strategic objectives;

•	Provide incentives to achieve superior executive performance and successful financial results for the Corporation; and

•	Align the interests of executives with the long-term interests of the shareholders.

The Committee seeks to achieve these objectives by:

•	Establishing a compensation structure that is both market competitive and internally fair;

•	Linking a substantial portion of compensation to the Corporation’s financial performance and the individual’s contribution to that performance;

•	Providing below-target compensation for underachievement and upward leverage for exceptional performance; and

•	Providing long-term equity-based incentives and encouraging direct share ownership by executives.

The Committee is not authorized to delegate any of its authority with respect to executive officer compensation. However, it is authorized to seek counsel from the other Board members and hire independent compensation consultants and other professionals to assist in the design, formulation, analysis and implementation of compensation programs for the Corporation’s executive officers and other key employees.

Setting Executive Compensation for 2010

Major compensation decisions for each fiscal year, such as base salary adjustments and the value of long-term incentive grants, are generally made by the Committee during the last month of the prior year or during the first month of the current year. Accordingly, for the 2010 fiscal year, such decisions were made in December 2009 and January 2010. The principal factors that the Committee considers when setting the compensation levels for the named executive officers are as follows:

•	Competitive benchmarking;

•	Long-term retention;

•	Management’s recommendations for the named executive officers other than the CEO;

•	Comparison of the Corporation’s performance against certain operational and qualitative goals identified in the Corporation’s strategic plan;

•	Individual performance as assessed by the Committee, with input from the CEO as to the named executive officers other than himself;

•	The cost of living in the San Francisco Bay Area; and

•	Tenure, future potential and internal pay equity.

Role of Management: As in prior years, the CEO provided the Committee with recommendations regarding the 2010 compensation levels for each of the named executive officers other than himself, such as any adjustments in base salary and bonus payouts. The CEO also provided the Committee with his assessment of the individual performance of each of the other named executive officers.

Role of External Advisors: The Committee has engaged Frederic W. Cook & Co., Inc., a national executive compensation consulting firm, to serve as the Committee’s independent compensation consultant (the “Consultant”). The Consultant attended the majority of the regularly-scheduled Committee meetings during the 2010 fiscal year and provided general advice regarding compensation issues throughout the year, including counsel to the Committee on the amendment made to the CEO’s employment agreement effective as of January 1, 2010 to create a compensation structure that would provide a meaningful incentive for long-term retention. The Consultant did not perform any services on behalf of management and did not have any potential business conflicts that would affect its role as an independent advisor.

Benchmarking: The Committee relied extensively on the executive compensation benchmarking report prepared by the Consultant in December 2009 when setting the 2010 compensation program for the named executive officers other than the CEO. The 2009 study benchmarked the compensation paid by comparable publicly-traded water, electricity and natural gas utility companies. As has been the case in prior fiscal years, the Committee continued its long-standing objective in the 2010 fiscal year to target the total annual compensation (base salary, target bonus and annualized grant-date value of equity awards) of each executive officer at a level between the 50th and 75th percentiles for comparable positions at the peer group companies.

In revising the compensation package for the CEO effective in January 2010, the Committee utilized a special study of chief executive officer compensation at a select group of water utility companies that the Consultant prepared in October 2009. A key objective of the revised package was to reorient the CEO’s overall compensation package so that the cash component was the more predominant element. Accordingly, the Committee set the CEO’s base salary in the upper quartile of chief executive officer compensation at the surveyed water utility companies. The CEO was also awarded a large equity grant in January 2010 that was intended to be the equivalent of a series of competitive annual equity awards for the next five years. The primary purpose of such front-loaded award was to provide the CEO with a larger carried-interest ownership position and thereby align his interests more strongly with those of the Corporation’s shareholders.

The peer companies utilized for benchmarking the compensation of the named executive officers other than the CEO were selected by the Committee, in accordance with the recommendation of the Consultant, on the basis of objective industry classifications and financial size criteria (revenue and market capitalization). The peer companies were divided into two groups, a primary group consisting of seven water utilities, and a secondary group of nine additional electricity and natural gas utilities. The secondary group was used in order to provide additional perspective with respect to executive compensation levels at other regulated companies. These peer groups were unchanged from the previous year. The Committee believes that all of the peer companies represent primary competitors for executive talent and investment capital.

In setting the CEO’s compensation for the 2010 fiscal year, the October 2009 competitive analysis of chief executive officer compensation included only the seven major water utility companies in the primary peer group to allow the Committee to focus on the unique and specialized water-industry expertise necessary to lead the company. Further, the Committee believed that these companies provided a sufficient survey of chief executive officer compensation upon which to base its decisions concerning the revised compensation package for the CEO.

Companies in both peer groups are listed below:

Primary Peers (Water Utilities)
American States Water	Aqua America	Artesian Resources
California Water Service Group	Connecticut Water Service	Middlesex Water
Southwest Water

Secondary Peers (Electricity and Natural Gas Utilities)
Central Vermont Public Service	CH Energy Group	Chesapeake Utilities
Empire District Electric	MGE Energy	Northwest Natural Gas
Otter Tail Corp	South Jersey Industries	Unitil

Components of Compensation

For the 2010 fiscal year, the principal components of the Corporation’s executive compensation program were as follows:

•	Base salary

•	Annual short-term cash incentives

•	Long-term equity incentive awards

•	Retirement benefit accruals

The named executive officers are also provided with certain market competitive benefits and perquisites and are entitled to certain severance benefits in the event their employment terminates under certain defined circumstances, as more fully set forth below.

In addition, on January 25, 2011 the Committee also awarded special cash bonuses to the following named executive officers in the dollar amounts indicated below for their work on special projects undertaken during the 2010 fiscal year:

Name	Title	Special Bonus Award
W. Richard Roth	President and Chief Executive Officer	$30,000
R. Scott Yoo	Chief Operating Officer	$20,000
Angela Yip	Executive Vice President of Finance	$20,000
James P. Lynch	Chief Financial Officer and Treasurer	$20,000

The amount of each such bonus was determined in the sole discretion of the Committee and was in addition to the other cash bonuses which such individuals earned for the 2010 calendar year under the Corporation’s normal bonus plans and programs for such year based on the Corporation’s performance and their individual performance for that year.

There is no pre-established policy for the allocation of compensation between cash and non-cash components or between short-term and long-term components, and there are no pre-established ratios between the CEO’s compensation and that of the other named executive officers. Instead, the Committee determines the total direct compensation (base salary, annual short-term target incentive and the grant-date value of any long-term equity award) of each named executive officer based on its review of competitive market data for his or her position and its subjective analysis of that individual’s performance and contribution to the Corporation’s financial performance and also takes into account internal equity considerations based on the individual’s relative duties and responsibilities within the organization.

New Executive Officer Compensation Package

In connection with the Corporation’s hiring of Mr. Lynch in October 2010 to serve as Chief Financial Officer and Treasurer, the Committee approved the compensation package that the CEO had negotiated with him on behalf of the Corporation. Such package was also reviewed by the Consultant prior to the Committee’s approval. The primary components of that negotiated package may be summarized as follows:

(i) base salary at the annual rate of $350,000;

(ii) annual target bonus in the amount of $75,000, with the actual bonus each year to range from 0 to 150 percent of target based on performance goal attainment and with any bonus earned for the 2010 fiscal year to be pro-rated on the basis of his actual period of employment during that year;

(iii) two separate restricted stock unit awards covering shares of the Corporation’s common stock, each issued under the Corporation’s Long-Term Incentive Plan and each with a grant-date fair value of $75,000;

(iv) company car and reimbursement of membership fees for one local health club;

(v) separation pay in the form of twelve months of salary continuation should his employment be involuntarily terminated without cause; and

(vi) effective as of January 1, 2011, participation in the Corporation’s Cash Balance Executive Supplemental Retirement Plan on an amended basis that will provide Mr. Lynch with a higher rate of company contributions during his first 20 years of service equal to 15 percent of his quarterly compensation during that period and full vesting of his accrued benefit under the plan upon completion of three years of service.

The number of shares of the Corporation’s common stock subject to each restricted stock unit award made to Mr. Lynch was determined by dividing $75,000 by the closing selling price per share of such common stock on the effective date of the award. Each award will vest in a series of four successive equal annual installments upon Mr. Lynch’s completion of each year of continued employment with the Corporation over the four-year period measured from the effective date of the award. The first such award was made on October 4, 2010 when Mr. Lynch commenced employment with the Corporation and was intended to serve as a one-time hiring inducement. The second award was made on January 3, 2011 when awards were made to the other named executive officers.

The Committee believes that the compensation package for Mr. Lynch is fair and reasonable based on his level of expertise as a former audit partner of a national independent public accounting firm and his experience in dealing with companies in regulated industries.

Base Salary

It is the Committee’s objective to set a competitive annual base salary for each executive officer. The Committee believes competitive base salaries are necessary to attract and retain top quality executives, since it is common practice for public companies to provide their executive officers with a guaranteed annual component of compensation that provides a level of economic security and continuity from year to year, without substantial adjustments to reflect the Corporation’s performance.

As indicated above, the Committee negotiated a new compensation package with the CEO in December 2009 that was designed for the primary purpose of retaining his services and leadership abilities for at least the next five years. The objective was to establish a stable and consistent level of cash compensation for that period and to supplement that compensation with two long-term multi-year equity incentive awards that were made in January 2010. The first award, in the form of restricted stock units covering 37,850 shares of the Corporation’s common stock, contains a performance-vesting condition tied to a specified rate of total shareholder return over a five-year period. The second award, also in the form of restricted stock units, covers 12,000 shares of the Corporation’s common stock and is tied to a three-year service-vesting schedule. Another objective of the new compensation package was to reorient the CEO’s overall compensation structure so that the cash element would be a more predominant component. However, in achieving these retention and reorientation objectives, the Committee structured the new compensation package so that it was consistent with the Committee’s normal practice of targeting total direct compensation between the 50th and 75th percentiles for comparable positions at the peer group companies when the grant-date value of the CEO’s retention awards are annualized over the five-year retention period. It is not expected that there would be any additional equity awards made to the CEO prior to the 2015 calendar year, unless the Committee determines that unanticipated circumstances warrant otherwise. Under the new package, the CEO’s base salary was increased to $625,000 per year for the 2010, 2011 and 2012 calendar years. For calendar year 2013, there will be a four percent increase to $650,000, and another four percent increase to $676,000 for calendar year 2014. The new emphasis on base salary as a major component of the CEO’s compensation structure resulted in a base salary level set at the upper quartile of chief executive officer base salaries at the peer group companies and was established with the understanding that there would be no further increases to the CEO’s base salary prior to the 2015 calendar year, unless circumstances warrant otherwise.

The Committee believes that the aggregate 2010 base salaries for the other named executive officers were in the top quartile of the competitive base salary amounts paid by the peer group companies. In setting such base salary levels, the Committee considered each executive officer’s tenure and responsibilities with the Corporation, the high cost of living in the San Francisco Bay Area and the other components of their total direct compensation for the year.

For the 2010 fiscal year, Mr. Roth’s base salary was increased by 31.6 percent as a result of his new long-term compensation arrangement with its primary emphasis on cash compensation. Except for a market-based salary adjustment approved by the Committee for Mr. Green, the 2010 fiscal year base salaries of the other named executive officers remained at the same level in effect for them for the 2009 fiscal year, as reflected in the following table.

Name	Title	2009 Salary	2010 Salary	% Increase
W. Richard Roth	President and Chief Executive Officer	$475,000	$625,000	31.6%

R. Scott Yoo	Chief Operating Officer	$310,000	$310,000	0%

Angela Yip	Executive Vice President of Finance (effective August 11, 2008; previously Chief Financial Officer and Treasurer)	$300,000	$300,000	0%

George J. Belhumeur	Senior Vice President of Operations	$300,000	$300,000	0%

David A. Green	Chief Financial Officer and Treasurer (through September 30, 2010)	$230,000	$260,000	13.0%

James P. Lynch	Chief Financial Officer and Treasurer (from October 4, 2010)	N/A	$350,000	N/A

For the 2011 fiscal year, the Committee did not make any base salary adjustments for the named executive officers. Accordingly, the base salary levels that are in effect for the 2011 fiscal year for the named executive officers may be summarized as follows:

Name	Title	2010 Salary	2011 Salary	% Increase
W. Richard Roth	President and Chief Executive Officer	$625,000	$625,000	0%
R. Scott Yoo	Chief Operating Officer	$310,000	$310,000	0%
Angela Yip	Executive Vice President of Finance	$300,000	$300,000	0%
George J. Belhumeur	Senior Vice President of Operations	$300,000	$300,000	0%
James P. Lynch	Chief Financial Officer and Treasurer	$350,000	$350,000	0%

Annual Bonus

As part of their total compensation package, the Corporation’s executive officers have the opportunity to earn an annual cash bonus. The cash bonus awards are designed to reward superior executive performance while reinforcing the Corporation’s short-term strategic operating goals. Each year, the Committee establishes a target bonus for each named executive officer (tied to either a percentage of base salary or a specific dollar amount) that is in line with the Committee’s overall objective of targeting total cash compensation between the 50th and 75th percentiles of the total cash compensation for comparable positions at the peer group companies.

Fiscal Year 2010: For the 2010 fiscal year, target bonuses ranged from 13 to 25 percent of base salary for the named executive officers, with the potential payout ranging from 0 to 150 percent of target for the CEO, and from 0 to 200 percent of target for the other named executive officers based on the Corporation’s performance against pre-established performance goals and the Committee’s assessment of the officer’s performance for such year.

On January 26, 2010, the Committee set the CEO’s bonus potential for the 2010 fiscal year. The actual dollar amount of the bonus was tied to the level at which the Corporation attained the performance goals established by the Committee for that year. At threshold level attainment, the CEO’s bonus potential was set at $78,125 (12.5 percent of base salary); for target level attainment, the bonus potential was $156,250 (25 percent of base salary); and at above-target level attainment, the applicable bonus potential was $234,375 (37.5 percent of base salary). Accordingly, the actual bonus amount could have varied from 0 to 150 percent of the target bonus amount (25 percent of base salary) based on the level at which the various performance goals were in fact attained. The Corporation’s performance goals for the 2010 fiscal year, together with the target bonus allocated to each goal, were as follows:

Performance Criteria	Goals and Minimum and Maximum Thresholds	Allocation of Target Amount ($)(1)	2010 Actual Bonus Award ($)(2)
San Jose Water Company Return on Equity for the 2010 Fiscal Year	Target Goal: 10.13% Minimum Threshold: At least 8.63% Maximum Goal: At least 11.13%	$104,170	$52,085 Represents 50% of $104,170 since Minimum Threshold met

Compliance (Environmental)	Maximum Goal: Zero water quality or other environmental violations (Target Goal and Minimum Threshold are not applicable).	$ 26,040	$0 Represents 0% of $26,040 since Maximum Goal was not met

San Jose Water Company Operational Goal

Target Goal: Achieve 80% of identified key water industry objectives measured primarily in terms of service, reliability and efficiency.

Minimum Threshold: Achieve 70% of identified water industry objectives.

Maximum Goal: Achieve 90% of identified key water industry objectives.

		$ 26,040	$35,805 Represents 137.5% of $26,040 based on 87.5% achievement of identified key water industry objectives (between Target and Maximum Goal)

(1)	The 2010 target bonus amount was equal to $156,250 (or 25 percent of Mr. Roth’s base salary), which was the level of target bonus provided pursuant to his employment agreement. The actual bonus could have ranged from 0 to 150 percent of the target amount based on the Committee determination of the achievement of the performance goals:

•	If the target goal was attained, 100 percent of the allocated amount would be paid.

•	If only the minimum threshold was attained, then 50 percent of the allocated amount would be paid.

•	If the maximum goal was attained, then 150 percent of the allocated amount would be paid.

•	If the actual level of attainment of any such performance goal was between two of the designated levels, then the bonus potential would be interpolated on a straight-line basis.

(2)	The actual 2010 bonus award approved by the Executive Compensation Committee is equal to 56% of Mr. Roth’s 2010 target bonus (14% of his 2010 base salary). Such bonus was paid under the Corporation’s Executive Officer Short-Term Incentive Plan.

On December 16, 2009, the Committee approved the following 2010 performance-based target bonus amounts for the other named executive officers: (i) $40,000 per individual for Angela Yip, George J. Belhumeur and David A. Green, and (ii) $50,000 for R. Scott Yoo. Except for Mr. Green, the target bonus for each such individual was the same dollar amount as his or her target bonus for the 2009 fiscal year. James P. Lynch’s target bonus was set at $75,000 at the time of hire, with any bonus earned for the 2010 fiscal year to be a pro-ration of his target amount based on his actual period of employment during that year. The actual bonus amount that any such named executive officer, other than Mr. Lynch, could have earned for the 2010 fiscal year ranged from 0 to 200 percent of the target bonus based on the Corporation’s performance and the Committee’s assessment of the named executive officer’s individual performance for such year. The actual percentage within that range was to be determined as follows: (i) up to 150 percent of the target bonus could be earned based 75 percent on the Corporation’s performance and 25 percent on individual performance, and (ii) an additional 50 percent could be earned for exceptional individual performance. The Corporation’s performance was measured in terms of return on equity, environmental compliance and the attainment of certain water industry objectives, utilizing the same goals that were in effect for the CEO’s 2010 bonus, as summarized in the table above. However, the bonus potential established for each named executive officer, other than the CEO, was not pre-allocated in distinct dollar segments among those various goals, and the attainment of one or more of those goals did not guarantee that a named executive officer would be awarded any specific bonus amount. Rather, the actual bonus amount payable to each such named executive officer for the 2010 fiscal year was to be determined solely in the Committee’s discretion based on the Committee’s assessment of the Corporation’s performance and the Committee’s assessment of the named executive officer’s individual performance measured against the achievement of specific operational goals or completion of specific projects or initiatives. The table below summarizes the principal individual goals for each named executive officer, other than the CEO and Mr. Lynch, for the 2010 fiscal year:

Name	Title	Principal Individual 2010 Goals
R. Scott Yoo	Chief Operating Officer

- Ensure organizational alignment with strategic plan goals

- Execute staffing, succession, and early retirement plans

- Create methodology and execute incentive compensation plans

- Evaluate/execute specific strategic initiatives

Angela Yip	Executive Vice President of Finance

- Execute capital financing plan and cash flow strategies

- Develop new business transaction architecture and strategy

- Enhance strategic planning and budgeting reporting systems

- Evaluate/execute corporate ventures and strategic initiatives

George J. Belhumeur	Senior Vice President of Operations

- Optimize surface water production and cost control strategies

- Implement recycled water agreements and capital projects

- Ensure completion of CPUC-approved capital budget/projects

- Evaluate/execute specific strategic initiatives

David A. Green	Chief Financial Officer and Treasurer (through September 30, 2010)

- Execute financial plan/budgets to achieve targeted results

- Enhance investor relations and public outreach programs

- Enhance accounting department organization, resources and reporting

- Evaluate/execute specific strategic initiatives

In January 2011, the Committee determined, on the basis of the Corporation’s performance in relation to the performance criteria listed above for the Corporation and the executive officer’s individual performance that bonuses for the 2010 fiscal year should be awarded to the named executive officers at between 0 and 76 percent of target. The table below details fiscal year 2010 annual bonus targets and actual payouts for each of the named executive officers.

Name	Title	2010 Target Bonus ($)	2010 Target Bonus (% Salary)	2010 Actual Bonus ($)		2010 Actual Bonus (% Target)
W. Richard Roth	President and Chief Executive Officer	$156,250	25%	$87,890		56%
R. Scott Yoo	Chief Operating Officer	$50,000	16%	$38,000		76%
Angela Yip	Executive Vice President of Finance	$40,000	13%	$30,000		75%
George J. Belhumeur	Senior Vice President of Operations	$40,000	13%	$30,000		75%
David A. Green	Chief Financial Officer and Treasurer (through September 30, 2010)	$40,000	15%	$0	(1)	0%
James P. Lynch	Chief Financial Officer and Treasurer (from October 4, 2010)	$75,000	21%	$18,750	(2)	25%

(1)	Mr. Green, who resigned on September 30, 2010, was not paid any bonus for the 2010 fiscal year. Instead, he received the severance package described below in connection with his resignation on September 30, 2010.

(2)	Mr. Lynch’s cash bonus for the 2010 fiscal year was a pro-rated amount of his $75,000 target bonus based on his actual period of employment during that year.

Fiscal Year 2011: On January 25, 2011, the Committee set the bonus potential for the Chief Executive Officer for the 2011 fiscal year. The bonus will be payable under the Corporation’s Executive Officer Short-Term Incentive Plan, and the actual dollar amount of the bonus will be tied to the level at which the Corporation attains the performance goals established by the Committee for that year. At threshold level attainment, the Chief Executive Officer’s bonus potential will be $78,125 (12.5 percent of base salary); for target level attainment, the bonus potential will be $156,250 (25 percent of base salary); and at above-target level attainment, the applicable bonus potential will be $234,375 (37.5 percent of base salary). Accordingly, the actual bonus amount can vary from 0 percent to 150 percent of the target bonus amount (25 percent of base salary) based on the level at which the various performance goals are attained. The Corporation’s performance goals for the 2011 fiscal year, together with the target bonus allocated to each goal, are as follows:

Performance Criteria	Goals and Minimum and Maximum Thresholds	Allocation of Target Amount ($)(1)
San Jose Water Company Return on Equity for the 2011 Fiscal Year	Target Goal: 10.20% Minimum Threshold: At least 8.70% Maximum Goal: At least 11.20%	$104,170

Compliance (Environmental)	Maximum Goal: No material water quality or environmental violations (Target Goal and Minimum Threshold are not applicable). (2)	$26,040

San Jose Water Company Operational Goals (3)	Target Goal: Achieve 80% of identified key water industry objectives measured primarily in terms of service, reliability and efficiency. Minimum Threshold: Achieve 70% of identified water industry objectives. Maximum Goal: Achieve 90% of identified key water industry objectives.	$26,040

(1)	The 2011 target bonus amount is equal to $156,250 (or 25 percent of Mr. Roth’s base salary) which reflects the level of target bonus provided pursuant to his employment agreement. Mr. Roth’s 2011 base salary is $625,000. The actual bonus may range from 0 to 150 percent of the target amount based on the Committee determination of the achievement of the performance goals:

•	If the target goal is attained, 100 percent of the allocated amount will be paid.
•	If only the minimum threshold is attained, then 50 percent of the allocated amount will be paid.

•	If the maximum goal is attained, then 150 percent of the allocated amount will be paid.

•	Should the actual level of attainment of any such performance goal be between two of the designated levels, then the bonus potential will be interpolated on a straight-line basis.

(2)	“No material water quality or environmental violations” means the absence of citations with material fines issued by state or federal environmental regulators in the 2011 fiscal year in connection with violations which occurred in the 2011 fiscal year. A material fine will be deemed to occur if the amount of the fine exceeds $25,000 in any one instance or $100,000 in the aggregate for the year.

(3)	The key water industry objectives will be established by March 30, 2011.

On December 8, 2010, the Committee approved the following 2011 performance-based target bonus amounts for the other named executive officers: (i) $40,000 per individual for Angela Yip and George J. Belhumeur, (ii) $75,000 for James P. Lynch and (iii) $50,000 for R. Scott Yoo. The target bonus for each such individual is the same dollar amount as his or her target bonus for the 2010 fiscal year. The 2011 fiscal year target bonus for Mr. Lynch was set at $75,000 pursuant to the terms of his negotiated compensation package. The actual bonus amount which any such named executive officer can earn for the 2011 fiscal year may range from 0 to 200 percent of his or her target bonus based on the Corporation’s performance and the Committee’s assessment of the named executive officer’s individual performance for such year. The actual percentage that can be earned within that range will be determined as follows: (i) up to 150 percent of the target bonus based 75 percent on the Corporation’s performance and 25 percent on individual performance and (ii) an additional 50 percent of target for exceptional individual performance. The 2011 fiscal year bonus awards for such named executive officers will therefore be based on the Committee’s assessment of both the Corporation’s performance for that year and the executive officer’s individual performance. The Corporation’s performance will be measured in terms of return on equity, environmental compliance and the attainment of certain water industry objectives, utilizing the same goals that will be in effect for the CEO’s 2011 bonus, as summarized in the table above. However, as was the case with the 2010 fiscal year bonuses, the bonus potential established for each named executive officer, other than the CEO will not be pre-allocated in distinct dollar segments among those various goals, and the attainment of one or more of those goals will not guarantee that a named executive officer will be awarded any specific bonus amount. Rather, the actual bonus amount payable to each such named executive officer for the 2011 fiscal year will be determined solely in the Committee’s discretion based on the Committee’s assessment of the Corporation’s performance and the Committee’s assessment of the named executive officer’s individual performance measured against the achievement of specific operational goals or completion of specific projects or initiatives tied to such individual’s leadership and management of the business units or functions within his or her area of supervision and management and his or her contribution to the Corporation’s achievement of the goals described above.

Long-Term Incentive Equity Awards

A significant portion of each named executive officer’s compensation is provided in the form of long-term incentive equity awards under the Corporation’s Long-Term Incentive Plan (“LTIP”). Long-term incentive awards are typically made to executive officers in the form of restricted stock units (“RSUs”) covering shares of the Corporation’s common stock. The Committee believes that RSUs are important to encourage the retention of the executive officers and will help to advance the share ownership guidelines the Committee has established for the executive officers. The RSUs have vesting schedules that provide a meaningful incentive for the executive officer to remain in the Corporation’s service. In addition, a substantial portion of the CEO’s equity grants have historically been performance-vesting RSUs in order to link a greater percentage of his compensation to long-term shareholder return.

RSUs are less dilutive to shareholders than traditional option grants in terms of the number of shares issuable under those RSU awards and provide a more direct correlation between the compensation cost the Corporation must record for financial accounting purposes and the value delivered to the executive officers.

The Committee has followed a grant practice of tying regular-cycle equity awards to its annual year-end review of individual performance and its assessment of the Corporation’s performance for that year. Accordingly, equity awards are typically made to the named executive officers on an annual basis during the last month of each fiscal year or the first month of the succeeding fiscal year.

Fiscal Year 2010 Awards: The equity awards for the 2010 fiscal year were made to the named executive officers other than the CEO on the first business day of the year, and awards to the CEO were made at the time of the Committee meeting in late January 2010. The Committee does not have any policy or practice of timing such awards to the release of the Corporation’s financial results. Grants made to the named executive officers in 2010 (with the exception of the CEO) were solely in the form of service-vesting RSUs. None of the awarded RSUs include dividend equivalent rights. Each RSU award will vest, and the underlying shares of the Corporation’s common stock will be issued, in four successive equal annual installments over the four-year period of service measured from the award date. The RSU award will vest in full, and the underlying shares will become immediately issuable, on an accelerated basis if (i) the officer’s service terminates by reason of death or disability or (ii) the officer is involuntarily terminated other than for good cause, or resigns for good reason, within 24 months after a change in control. Immediate vesting will also occur in the event there is a change in control of the Corporation in which the units are not assumed or otherwise continued in effect. Each of the named executive officers (with the exception of the CEO) received his or her RSU award on January 4, 2010, except for James P. Lynch who received his award on his October 4, 2010 hire date. The chart below indicates the number of shares of the Corporation’s common stock underlying those RSU awards:

Name	Title	Number of Underlying Shares(1)
R. Scott Yoo	Chief Operating Officer	3,652
Angela Yip	Executive Vice President of Finance	2,148
George J. Belhumeur	Senior Vice President of Operations	2,148
David A. Green	Chief Financial Officer and Treasurer (through September 30, 2010)	2,148	(2)
James P. Lynch	Chief Financial Officer and Treasurer (from October 4, 2010)	3,036

(1)	The number of shares underlying the RSUs granted to each officer listed in this table, except for Mr. Lynch, was determined by dividing (i) $85,000 for Mr. Yoo and $50,000 for the other three officers by (ii) $23.27, the closing selling price of the Corporation’s common stock on the January 4, 2010 grant date. The number of shares underlying the restricted stock units granted to Mr. Lynch was determined by dividing $75,000 by $24.70, the closing selling price of the Corporation’s common stock on the October 4, 2010 grant date.

(2)	The award was cancelled upon Mr. Green’s resignation on September 30, 2010, and none of the shares of the Corporation’s common stock subject to the award were issued to him.

On January 26, 2010, the Committee granted the CEO a service-vesting RSU award covering 12,000 shares of common stock. The RSUs will vest in three successive equal annual installments upon the CEO’s completion of each year of service with the Corporation over the three-year period measured from the date of grant, subject to accelerated vesting upon certain changes in control of the Corporation if the units are not assumed or otherwise continued in effect or upon termination of employment under certain circumstances. The shares subject to such RSUs are issued as they vest. None of the awarded RSUs include dividend equivalent rights.

The CEO also received a performance-vesting RSU award for an additional 37,850 shares on January 26, 2010. The additional RSU award will vest if (i) the total return to the Corporation’s shareholders for the five-year period from January 1, 2010 to December 31, 2014 is at least six percent per year, compounded annually, and (ii) the CEO remains in employment through the end of such five-year period. However, if Mr. Roth ceases service during such five-year period by reason of death or disability, or he resigns for good reason or is involuntarily terminated other than for good cause, he will subsequently vest in a portion of the RSUs if the performance objective is in fact attained. The number of RSUs in which Mr. Roth would vest on such pro-rated basis upon such attainment of the performance objective would be determined by multiplying the total number of restricted stock units at the time subject to the award by a fraction the numerator of which is the number of whole months of service (rounded up to the next whole month) completed by Mr. Roth during the five-year performance period and the denominator of which is 60 months. To the extent Mr. Roth vests in one or more RSUs in accordance with the foregoing, the underlying shares will be issued on January 31, 2015. In addition, the RSU award will convert into a service-only vesting award should a change in control of the Corporation occur during the five-year performance period and will be subject to accelerated vesting should the CEO’s employment terminate under certain circumstances following such conversion. However, immediate vesting will occur in the event there is a change in control of the Corporation in which the units are not assumed or otherwise continued in effect. The RSU award does not include any dividend equivalent rights.

The CEO’s January 26, 2010 equity grants were approved by the Committee as multi-year awards, with the understanding that the CEO would not receive any regular annual grants until calendar year 2015, unless the Committee determines, in its discretion, that one or more additional grants before 2015 is warranted under the circumstances. The annualized value of these multi-year equity awards, when added to his increased base salary level for the 2010 fiscal year and his annual bonus opportunity, positioned the CEO’s total annual compensation for the 2010 fiscal year between the 50th and 75th percentiles for comparable positions at the peer group companies when the grant-date value of the CEO’s retention awards are annualized over the five-year retention period. The Committee believes that the new compensation structure in effect for the CEO is fair and reasonable in light of the Committee’s objective to retain the CEO’s service for at least another five years and in recognition of his past performance and the anticipated value of his leadership abilities.

The CEO also has dividend equivalent rights with respect to deferred stock units originally awarded to him in 2003 as part of his employment agreement. Each of these various dividend equivalent rights has a compounding effect in that the dividend equivalents credited to the CEO are subsequently converted into deferred shares of common stock after the end of each fiscal year, and dividend equivalents are in turn paid on those additional deferred shares.

For the 2010 fiscal year, the long-term equity awards brought the total direct compensation of the named executive officers to the following percentiles of the total direct compensation paid for their comparable positions at the peer group companies:

Name	Title	Percentile Level of Total Direct Compensation
W. Richard Roth	President and Chief Executive Officer	61	%(1)
R. Scott Yoo	Chief Operating Officer	52%
Angela Yip	Executive Vice President of Finance	53%
George J. Belhumeur	Senior Vice President of Operations	53%
James P. Lynch	Chief Financial Officer and Treasurer	59%

(1)	For purposes of such calculation, the grant-date fair value of Mr. Roth’s 2010 equity awards were annualized over a five-year period.

Fiscal 2011 Awards: On January 3, 2011, each of the named executive officers (with the exception of the CEO) received RSU awards for 2010 fiscal year performance. The RSUs will vest, and the underlying shares of the Corporation’s common stock will be issued, in four successive equal annual installments over the four-year period of service measured from the award date, subject to accelerated vesting upon termination of employment under certain circumstances. The chart below indicates the number of shares of the Corporation’s common stock underlying those RSU awards:

Name	Title	Number of Underlying Shares(1)
R. Scott Yoo	Chief Operating Officer	3,219
Angela Yip	Executive Vice President of Finance	1,893
George J. Belhumeur	Senior Vice President of Operations	1,893
James P. Lynch	Chief Financial Officer and Treasurer	2,840

(1)	The number of shares underlying the restricted stock units granted to each officer listed in this table was determined by dividing (i) $85,000 for Mr. Yoo, $50,000 for Ms. Yip and Mr. Belhumeur and $75,000 for Mr. Lynch (in accordance with his negotiated compensation package) by (ii) $26.40 the closing selling price of the Corporation’s common stock on the January 3, 2011 grant date.

Executive Benefits and Perquisites

The named executive officers are provided with certain market competitive benefits and perquisites. It is the Committee’s belief that such benefits are necessary for the Corporation to remain competitive and to attract and retain top caliber executive officers, since such benefits are typical of those provided by the peer group companies.

Retirement Benefits: Executive officers are eligible to receive retirement benefits under San Jose Water Company’s Retirement Plan, a tax-qualified defined benefit plan covering a broad spectrum of the Corporation’s employees. Executive officers hired before March 31, 2008 are eligible to receive additional retirement benefits under the Executive Supplemental Retirement Plan (“SERP”), and executive officers hired on or after March 31, 2008 (including Mr. Lynch) are eligible to receive retirement benefits under the Cash Balance Executive Supplemental Retirement Plan (“Cash Balance SERP”). Both of those plans are non-qualified plans in which only senior officers and other designated members of management may participate, and such individuals remain general creditors of San Jose Water Company with respect to their accrued benefits under the plans. A description of these plans and the benefits payable to each named executive officer upon retirement are set forth below in the Pension Benefits table and the accompanying narrative.

The SERP was amended effective January 1, 2010 to increase, for each participant credited with an hour of service on or after January 1, 2010, the 1.6 percent component of such retirement benefit formula to 2.2 percent of his or her final average compensation for each year of service, whether completed on or before January 1, 2010, in excess of 20 years (but not to exceed in total the additional number of years of service necessary to reach the maximum normal retirement benefit of 60 percent of final average compensation). Accordingly, the maximum normal retirement benefit continues to be limited to 60 percent of final average compensation, but the Committee believed that the increase to the benefit accrual rate for years of service in excess of 20 years was appropriate to recognize the valuable contribution such long-serviced employees make to the Corporation’s continuity and long-term success.

It should be noted that the pension benefits payable to the executive officers will increase in correlation with increases in their compensation levels and years of service. Accordingly, the present value of each executive officer’s accrued pension benefit will not only reflect such increases but will also fluctuate from year to year based on the interest rate used to discount anticipated future payments so that when interest rates decrease for example, the present value associated with the underlying benefit may increase.

Executive officers are also eligible to participate in San Jose Water Company’s Salary Deferral Plan, a tax-qualified 401(k) defined contribution plan. San Jose Water Company matches up to four percent of each participant’s contributions, within statutory IRS limits. Such plan is open to all employees and officers upon the same terms and conditions.

The named executive officers and certain other highly compensated employees may also participate in San Jose Water Company’s Special Deferral Election Plan pursuant to which eligible participants may defer up to 50 percent of their base salary and up to 100 percent of their bonus or other incentive compensation. The deferred amounts are currently credited with a fixed rate of interest that will not exceed 120 percent of the long-term Applicable Federal Rate (“AFR”) determined at the start of the fiscal year, compounded semi-annually. A description of the plan and the amounts deferred thereunder are set forth in the section below entitled “Non-Qualified Deferred Compensation.”

Other Benefits and Perquisites: All administrative employees, including executive officers, are eligible to receive standard health, disability, life and travel insurance, and professional development benefits. In addition, the Corporation provides certain executives with (i) vehicles for business use and personal commutes and (ii) club memberships. The Corporation also holds season tickets to sporting and cultural events which the CEO, executive officers and other personnel of the Corporation may use for non-business purposes on occasions. In 2010, the Corporation also paid for air travel costs for the spouse of the CEO to accompany him on a business related trip. The Corporation does not provide tax gross-ups for any imputed income in connection with providing those particular benefits and perquisites.

Risk Assessment

The Committee reviewed the various compensation programs maintained by the Corporation and its subsidiaries for the executive officers to determine whether any of those programs encouraged excess risk taking that would create a material risk to the Corporation’s economic viability. Based on that review and the fact that the Corporation operates in a heavily-regulated environment, the Committee concluded it was not reasonably likely that any of the Corporation’s compensation programs for the named executive officers would have a material adverse effect upon the Corporation. For further information concerning this risk assessment process, please see the section to this proxy statement entitled “Executive Compensation and Related Information – Risk Assessment of Compensation Policies and Practices” that appears below.

Executive Severance Plan and Employment Agreement

Executive Severance Plan: The Corporation has implemented the Executive Severance Plan under which the CEO and the other named executive officers will become entitled to certain severance benefits on a so-called double trigger basis in the event their employment terminates under certain defined circumstances in connection with a change in control of the Corporation. Such benefits will be triggered in connection with a change in control only if the executive officer’s employment is terminated by the Corporation other than for good cause or such executive officer resigns in connection with (i) a significantly adverse change in the nature or the scope of his or her authority or overall working environment, (ii) the assignment of duties materially inconsistent with his or her present duties, responsibilities or status, (iii) a reduction in the sum of his or her base salary and target bonus, or (iv) a relocation of his or her principal place of employment.

The Executive Severance Plan is designed to serve two primary purposes: (i) encourage the executive officers to remain in the Corporation’s employ in the event of an actual or potential change in control transaction and (ii) align the interests of the Corporation’s executive officers with those of the shareholders by enabling the executive officers to consider acquisition transactions that are in the best interests of the shareholders and provide opportunities for the creation of substantial shareholder value without undue concern over whether those transactions may jeopardize their employment or their existing compensation arrangements. The Executive Severance Plan will therefore allow the executive officers to continue to focus their attention on the

Corporation’s business operations and strategic plans without undue concern over their own financial situation during periods when substantial disruptions and distractions might otherwise prevail as a result of such acquisition activities.

The Executive Severance Plan also allows the Corporation to maintain a standard set of severance benefits to new and existing executive officers and avoid the negotiation of “one-off” arrangements with individual executive officers, except in limited instances where circumstances warrant a special arrangement. As set forth above, the change in control benefits provided under the Executive Severance Plan are subject to a “double trigger” so that an executive officer will only receive severance benefits if there is a change in control as well as a loss of his or her employment. This differs from a “single trigger” program that would provide severance benefits immediately upon a change in control. Such a structure is consistent with one of the primary purposes of the Executive Severance Plan, namely to provide the executive officers with a guaranteed level of financial protection only upon loss of employment.

Based on the foregoing considerations and the many years of service that most of the executive officers have rendered to the Corporation, the Committee believes that the benefits provided under the Executive Severance Plan, including any tax gross-up payment to cover parachute payment taxes under the Internal Revenue Code Section 4999, have been set at a fair and reasonable level and appropriately balance the respective interests of the various stakeholders. For further information regarding the Executive Severance Plan, including such relevant terms as termination without cause, resignation for good reason and change in control, please see the section entitled “Employment Agreements, Termination of Employment and Change in Control Arrangements” that appears later in this Proxy Statement.

CEO Employment Agreement: The Corporation has entered into an amended and restated employment agreement with the CEO effective January 1, 2008, with an initial two-year term and with an automatic renewal feature each year so that there will always be a continuing two-year term, unless the Corporation provides timely notice of non-renewal. Such amended and restated employment agreement has been subsequently amended on December 16, 2009 and January 26, 2010, respectively. The principal terms of the employment agreement, as most recently amended, are also summarized in the section of the proxy statement entitled “Employment Agreements, Termination of Employment and Change in Control Arrangements.” Pursuant to this agreement, Mr. Roth will also become entitled to severance benefits should his employment terminate under certain defined circumstances in the absence of a change in control. The Committee believes that such protections are typical for chief executive officers in the peer group companies.

Severance Benefit Package for Mr. Lynch: As mentioned above, Mr. Lynch will, as part of his negotiated compensation package with the Corporation become entitled to severance benefits in the form of twelve months of salary continuation should his employment be involuntarily terminated without cause. Mr. Lynch also participates in the Executive Severance Plan under which he will become entitled to certain severance benefits in the event his employment were to terminate under certain defined circumstances in connection with a change in control of the Corporation. However, there will be no duplication of severance benefits under the two arrangements.

Special Retirement Package for Ms. Yip: In recognition of her more than 24 years of service with the Corporation and its subsidiaries and in order to establish an orderly process for the transition of her responsibilities, the Committee authorized a special retirement package for Ms. Yip in December 2010. The package will become effective only if she retires during the period beginning June 1, 2011 and ending July 31, 2011 and is comprised of the following components:

(i)	an additional years-of-service credit under the SERP to the extent necessary to bring her total years of service for purposes of the SERP benefit formula to 27.28 years so that her normal retirement benefit under the SERP will be equal to the maximum 60 percent of final average monthly compensation;

(ii)	$30,000 separation payment to be paid on the first day of the seventh month following her retirement date;

(iii)	reimbursement of COBRA coverage costs for up to a six-month period following her retirement date, but not more than $16,500 in the aggregate.

The retirement package is conditioned on Ms. Yip’s delivery of a general release of all claims against the Corporation and its affiliates.

The Committee believes that the retirement package for Ms. Yip is fair and reasonable in light of the many years of service she has rendered the Corporation and the important contributions she has made during that period to the Corporation in its heavily-regulated business environment and in order to assure an orderly transition of her responsibilities.

Severance Package for Mr. Green: On September 30, 2010, Mr. Green resigned as the Corporation’s Chief Financial Officer and Treasurer. In connection with his resignation, the Committee approved the following severance benefit package in recognition of Mr. Green’s service with the Corporation:

(i)	lump sum cash severance payment in the amount of $65,000 to be paid in April 2011; and

(ii)	reimbursement of the costs he incurs for COBRA medical and dental care coverage for himself and his spouse and eligible dependents through December 31, 2010, but not to exceed $16,500 in the aggregate.

Such severance benefits were conditioned upon Mr. Green’s delivery of a general release of all claims against the Corporation and its affiliates.

Executive Share Ownership Guidelines

In 2006, the Committee established a policy requiring named executive officers to achieve specific share ownership guidelines within five years. The Committee believes that such a policy is consistent with its philosophy of encouraging executive stock ownership and will serve to further align the interests of the executive officers with those of shareholders. Pursuant to the policy, executive officers are required to own shares of the Corporation’s common stock with an aggregate value equal to two times the annual base salary for the CEO and one times the annual base salary for the other senior executive officers (including the named executive officers). Shares of the Corporation’s common stock owned outright, shares underlying restricted stock units, and shares underlying deferred stock units, including shares underlying additional units resulting from dividend equivalent rights, all count towards the guideline. Until the guideline is met, each executive is required to hold any shares of the Corporation’s common stock issued upon the vesting of restricted stock units (net of any shares withheld or sold to cover applicable withholding taxes). As of December 31, 2010, the named executive officers, except for Mr. Lynch, had complied with the policy. Mr. Lynch has until October 2015 in which to comply. The following table outlines the named executive officer’s share ownership as of December 31, 2010, except for David A. Green who resigned on September 30, 2010:

Name	Title	Share Ownership ($)(1)	Share Ownership Guideline ($)(2)
W. Richard Roth	President and Chief Executive Officer	$6,199,115	$1,250,000
R. Scott Yoo	Chief Operating Officer	$422,646	$310,000
Angela Yip	Executive Vice President of Finance	$347,498	$300,000
George J. Belhumeur	Senior Vice President of Operations	$343,395	$300,000
James P. Lynch	Chief Financial Officer and Treasurer	$80,362	$350,000

(1)	This amount is calculated by multiplying (i) the sum of the shares of the Corporation’s common stock actually owned, the shares underlying restricted stock units and the shares underlying deferred stock units attributable to deferred compensation, by (ii) $26.47, the closing selling price of the common stock on December 31, 2010.

(2)	This amount is equal to two times the base salary in effect for the CEO for the 2010 fiscal year and one times the base salary in effect for the other named executive officers for such year.

IRC Section 162(m) Compliance

As a result of Section 162(m) of the Internal Revenue Code, publicly-traded companies such as the Corporation are not allowed a federal income tax deduction for compensation paid to the CEO and the three other highest paid executive officers (other than the CFO) to the extent that such compensation exceeds $1 million per officer in any one year and does not otherwise qualify as performance-based compensation. The Corporation’s Long-Term Incentive Plan is structured so that compensation deemed paid to an executive officer in connection with the exercise of stock options should qualify as performance-based compensation that is not subject to the $1 million limitation. RSUs with performance-vesting goals tied to one or more of the performance criteria approved by the shareholders under the Long-Term Incentive Plan will also qualify as performance-based compensation for Section 162(m) purposes, but service-vesting RSUs will not so qualify. Other awards made under the plan may or may not so qualify. In establishing the cash and equity incentive compensation programs for the executive officers, it is the Committee’s view that the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason the Committee may deem it appropriate to continue to provide one or more executive officers with the opportunity to earn incentive compensation, including cash bonus programs tied to the Company’s financial performance and restricted stock units awards, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code. It is the Committee’s belief that cash and equity incentive compensation must be maintained at the requisite level to attract and retain the executive officers essential to the Corporation’s financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation. The total amount of compensation paid by the Corporation for the 2010 fiscal year to each named executive officer subject to Section 162(m) (whether in the form of cash payments or upon the exercise or vesting of equity awards), except for W. Richard Roth, should be deductible and not affected by the Section 162(m) limitation. Approximately $105,000 of Mr. Roth’s compensation will not be deductible pursuant to Section 162(m). In future years, it is possible that the total amount of compensation paid by the Corporation to one or more executive officers may not be fully deductible for tax purposes by reason of the Section 162(m) limitation.

Summary Compensation Table

The following table provides certain summary information concerning the compensation earned for services rendered in all capacities to the Corporation and its subsidiaries for the years ended December 31, 2008, December 31, 2009 and December 31, 2010 by the Corporation’s Chief Executive Officer, the two individuals who served as the Corporation’s Chief Financial Officer for a portion of the 2010 fiscal year, and each of the Corporation’s three other most highly compensated executive officers whose total compensation for the 2010 fiscal year (exclusive of the amounts reported in column (h) of such table) was in excess of $100,000 and who were serving as executive officers at the end of the 2010 fiscal year. No other executive officers who would have otherwise been includable in such table on the basis of total compensation for the 2010 fiscal year (exclusive of any amounts that would have been reportable in column (h) of such table) have been excluded by reason of their termination of employment or change in executive status during that year. The listed individuals shall be hereinafter referred to as the “named executive officers.”

Name and Principal Position (a)	Year (b)	Salary ($)(1) (c)	Bonus ($)(1) (d)		Stock Awards ($)(4) (e)		Option Awards ($)(4) (f)	Non-Equity Incentive Plan Compensation ($)(1) (g)	Change in Pension Value ($) (h)		All Other Compensation ($)(9) (i)	Total ($) (j)
W. Richard Roth,	2010	$625,000	$30,000	(2)	$572,185	(5)	—	$87,890	$447,634	(6)	$35,308	$1,798,017
President and Chief Executive Officer of SJW Corp.	2009	$475,000	—		$448,350	(5)	—	$57,391	$381,758	(7)	$38,793	$1,401,292
	2008	$455,000	$163,990		$459,130	(5)	—	—	$45,154	(8)	$32,810	$1,156,084

George J. Belhumeur,	2010	$300,000	$30,000	(2)	$44,335		—	—	$54,482	(6)	$17,261	$446,078
Senior Vice President of Operations of San Jose Water Company	2009	$300,000	$25,000		$45,611		—	—	$175,908	(7)	$17,458	$563,977
	2008	$290,000	$35,000		$46,385		—	—	$203,820	(8)	$18,313	$593,518

David A. Green,	2010	$195,000	—		$44,335		—	—	—		$90,779	$330,114
Chief Financial Officer and Treasurer of SJW Corp. through September 30, 2010	2009	$230,000	$22,000		$45,611		—	—	$33,686	(7)	$27,545	$358,842
	2008	$102,115	$75,000	(3)	$45,498		—	—	$5,803	(8)	$19,832	$248,248

James P. Lynch,	2010	$80,769	$38,750	(2)	$66,853		—	—	$2,810	(6)	$5,545	$194,727
Chief Financial Officer and Treasurer of SJW Corp. from October 4, 2010	2009	—	—		—		—	—	—		—	—
	2008	—	—		—		—	—	—		—	—

Angela Yip, Executive Vice President of Finance of SJW Corp.	2010	$300,000	$50,000	(2)	$44,335		—	—	$391,887	(6)	$15,620	$801,842
	2009	$300,000	$25,000		$45,611		—	—	$291,330	(7)	$15,089	$677,030
	2008	$290,000	$37,000		$46,385		—	—	$387,785	(8)	$15,063	$776,233

R. Scott Yoo,	2010	$310,000	$58,000	(2)	$75,377		—	—	$415,874	(6)	$17,936	$877,187
Chief Operating Officer of San Jose Water Company	2009	$310,000	$31,000		$77,539		—	—	$382,147	(7)	$18,390	$819,076
	2008	$300,000	$50,000		$78,895		—	—	$418,320	(8)	$20,536	$867,751

(1)	Includes amounts deferred under (i) the Corporation’s Special Deferral Election Plan, a non-qualified deferred compensation plan for the Corporation’s officers and other select management personnel and (ii) San Jose Water Company’s Salary Deferral Plan, a qualified deferred compensation plan under section 401(k) of the Internal Revenue Code.

(2)	Represents (i) for Messrs. Belhumeur and Yoo and Ms. Yip, the bonus earned for 2010 fiscal year on the basis of corporate and individual performance, (ii) for Mr. Lynch, his pro-rated target bonus earned for his period of employment during the 2010 fiscal year and (iii) a special cash bonus award in the amount of $30,000 for Mr. Roth and $20,000 each for Messrs. Lynch and Yoo and Ms. Yip.

(3)	Also includes a one-time sign-on bonus.

(4)	The dollar amount reported is equal to the aggregate grant date fair value of the stock awards made during each reported fiscal year, calculated in accordance with FASB ASC Topic 718. The assumptions used in the calculation of the FASB ASC Topic 718 grant date fair value of each such award are set forth in Note 11 to the Corporation’s consolidated financial statements included in its annual report on Form 10-K for the 2010 fiscal year. For further information concerning the grant date value of the awards, see the section below entitled “Grants of Plan-Based Awards.” As indicated in the section above entitled “Ownership of Securities—Security Ownership of Certain Beneficial Owners and Management,” Mr. Roth is credited with shares of deferred stock, and a number of those deferred shares include dividend equivalent rights. The phantom dividends that accumulate each year on those deferred shares pursuant to such dividend equivalent rights are converted into additional deferred shares. However, since the dividend equivalent rights were factored into the original grant date fair value of Mr. Roth’s deferred shares, no further amounts are reported in this column with respect to the additional deferred shares attributable to the phantom dividends that accumulated during the fiscal year as a result of those dividend equivalent rights. The phantom dividends for the 2010 fiscal year were converted on January 3, 2011 into an additional 2,780 deferred shares for Mr. Roth. Such deferred shares had a fair market value of $73,587 on December 31, 2010 based on the $26.47 closing selling price of the Corporation’s common stock on December 31, 2010.

(5)	Mr. Roth’s performance-based awards are treated, for financial accounting purpose, as subject to market condition vesting, and therefore the grant date value has been appropriately discounted to reflect the attainability of the applicable market condition event.

(6)	Consists solely of the increase in the actuarial present value of each named executive officer’s accumulated retirement benefits recorded for the 2010 fiscal year. The present value of the accrued pension benefit fluctuates from year-to-year based on additional years of service and changes in compensation. In addition, such fluctuations may also occur due to the interest rate used to discount anticipated future payments so that when interest rates decrease for example, the present value associated with the underlying benefit may increase. The table below indicates the actuarial present value of the retirement benefits accrued as of the close of the 2010 and 2009 fiscal years, respectively, by each named executive officer. For the 2009 fiscal year calculations the discount rates applied were 5.92% for the Retirement Plan and 5.63% for the Executive Supplemental Retirement Plan (“SERP”) and Cash Balance Executive Supplemental Retirement Plan (“Cash Balance SERP”). For the 2010 fiscal year calculations the discount rates applied were 5.48% for the Retirement Plan and 5.10% for the SERP and Cash Balance SERP. The benefit accrual formula for the SERP was amended effective January 1, 2010 and is reflected in the December 31, 2010 calculation below showing the actuarial present value of the accrued retirement benefits for each named executive officer. The present value of the retirement benefits as of the close of the 2009 fiscal year for Messrs. Roth, Belhumeur and Yoo and Ms. Yip were reported in last year’s proxy statement dated March 12, 2010 to be $3,381,962, $2,275,022, $2,205,507 and $1,788,524, respectively. However, the dollar amounts so reported for Messrs. Yoo and Belhumeur and Ms. Yip were inadvertently overstated in that proxy statement as a result of the double counting of certain deferred compensation for the 2009 fiscal year. In addition, the compensation used in the determination of the SERP benefits should have been adjusted to reflect salary earned during the year as opposed to salary paid during the year to be consistent with the SERP benefit accrual formula. Additionally, the bonus included in Mr. Roth’s compensation for the purpose of calculating his SERP benefits should have been the greater of (i) the actual bonus paid to him for the 2009 fiscal year and (ii) his target bonus for that year, as provided in the SERP benefit accrual formula in effect for him.

Actuarial Present Value of Retirement Benefits	W. Richard Roth	George J. Belhumeur	David A. Green	James P. Lynch	Angela Yip	R. Scott Yoo
Accrued as of the close of the 2010 fiscal year	$3,834,313	$2,255,801	—	$2,810	$2,051,892	$2,506,309
Accrued as of the close of the 2009 fiscal year	$3,386,679	$2,201,319	$39,489	—	$1,660,005	$2,090,435

Change in Pension Value	$447,634	$54,482	—	$2,810	$391,887	$415,874

For Mr. Lynch, the difference in actuarial present value is measured from his 2010 fiscal year entry date into the Retirement Plan. For further information concerning the pension benefits, see the section below entitled “Pension Benefits.”

(7)	Consists solely of the increase in the actuarial present value of each named executive officer’s accumulated retirement benefits recorded for the 2009 fiscal year. The pension benefits payable to the executive officers increase in correlation with increases in salary and years of service. As indicated in footnote 6 above, due to a correction in the compensation used for purposes of the SERP benefit accrual calculations, the change in pension value reported for 2009 has been revised for Messrs. Roth, Belhumeur and Yoo and Ms. Yip.

(8)	Consists solely of the increase in the actuarial present value of each named executive officer’s accumulated retirement benefits recorded for the 2008 fiscal year. The pension benefits payable to the executive officers increase in correlation with increases in salary and years of service. However, for Mr. Roth, the accrued benefit under the SERP was reduced as a result of an administrative adjustment to the amount of his compensation taken into account under such plan, and such reduction was taken into account in determining the overall increase in the actuarial present value of his accumulated retirement benefits for the year.

(9)	Consists of the following amounts for each of the named executive officers: (i) spousal travel expenses, (ii) personal use of tickets to sporting events, (iii) club memberships, (iv) non-business lodging and travel expenses, (v) personal use of company vehicle and (vi) 401(k) employer match made on such individual’s behalf. In addition, for Messrs. Green and Lynch, there is also included the reimbursement of COBRA medical and dental care coverage costs, and solely for Mr. Green, there is included the accrued vacation payment and the cash severance payment in the amount indicated below that is to be paid to him in April 2011.

For the Year Ended December 31, 2010

Description	W. Richard Roth	George J. Belhumeur	David A. Green	James P. Lynch	Angela Yip	R. Scott Yoo
Spousal Travel Expenses	$4,569	—	—	—	—	—
Personal Use of Tickets To Sporting Events	—	—	—	—	—	—
Club Memberships	$10,337	$1,140	$1,530	—	$924	—
Non-Business Lodging & Travel Expenses	—	—	—	—	—	—
Personal Use of Company Vehicle	$10,879	$6,544	$2,257	$627	$4,896	$8,136
401(k) Employer Match	$9,523	$9,577	$8,403	—	$9,800	$9,800
COBRA Medical & Dental Coverage	—	—	$3,056	$4,919	—	—
Accrued Vacation Payment	—	—	$10,533	—	—	—
Severance Payment	—	—	$65,000	—	—	—

Total	$35,308	$17,261	$90,779	$5,546	$15,620	$17,936

For the Year Ended December 31, 2009

Description	W. Richard Roth	George J. Belhumeur	David A. Green	Angela Yip	R. Scott Yoo
Spousal Travel Expenses	—	—	—	—	—
Personal Use of Tickets To Sporting Events	—	—	—	—	—
Club Memberships	$10,091	$1,124	$1,668	$924	—
Non-Business Lodging & Travel Expenses	—	—	$10,742	—	—
Personal Use of Company Vehicle	$9,242	$6,760	$6,282	$4,629	$8,590
401(k) Employer Match	$9,460	$9,574	$8,853	$9,536	$9,800
Miscellaneous Personal Expenses	$10,000	—	—	—	—

Total	$38,793	$17,458	$27,545	$15,089	$18,390

For the Year Ended December 31, 2008

Description	W. Richard Roth	George J. Belhumeur	David A. Green	Angela Yip	R. Scott Yoo
Spousal Travel Expenses	—	—	—	—	$676
Personal Use of Tickets To Sporting Events	$1,800	$455	—	—	—
Club Memberships	$12,751	$1,265	$3,184	$1,001	$1,235
Non-Business Lodging & Travel Expenses	—	—	$14,901	—	—
Personal Use of Company Vehicle	$9,200	$7,639	$1,747	$5,642	$9,279
401(k) Employer Match	$9,059	$8,954	—	$8,420	$9,346

Total	$32,810	$18,313	$19,832	$15,063	$20,536

Grants of Plan-Based Awards

The following table provides certain summary information concerning each grant of an award made to a named executive officer in the 2010 fiscal year under a compensation plan.

Name (a)	Grant Date (b)	Potential Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#) (i)		All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Value (6) (l)
		Threshold (#) (c)	Target (#) (d)	Maximum (#) (e)	Threshold (#) (f)	Target (#) (g)		Maximum (#) (h)
W. Richard Roth	1-26-2010	$78,125	$156,250	$234,375	—	—		—	—		—	—	—
	1-26-2010	—	—	—	—	37,850	(2)	—	—		—	—	$331,945	(7)
	1-26-2010	—	—	—	—	—		—	12,000	(3)	—	—	$240,240	(8)

George J. Belhumeur	1-04-2010	—	—	—	—	—		—	2,148	(4)	—	—	$44,335	(8)

David A. Green	1-04-2010	—	—	—	—	—		—	2,148	(4)	—	—	$44,335	(8)

James P. Lynch	10-04-2010	—	—	—	—	—		—	3,036	(5)	—	—	$66,853	(8)

Angela Yip	1-04-2010	—	—	—	—	—		—	2,148	(4)	—	—	$44,335	(8)

R. Scott Yoo	1-04-2010	—	—	—	—	—		—	3,652	(4)	—	—	$75,377	(8)

(1)	Reflects potential payouts under the 2010 fiscal year incentive bonus program established for Mr. Roth. Each potential level of payout was tied to the level at which the company attained the performance goals for the 2010 fiscal year established by the Executive Compensation Committee. The goals were tied to a stated return on equity objective, environmental compliance and designated operational objectives based on key water industry objectives. The return on equity objective was met at threshold level, the operational goals were attained at above-target levels but the environmental compliance goal was not met, resulting in an actual bonus to Mr. Roth in the dollar amount of $87,890 or 56% of his target bonus for the year.

(2)	On January 26, 2010, Mr. Roth was awarded restricted stock units under the Long-Term Incentive Plan covering 37,850 shares of common stock. The restricted stock units are performance-based and will vest if the Corporation achieves an annualized total shareholder return of six percent per year, compounded annually, over the five-year period from January 1, 2010 until December 31, 2014, provided Mr. Roth remains in the Corporation’s employ through such date. However, if Mr. Roth ceases service during such five-year period by reason of death or disability, or he resigns for good reason or is involuntarily terminated other than for good cause, he will subsequently vest in a portion of the restricted stock units if the performance objective is in fact attained. The number of restricted stock units in which Mr. Roth would vest on such pro-rated basis upon such attainment of the performance objective would be determined by multiplying the total number of restricted stock units at the time subject to the award by a fraction the numerator of which is the number of whole months of service (rounded up to the next whole month) completed by Mr. Roth during the five-year performance period and the denominator of which is 60 months. To the extent Mr. Roth vests in one or more restricted stock units in accordance with the foregoing, the underlying shares will be issued on January 31, 2015. In addition, the RSU award will convert into a service-only vesting award should a change in control of the Corporation occur during the five-year performance period and will be subject to accelerated vesting should the CEO’s employment terminate under certain circumstances following such conversion. However, immediate vesting will occur in the event there is a change in control of the Corporation in which the units are not assumed or otherwise continued in effect. The performance-based restricted stock units do not include dividend equivalent rights. A portion of the vested shares which become issuable under such award will be withheld by the Corporation to cover the applicable withholding taxes.

(3)	On January 26, 2010, Mr. Roth was also awarded restricted stock units under the Corporation’s Long-Term Incentive Plan covering an additional 12,000 shares of the Corporation’s common stock. The restricted stock units will vest in three successive equal annual installments upon Mr. Roth’s completion of each year of service with the Corporation over the three-year period measured from the date of grant. The shares of common stock underlying the restricted stock units will be issued as those units vest. All of the units will vest, and the underlying shares of common stock will become immediately issuable, on an accelerated basis if Mr. Roth ceases service by reason of death or disability, resignation for good reason or an involuntary termination other than for good cause. Immediate vesting will also occur in the event there is a change in control of the Corporation in which the units are not assumed or otherwise continued in effect. The restricted stock units do not include dividend equivalent rights. As the vested shares become issuable from time to time under such award, a portion of those shares will be withheld by the Corporation to cover the applicable withholding taxes.

(4)	On January 4, 2010, Messrs. Belhumeur, Green and Yoo and Ms. Yip were each awarded restricted stock units under the Corporation’s Long-Term Incentive Plan. Each restricted unit entitles the officer-recipient to receive one share of the Corporation’s common stock on the applicable vesting date of that unit. The restricted stock units vest in a series of four successive equal annual installments upon the officer’s completion of each year of service with the Corporation over the four-year period measured from the award date (January 4, 2010). The units will vest in full, and the underlying shares will become immediately issuable, on an accelerated basis if (i) the officer’s service terminates by reason of death or disability or (ii) the officer is involuntarily terminated other than for good cause, or resigns for good reason, within 24 months after a change in control. Immediate vesting will also occur in the event there is a change in control of the Corporation in which the units are not assumed or otherwise continued in effect. The restricted stock units do not provide the officer with dividend equivalent rights. A portion of the vested shares which become issuable under the units will be withheld by the Corporation to cover the applicable withholding taxes. Mr. Green’s award was cancelled upon his resignation on September 30, 2010, and none of the shares of the Corporation’s common stock subject to the award were issued to him.

(5)	On October 4, 2010, Mr. Lynch was awarded restricted stock units under the Corporation’s Long-Term Incentive Plan. Each restricted unit will entitle Mr. Lynch to receive one share of the Corporation’s common stock on the applicable vesting date of that unit. The restricted stock units will vest in a series of four successive equal annual installments upon his completion of each year of service with the Corporation over the four-year period measured from the award date (October 4, 2010). The units will vest in full, and the underlying shares will become immediately issuable, on an accelerated basis if (i) Mr. Lynch’s service terminates by reason of death or disability or (ii) Mr. Lynch is involuntarily terminated other than for good cause, or resigns for good reason, within 24 months after a change in control. Immediate vesting will also occur in the event there is a change in control of the Corporation in which the units are not assumed or otherwise continued in effect. The restricted stock units do not provide Mr. Lynch with dividend equivalent rights. A portion of the vested shares which become issuable under the units will be withheld by the Corporation to cover the applicable withholding taxes.

(6)	Such grant date value is calculated in accordance with FASB ASC Topic 718, and estimated forfeitures relating to service-vesting conditions are not taken into account. The assumptions used in the calculation of the FASB ASC Topic 718 grant date fair value of each reported award are set forth in Note 11 to the Corporation’s consolidated financial statements included in its annual report on Form 10-K for the 2010 fiscal year.

(7)	Represents the FASB ASC Topic 718 grant date value of the award. This performance-based award is treated, for financial accounting purpose, as subject to market condition vesting, and therefore the grant date value has been appropriately discounted to reflect the attainability of the applicable market condition event.

(8)	Represents the FASB ASC Topic 718 grant date value of the award. Such grant date value was determined on the basis of the closing selling price per share of the Corporation’s common stock on the applicable grant date, as appropriately discounted to reflect the lack of dividend equivalent rights.

2010 Annual Bonus Program

In January 2010, the Executive Compensation Committee set the bonus potential for Mr. Roth for the 2010 fiscal year. The dollar amount of that bonus was tied to the level at which the company attained the performance goals established by the Executive Compensation Committee for that year. The goals were tied to a stated return on equity objective, environmental compliance and designated operational objectives based on key water industry objectives. At threshold level attainment, Mr. Roth’s bonus potential was set at $78,125 (12.5 percent of base salary); for target level attainment, the bonus potential was $156,250 (25 percent of base salary); and at above-target level attainment, the applicable bonus potential was $234,375 (37.5 percent of base salary). The actual bonus amount could accordingly vary from 0 to 150 percent of the target bonus amount based on the level at which the various performance goals were attained. Further information concerning the bonus program established for Mr. Roth for the 2010 fiscal year, together with a description of the more discretionary annual bonus program in effect for the other named executive officers, is set forth in the Compensation Discussion & Analysis that appears earlier in the Proxy Statement.

2011 Stock-Based Awards

On January 3, 2011, Messrs. Belhumeur, Lynch and Yoo and Ms. Yip were awarded restricted stock units under the Corporation’s Long-Term Incentive Plan. Each restricted unit will entitle the officer-recipient to receive one share of the Corporation’s common stock on the applicable vesting date of that unit. The restricted stock units will vest in a series of four successive equal annual installments upon the officer’s completion of each year of service with the Corporation over the four-year period measured from the award date (January 3, 2011). The units will vest in full, and the underlying shares will become immediately issuable, on an accelerated basis if (i) the officer’s service terminates by reason of death or disability or (ii) the officer is involuntarily terminated other than for good cause, or resigns for good reason, within 24 months after a change in control. Immediate vesting will also occur in the event there is a change in control of the Corporation in which the units are not assumed or otherwise continued in effect. The restricted stock units do not provide the officer with dividend equivalent rights. A portion of the vested shares which become issuable under the units will be withheld by the Corporation to cover the applicable withholding taxes. The chart below indicates the number of shares of the Corporation’s common stock underlying those restricted stock unit awards:

Name	Number of Underlying Shares
R. Scott Yoo	3,219
James P. Lynch	2,840
Angela Yip	1,893
George J. Belhumeur	1,893

Risk Assessment of Compensation Policies and Practices

The Executive Compensation Committee, with input and assistance from the Human Resources Department, undertook a substantial review of the various compensation programs maintained by the Corporation and its subsidiaries for the executive officers and other employees throughout the organization to determine whether any of those programs encouraged excess risk taking that would create a material risk to the Corporation’s economic viability. As part of that process, the Executive Compensation Committee reviewed a detailed inventory of the Corporation’s compensation plans and programs prepared by the Human Resources Department in which the principal features of each plan were summarized, the potential risk factors (if any) associated with each plan were identified and the mitigation factors designed to address those risks were described. Based on that review and the fact that as public utilities the Corporation’s wholly-owned subsidiaries, San Jose Water Company and SJWTX, Inc., operate in a heavily-regulated environment, the Executive Compensation Committee concluded it was not reasonably likely that any of the compensation programs of the Corporation or its subsidiaries, whether individually or in aggregate, would have a material adverse effect upon the Corporation. In reaching such conclusion, the Executive Compensation Committee took into account the following factors, including factors specifically analyzed in terms of the compensation programs for the Corporation’s executive officers:

- The overall compensation structure is applied uniformly throughout the Corporation and its subsidiaries, with the only major exception relating to the equity component of that compensation structure. Equity compensation (other than through participation in the Corporation’s broad-based employee stock purchase plan) has historically been granted only to officers of the Corporation or its subsidiaries and is provided either in the form of stock option grants or restricted stock units that vest incrementally over their period of continued service. The Chief Executive Officer also holds restricted stock units that are tied to the attainment of total stockholder return objectives measured over periods ranging from three to five years. Neither the Corporation nor its subsidiaries have any compensation arrangements that are unique to any business unit or that otherwise depart significantly from the general uniformity of the overall compensation structure throughout the organization.

- For most of the employee base, compensation is primarily in the form of base salary. Certain employees, other than the named executive officers, are also eligible to receive cash bonuses with target levels tied to a fixed dollar amount generally ranging from $6,500 to $40,000. For such employees, the bonus component is tied to both financial and non-financial metrics and individual performance, and the maximum bonus that can be earned is capped between 150 to 200 percent of the target bonus.

- The cash bonus program for the named executive officers is tied either to a percentage of base salary that ranges from 10 to 25 percent or to a fixed dollar amount generally ranging from $40,000 to $75,000 with a maximum bonus potential set at 150 percent of the target bonus for the Chief Executive Officer and 200 percent of the target bonus for the other executive officers. 100 percent of the Chief Executive Officer’s bonus potential and 75 percent of the bonus potential of the other executive officers is tied to performance goals that are intended to sustain shareholder value, such as return on equity and strategic objectives tied to environmental compliance and level of customer service.

- Accordingly, the overall compensation structure is not overly weighted toward short-term incentives, and by imposing meaningful caps on the potential pay-outs under each of the short-term cash incentive programs, the Corporation has taken reasonable steps to protect against the potential of disproportionately large short-term incentives that might encourage excessive risk taking. In addition, the Corporation has a formal internal business risk assessment structure that identifies the major risks to the business of the Corporation and its subsidiaries and implements techniques and processes to control and mitigate those risks. Accordingly, to the extent any of the performance metrics established for the short-term incentive programs might otherwise contribute to any potential risks identified for the business, there are already procedures in place to control and limit those risks.

- In addition, in December 2009, the Executive Compensation Committee negotiated a new compensation package with the Chief Executive Officer which substantially increased the base salary component. One of the main objectives of the new compensation package is to provide the Chief Executive Officer with a more stable and consistent level of compensation over the next five years as a substantial incentive for him to continue in the Corporation’s employ. By doing so, the Board believes that the overall risk profile of the Chief Executive Officer’s compensation package is more effectively balanced among its current cash, long-term equity and retirement/deferred compensation components.

- Each of the officers receive equity compensation in the form of restricted stock unit awards that derive their value from the market price of the Corporation’s common stock, and the value of those awards increase as the price of the common stock appreciates and shareholder value is thereby created. Accordingly, the equity component is structured so as to encourage long-term growth and appreciation in the value of the Corporation’s business and stock price.

- The Corporation has transitioned from stock option grants to restricted stock unit awards. The compensation structure thus avoids the potential to encourage risk taking in the short-term due to the fact that stock options have value only if the price of the underlying shares increases and have no limit on the amount that can be realized from such potential appreciation. Restricted stock units, on the other hand, have a mitigating impact on excessive risk taking because they provide varying levels of compensation as the market price of the Corporation’s common stock fluctuates over time. In addition, the restricted stock unit awards vest over a period of years and this vesting element encourages the recipients of those awards to focus on sustaining the Corporation’s long-term performance. Because such awards are made annually, the officers always have unvested awards outstanding that could decrease significantly in value if the business of the Corporation and its subsidiaries is not managed for the long term.

- The Chief Executive Officer holds several substantial restricted stock unit awards that are performance based in the sense that each such award will vest upon the attainment of a pre-established rate of total shareholder return over the specific measurement period applicable to that particular award. The measurement period is normally three years measured from the start of the calendar year in which the award is made, although the most recent award made to the Chief Executive Officer has a five-year performance period. Awards that tie vesting to performance-objectives such as rates of total shareholder return further advance the Corporation’s objective to maintain a compensation structure that encourages the creation and maintenance of long-term shareholder value.

- The Corporation maintains a tax-qualified retirement plan on an employee-wide basis. The retirement benefit formula under such plan is based on cash compensation levels and years of credited service, but the federal tax laws impose a maximum dollar limitation on the annual retirement benefit that can be accrued under such plan. The federal tax laws also require the Corporation to comply with minimum funding standards for the accrued benefits under the plan, and those funds are held in a special trust reserved solely for plan participants. The Corporation also maintains an Executive Supplemental Retirement Plan for certain officers and other selected executives that supplement their retirement benefits under the tax-qualified plan. The benefit formula is also tied to cash compensation levels and years of service, and the maximum annual retirement benefit that can be accrued under such plan is limited to a maximum benefit equal to 60 percent of the participant’s average annual compensation (determined on the basis of his or her three highest consecutive years of compensation measured in terms of salary and bonus) less the annual retirement benefit accrued under the tax-qualified plan. However, unlike the qualified retirement plan benefits, participants in the supplemental retirement plan are only general creditors of the Corporation who would lose substantially all of their accrued benefits under the supplemental plan were the Corporation to become insolvent.

- The Corporation has also instituted share ownership guidelines which require the senior executive officers to maintain a substantial ownership interest in the Corporation. By requiring that a meaningful amount of their personal wealth be tied to long-term holdings in the Corporation’s common stock, the Corporation has further aligned their interests with those of the shareholders and mitigated the risk of excessive risk taking.

- Finally, the Corporation has adopted policies that preclude certain employees and other individuals, including executive officers and family members residing in the same household, from engaging in hedging transactions in the Corporation’s stock such as put and call options and from pledging the Corporation’s stock or holding such stock in margin accounts. Accordingly, the executive officers bear the full risk of economic loss, like any other shareholder, with respect to their equity holdings, whether in the form of actual shares of the Corporation’s common stock or restricted stock units that will convert into such shares upon the satisfaction of the applicable vesting requirements.

For the foregoing reasons, the Executive Compensation Committee concluded that it was not reasonably likely that the overall employee compensation structure of the Corporation and its subsidiaries, when analyzed either in terms of its organization-wide application or its specific application to various major business units would have any material adverse effect upon the Corporation.

Outstanding Equity Awards at Fiscal Year-End

The following table provides certain summary information concerning outstanding equity awards held by the named executive officers as of December 31, 2010.

Name (a)	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable (b)		Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units of Other Rights That Have Not Vested ($) (j)
W. Richard Roth	29,141	(2)	—	—	$14.85	1/1/2014	4,667	(5)	$123,535	(5)	7,000	(12)	$185,290	(12)
	33,452	(3)	—	—	$17.63	1/2/2015	9,334	(6)	$247,071	(6)	7,000	(13)	$185,290	(13)
							12,000	(7)	$317,640	(7)	37,850	(14)	$1,001,890	(14)

George J. Belhumeur	533	(2)	—	—	$14.85	1/1/2014	741	(8)	$19,614	(8)	—		—
	1,254	(3)			$17.63	1/2/2015	1,275	(9)	$33,749	(9)
							2,148	(10)	$56,858	(10)

David A. Green (1)	—		—	—	—	—	—		—		—		—

James P. Lynch	—		—	—	—	—	3,036	(11)	$80,363	(11)

Angela Yip	2,130	(2)	—	—	$14.85	1/1/2014	741	(8)	$19,614	(8)	—		—
	2,508	(3)			$17.63	1/2/2015	1,275	(9)	$33,749	(9)
							2,148	(10)	$56,858	(10)

R. Scott Yoo	2,508	(3)	—	—	$17.63	1/2/2015	1,260	(8)	$33,352	(8)	—		—
	14,000	(4)			$27.69	7/27/2015	2,168	(9)	$57,387	(9)
							3,652	(10)	$96,668	(10)

(1)	In connection with his termination of employment on September 30, 2010, Mr. Green forfeited unvested restricted stock units covering an aggregate of 4,349 shares.

(2)	Represent stock options granted on January 2, 2004 which vested in four successive equal annual installments over the four-year period of service measured from the date of grant. As of December 31, 2010, the option was fully vested and exercisable for all the option shares.

(3)	Represent stock options granted on January 3, 2005 which vested in four successive equal annual installments over the four-year period of service measured from the date of grant. As of December 31, 2010, the option was fully vested and exercisable for all the option shares.

(4)	Represent stock options granted on July 28, 2005 which vested in four successive equal annual installments over the four-year period of service measured from the date of grant. As of December 31, 2010, the option was fully vested and exercisable for all the option shares.

(5)	Represents service-vesting restricted stock units granted on January 30, 2008 and covering 14,000 shares. The underlying shares will vest in three successive equal annual installments measured from the January 30, 2008 award date provided Mr. Roth continues in the Corporation’s service through each annual installment date. The shares subject to such restricted stock units will be issued as they vest. As of December 31, 2010, one-third of the units were unvested. The reported market value of the shares underlying those unvested units is based on the $26.47 closing selling price of the common stock on December 31, 2010.

(6)

Represents service-vesting restricted stock units granted on January 27, 2009 and covering 14,000 shares. The underlying shares will vest in three successive equal annual installments measured from the January 27, 2009 award date, provided Mr. Roth continues in the Corporation’s service through each annual installment date. The shares subject to such restricted stock units will be issued as they vest. As of December 31, 2010, two-thirds of the units were unvested. The reported market value of the shares underlying those unvested units is based on the $26.47 closing selling price of the common stock on December 31, 2010.

(7)	Represents service-vesting restricted stock units granted on January 26, 2010 and covering 12,000 shares. The underlying shares will vest in three successive equal annual installments measured from the January 26, 2010 award date, provided Mr. Roth continues in the Corporation’s service through each annual installment date. The shares subject to such restricted stock units will be issued as they vest. As of December 31, 2010, all of the units were unvested. The reported market value of the shares underlying those unvested units is based on the $26.47 closing selling price of the common stock on December 31, 2010.

(8)	Represents restricted stock units granted on January 2, 2008 and covering 1,481 shares for Mr. Belhumeur and Ms. Yip, and covering 2,519 shares for Mr. Yoo. The underlying shares vest and become issuable in four successive equal annual installments over the four-year period of service measured from the date of grant. As of December 31, 2010, half of the units were unvested. The reported market value of the shares underlying those unvested units is based on the $26.47 closing selling price of the common stock on December 31, 2010.

(9)	Represents restricted stock units granted on January 2, 2009 and covering 1,700 shares for Mr. Belhumeur, Mr. Green and Ms. Yip, and covering 2,890 shares for Mr. Yoo. The underlying shares will vest and become issuable in four successive equal annual installments over the four-year period of service measured from the date of grant. As of December 31, 2010, three-fourths of the units were unvested. The reported market value of the shares underlying those unvested units is based on the $26.47 closing selling price of the common stock on December 31, 2010.

(10)	Represents restricted stock units granted on January 4, 2010 and covering 2,148 shares for Mr. Belhumeur and Ms. Yip, and covering 3,652 shares for Mr. Yoo. The underlying shares will vest and become issuable in four successive equal annual installments over the four-year period of service measured from the date of grant. As of December 31, 2010, all of the units were unvested. The reported market value of the shares underlying those unvested units is based on the $26.47 closing selling price of the common stock on December 31, 2010.

(11)	Represents restricted stock units granted on October 4, 2010 and covering 3,036 shares. The underlying shares will vest and become issuable in four successive equal annual installments over the four-year period of service measured from the date of grant. As of December 31, 2010, all of the units were unvested. The reported market value of the shares underlying those unvested units is based on the $26.47 closing selling price of the common stock on December 31, 2010.

(12)	Represents performance-vesting restricted stock units granted on January 30, 2008 and covering 7,000 shares. The underlying shares would have vested had the Corporation achieved an annualized total shareholder return of 8% over the three-year period from January 1, 2008 until December 31, 2010. However, that performance objective was not attained, and those restricted stock units were cancelled in January 2011. The reported market value of the shares underlying those cancelled units is based on the $26.47 closing selling price of the common stock on December 31, 2010.

(13)	Represents performance-vesting restricted stock units granted on January 27, 2009 and covering 7,000 shares. The underlying shares will vest if the Corporation achieves an annualized total shareholder return of 6% over the three-year period from January 1, 2009 until December 31, 2011, provided Mr. Roth remains in the Corporation’s employ through such date, but with such service-vesting component to become inapplicable under certain circumstances. The reported market value of the shares underlying those unvested units is based on the $26.47 closing selling price of the common stock on December 31, 2010.

(14)	Represents performance-vesting restricted stock units granted on January 26, 2010 and covering 37,850 shares. The underlying shares will vest if the Corporation achieves an annualized total shareholder return of 6% over the five-year period from January 1, 2010 until December 31, 2014, provided Mr. Roth remains in the Corporation’s employ through such date, but with such service-vesting component to become inapplicable under certain circumstances. The reported market value of the shares underlying those unvested units is based on the $26.47 closing selling price of the common stock on December 31, 2010.

Option Exercises and Stock Vested

The following table sets forth, for each of the named executive officers, the number of shares of the Corporation’s common stock acquired and the value realized on each exercise of stock options during the year ended December 31, 2010, and the number and value of shares of the Corporation’s common stock subject to each restricted stock, deferred stock or restricted stock unit award that vested during the year ended December 31, 2010. No stock appreciation rights were exercised by the named executive officers during the 2010 fiscal year, and none of such officers held any stock appreciation rights as of December 31, 2010.

Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#)(2) (d)	Value Realized on Vesting ($)(3) (e)
W. Richard Roth	10,000	$118,300	2,780	$73,587
			3,500	$77,315
			2,334	$52,258
			2,334	$52,258
			4,667	$103,094
			4,666	$103,585

George J. Belhumeur	—	—	129	$3,442
			370	$8,610
			425	$9,890

David A. Green	—	—	463	$10,519
			425	$9,890

James P. Lynch	—	—	—	—

Angela Yip	—	—	387	$10,325
			370	$8,610
			425	$9,890

R. Scott Yoo	2,130	$15,932	516	$13,767
			630	$14,660
			722	$16,801

(1)	The value realized is determined by multiplying (i) the amount by which the market price of the common stock on the date of exercise exceeded the exercise price by (ii) the number of shares for which the options were exercised.

(2)	Includes the phantom cash dividends which accumulated during the 2010 fiscal year on the shares of the Corporation’s common stock underlying those stock options and restricted stock awards which were converted in January 3, 2011 into additional deferred shares based on the average of the per share market prices of the common stock on each date actual dividends were paid on such common stock during the 2010 fiscal year.

(3)	The value realized is determined by multiplying (i) the market price of the common stock on the applicable vesting date by (ii) the number of shares which vested on such date. For the phantom cash dividends which were converted on January 3, 2011, the value realized is determined by multiplying (i) the market price of the common stock on December 31, 2010 by (ii) the number of additional deferred shares.

Pension Benefits

The Corporation maintains three defined benefit plans: the Retirement Plan, a tax-qualified pension plan (the “Retirement Plan”), the Executive Supplemental Retirement Plan, a non-qualified supplemental pension plan (the “SERP”) and the Cash Balance Executive Supplemental Retirement Plan, a non-qualified pension plan for certain individuals who commence employment with the Corporation on or after March 31, 2008 (the “Cash Balance SERP”).

The following table sets forth as of December 31, 2010 for each plan that provides for payments or other benefits in connection with the retirement of each of the named executive officers, the number of years of service credited to the named executive officer under the plan, the actuarial present value of the named executive officer’s accumulated benefit under each applicable plan, and the dollar amount of any payments and benefits paid to the named executive officer during the Corporation’s last completed fiscal year.

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
W. Richard Roth	San Jose Water Company Retirement Plan	21	$1,049,941	—
	San Jose Water Company Executive Supplemental Retirement Plan	21	$2,784,372	—

George J. Belhumeur	San Jose Water Company Retirement Plan	40	$1,480,756	—
	San Jose Water Company Executive Supplemental Retirement Plan	40	$775,045	—

David A. Green	San Jose Water Company Retirement Plan	2	—	—
	San Jose Water Company Cash Balance Executive Supplemental Retirement Plan	2	—	—

James P. Lynch	San Jose Water Company Retirement Plan	0	$2,810	—
	San Jose Water Company Cash Balance Executive Supplemental Retirement Plan	0	—	—

Angela Yip	San Jose Water Company Retirement Plan	24	$1,193,614	—
	San Jose Water Company Executive Supplemental Retirement Plan	24	$858,278	—

R. Scott Yoo	San Jose Water Company Retirement Plan	25	$1,396,684	—
	San Jose Water Company Executive Supplemental Retirement Plan	25	$1,109,625	—

The pension benefits payable to the executive officers increase in correlation with increases in salary and years of service. The present value of the accrued pension benefit will also fluctuate from year-to-year based on the interest rate used to discount anticipated future payments so that when interest rates decrease for example, the present value associated with the underlying benefit may increase.

The actuarial and economic assumptions used above to value the pension plan include the IRS Generational Mortality Table, a 5.48 percent discount rate for San Jose Water Company’s Retirement Plan and a 5.10 percent discount rate for the Executive Supplemental Retirement Plan and Cash Balance Executive Supplemental Retirement Plan (for 2009 a discount rate of 5.92 percent was used for the Retirement Plan and a discount rate of 5.63 percent was used for the Executive Supplemental Retirement Plan and Cash Balance Executive Supplemental Retirement Plan and the IRS 2009 Static Mortality Table was used for such plans). There is no assumption for pre-retirement mortality or cessation of service, and retirement is assumed to occur at the earliest age at which each named executive officer can receive the pension benefits without actuarial reductions. For further information concerning such actuarial assumptions, please see Note 10 to the Corporation’s consolidated financial statements included in its annual report on Form 10-K for the 2010 fiscal year.

Retirement Plan Benefit. Different benefits apply under San Jose Water Company’s Retirement Plan (“Retirement Plan”) depending on whether an employee first commenced status as an employee (i) before March 31, 2008 or (ii) on or after March 31, 2008. All the named executive officers, except for James P. Lynch and David A. Green, commenced service before March 31, 2008. However, Mr. Green is not entitled to benefits under the Retirement Plan since he resigned prior to vesting under such plan.

The monthly retirement benefit under the Retirement Plan payable to each named executive officer, other than Mr. Green and Mr. Lynch, at age 65, the plan’s normal retirement age, will be equal to 1.6 percent of his or her average monthly compensation (as determined in the manner indicated below) for each year of service completed after January 1, 1978. However, the Retirement Plan provides a minimum benefit to each participant with at least 30 years of service equal to 50 percent of his or her average monthly compensation, less 50 percent of his or her monthly old-age insurance benefit under Section 202 of the Social Security Act. For participants with less than 30 years of service, the minimum benefit described in the preceding sentence will be reduced 1/ 30 for each year by which their years of service are less than 30 years.

The Retirement Plan also contains a special benefit calculation for each participant whose age and service equals or exceeds 75. The combined age and years of service equals or exceeds 75 for each of the named executive officers, other than Mr. Green and Mr. Lynch. The special benefit for each named executive officer, other than Mr. Green and Mr. Lynch, with at least 30 years of service will be equal to 60 percent of his or her average monthly compensation, less 50 percent of his or her monthly old-age insurance benefit under Section 202 of the Social Security Act. For those participants with less than 30 years of service, the special benefit described in the preceding sentence will be reduced 1/ 30 for each year by which their years of service are less than 30 years.

For purposes of the applicable benefit calculation under the Retirement Plan, (i) a participant’s average monthly compensation will be determined on the basis of his or her three highest years of compensation (whether or not consecutive) prior to attainment of age 65 (or earlier retirement or termination) and will generally be based upon the amount reported on his or her Form W-2 for federal income tax purposes for each year included in such calculation, plus amounts deferred under the 401(k) plan and certain other limited deferrals, and (ii) the annual compensation taken into account for benefit accrual purposes for each such year may not exceed the annual compensation limit for that year determined in accordance with the Internal Revenue Code. No lump sum payment of accumulated retirement benefits is provided under the Retirement Plan for employees who first commenced status as an employee before March 31, 2008, except that a lump sum distribution may become payable to the surviving beneficiary of a deceased participant under certain circumstances. A participant age 65 or older who commenced status as an employee before March 31, 2008 can take an in-service distribution if his or her age and years of service equal at least 100 years.

The retirement benefits for employees who first commence service on or after March 31, 2008, including Mr. Lynch, will be based upon the compensation credits and interests credits made to a hypothetical bookkeeping account established for each such participant. Compensation credits will be made on behalf of each participant each plan quarter in which the participant is an eligible employee with at least one hour of service for that quarter. The amount of the compensation credit for that quarter will be based on the compensation paid to the participant for that quarter and his or her years of credited service, as determined in accordance with the following schedule:

Years of Credited Service	Percent of Compensation
Less than 5	5%
5 but less than 10	6%
10 but less than 15	7%
15 but less than 20	9%
20 or more	11%

For purposes of determining the amount of each participant’s compensation credit, (i) compensation is generally based upon the amount that would otherwise be reported on the participant’s Form W-2 for federal income tax purposes during the quarter, plus amounts deferred for that quarter under the 401(k) plan and certain other limited deferrals and (ii) the annual compensation may not exceed the annual compensation limit determined in accordance with the Internal Revenue Code.

Interest credits are also generally made on behalf of each participant each plan quarter. The amount of each interest credit is determined by multiplying the balance of the participant’s account as of the last day of that plan quarter by the lesser of: (i) the greater of (a) 0.75 percent, or (b) 1/4 of the annual yield on 30-year Treasury bonds, determined as of the month of October preceding the first day of the plan year; and (ii) 1.5 percent.

Benefits accrued under the Retirement Plan may be paid as (i) a fixed monthly pension for life, (ii) a reduced monthly benefit payable for life but with a minimum payment period of 10 years for the participant or his or her designated beneficiary or (iii) a reduced joint and survivor annuity for the participant and his or her surviving spouse. For participants who commence employee status on or after March 31, 2008, the accrued benefits may be paid in a lump sum, or pursuant to any of the forms described above, following attainment of the applicable age and service requirements.

All of the named executive officers, except for James P. Lynch and David A. Green, are currently eligible to receive early retirement benefits under the Retirement Plan in the event they retire. Mr. Lynch joined the Corporation after March 31, 2008 and participates in the cash balance portion of the Retirement Plan.

SERP Benefit. The Executive Supplemental Retirement Plan (“SERP”) provides participants with a monthly pension benefit that supplements the pension they earn under the Retirement Plan. Each officer of the Corporation who commenced employee status before March 31, 2008 is eligible for participation under the SERP. Eligible employees selected for SERP participation by the Executive Compensation Committee of the SJW Corp. Board of Directors (“Committee”) will become a participant on the first day of the first calendar month next following his or her selection date or such later date as the Committee may specify. All of the named executive officers other than Mr. Green and Mr. Lynch participate in the SERP.

The SERP is designed to supplement the retirement income by providing an additional monthly pension in excess of the pension benefit under the Retirement Plan. As of December 31, 2009, the dollar amount of that monthly pension was determined on the basis of the following normal retirement benefit payable as a single-life annuity commencing at age 65: (i) 2.2 percent of final average monthly compensation multiplied by years of service (not to exceed 20 years) plus (ii) 1.6 percent of such final average monthly compensation multiplied by years of service in excess of 20 years (not to exceed an additional 10 years), up to a total monthly retirement benefit not to exceed 60 percent of final average monthly compensation (as determined in the manner indicated below), less (iii) the monthly retirement benefit payable to such individual under the Retirement Plan. However, the SERP was amended effective January 1, 2010 to increase, for each participant credited with an hour of service on or after January 1, 2010, the 1.6 percent component of such retirement benefit formula to 2.2 percent of his or her final average compensation for each year of service, whether completed on or before January 1, 2010, in excess of 20 years (but not to exceed in total the additional number of years of service necessary to reach the maximum 60 percent of final average compensation retirement benefit). Accordingly, the maximum retirement benefit continues to be limited to 60 percent of final average compensation, less a participant’s accrued retirement benefit under the Retirement Plan.

For purposes of such calculation, participants receive credit for partial years of service and the named executive officer’s final average monthly compensation will be his or her average monthly compensation for the consecutive 36-month period within his or her last 10 years of service with the Corporation for which such average monthly compensation is the highest. An officer’s average monthly compensation is calculated on the basis of his or her earned salary and the amount of the annual cash bonus actually paid to him or her at the time or that would have been paid in the absence of a deferral election.

The SERP benefit will commence following the later of (i) the participant’s separation from service with the Corporation or (ii) his or her attainment of age 55, unless the participant makes a timely election of a later attained age. Both Angela Yip and George J. Belhumeur elected to defer the commencement of their SERP benefit to the later of separation from service or attainment of a specified age later than age 55. SERP benefits which commence prior to the participant’s attainment of age 65 will be subject to actuarial reduction for the early commencement date, except under prescribed circumstances. No lump sum benefit distributions are provided under the SERP. SERP participants may, for purposes of their benefit calculations, receive special age and service credits under the Executive Severance Plan should their employment terminate under certain circumstances following a change of control. See the discussion of the Executive Severance Plan in the section below entitled “Employment Agreements, Termination of Employment and Change in Control Arrangements” for further information.

In recognition of her more than 24 years of service with the Corporation and its subsidiaries, the Committee authorized a special retirement package for Ms. Yip in December 2010. The package will become effective upon her retirement during the period beginning June 1, 2011 and ending July 31, 2011 and is comprised of an additional years-of-service credit under the SERP to the extent necessary to bring her total years of service for purposes of the SERP benefit formula to 27.28 years so that her normal retirement benefit under the SERP will reach the maximum 60 percent of final average monthly compensation.

The accrued SERP retirement for Messrs. Roth, Yoo and Belhumeur will not be reduced for early commencement prior to age 65. The accrued SERP retirement benefit for Ms. Yip will not be reduced for early commencement if such commencement occurs on or after her attainment of age 59. In computing Mr. Roth’s final average compensation, his annual bonus for each year beginning on or after January 1, 2003 will be equal to the greater of his actual bonus or his target bonus for such year.

A participant will vest in his or her SERP benefit upon completion of 10 years of service or upon certain changes in control or ownership of the Corporation. As of December 31, 2010, each of the named executive officers who participates in the SERP is vested in his or her SERP benefit.

Cash Balance SERP Benefit. The Cash Balance Executive Supplemental Retirement Plan (“Cash Balance SERP”) is a supplemental retirement benefit plan for executive officers and other key management personnel who commence employment on or after March 31, 2008 and are accordingly ineligible to participate in the SERP. The actual participants are selected from time to time by the Committee.

An account balance will be maintained for each participant in the Cash Balance SERP and will be periodically credited with a percentage of his or her compensation for the applicable period based on his or her years of credited service in accordance with the following formula:

Years of Credited Service	Percent of Compensation
Less than 5	10%
5 but less than 10	11%
10 but less than 15	12%
15 but less than 20	14%
20 or more	16%

The account balance will also be credited periodically with interest pursuant to a pre-established formula. The participant will vest in his or her account balance upon completion of 10 years of service or upon certain changes in control or ownership of the Corporation. The benefit accrued under the Cash Balance SERP will be offset by a portion of the participant’s benefit accrued under the Retirement Plan. Accordingly, at such time as the participant becomes entitled to receive his or her retirement benefit under the Cash Balance SERP, a portion of his or her accrued benefit under the Retirement Plan will be applied as an offset to his or her accrued benefit under the Cash Balance SERP. The remainder of his or her accrued benefit under the Cash Balance SERP will be paid in a lump sum on the first business day of the seventh month following his or her separation from service.

The Cash Balance SERP also provides a death benefit should the participant die with a vested accrued benefit. The amount of the death benefit will be calculated in the same manner as if the participant had survived and will be payable in a lump sum to his or her beneficiary.

Mr. Lynch commenced participation in the Cash Balance SERP on January 1, 2011. At the time of his entry into the plan, the plan was amended to provide Mr. Lynch with (i) a higher rate of company contributions during his first 20 years of service equal to 15 percent of his quarterly compensation during that period and (ii)  full vesting of his accrued benefit under the plan upon completion of three years of service.

Non-Qualified Deferred Compens ation

The first of the following tables shows the deferred compensation activity for each named executive officer during the 2010 fiscal year attributable to his or her participation in the San Jose Water Company Special Deferral Election Plan (the “Deferral Plan”):

Name (a)	Executive Contributions in Last FY ($)(1) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
W. Richard Roth	$58,945	—	$33,708	—	$825,483	(2)
George J. Belhumeur	$15,000	—	$4,078	$40,643	$101,072	(3)
David A. Green	—	—	—	—	—
James P. Lynch	—	—	—	—	—
Angela Yip	$50,000	—	$18,866	—	$482,360	(4)
R. Scott Yoo	—	—	$7,047	$66,501	$160,252	(5)

(1)	Represents the portion of salary and bonus earned for the 2010 fiscal year and deferred under the Deferral Plan.

(2)	Includes (i) $58,945 of salary and/or bonus earned for the 2010 fiscal year and deferred under the Deferral Plan, (ii) $0 of salary and/or bonus earned for the 2009 and 2008 fiscal year and deferred under the Deferral Plan, and (iii) $88,000 of salary and/or bonus earned for the 2007 fiscal year and deferred under the Deferral Plan.

(3)	Includes (i) $15,000 of salary and/or bonus earned for the 2010 fiscal year and deferred under the Deferral Plan, (ii) $17,500 of salary and/or bonus earned for the 2009 fiscal year and deferred under the Deferral Plan, (iii) $20,888 of salary and/or bonus earned for the 2008 fiscal year and deferred under the Deferral Plan, and (iv) $20,400 of salary and/or bonus earned for the 2007 fiscal year and deferred under the Deferral Plan. An aggregate of $40,643 was distributed in 2010 in connection with salary and/or bonus earned for the 2005 fiscal year and deferred under the Deferral Plan.

(4)	Includes (i) $50,000 of salary and/or bonus earned for the 2010 fiscal year and deferred under the Deferral Plan, (ii) $55,000 of salary and/or bonus earned for the 2009 fiscal year and deferred under the Deferral Plan, (iii) $62,763 of salary and/or bonus earned for the 2008 fiscal year and deferred under the Deferral Plan, and (iv) $115,000 of salary and/or bonus earned for the 2007 fiscal year and deferred under the Deferral Plan.

(5)	Includes (i) $45,778 of salary and/or bonus earned for the 2008 fiscal year and deferred under the Deferral Plan and (ii) $40,000 of salary and/or bonus earned for the 2007 fiscal year and deferred under the Deferral Plan. An aggregate of $66,501 was distributed in 2010 in connection with salary and/or bonus earned for the 2004 and 2005 fiscal years and deferred under the Deferral Plan.

The following table shows the deferred compensation activity for each named executive officer for the 2010 fiscal year attributable to the deferred shares of the Corporation’s common stock awarded or credited to him or her during such year:

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)		Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($)(2) (f)
W. Richard Roth	—	—	$481,386	(1)	—	$2,841,396
George J. Belhumeur	—	—	—		—	—
David A. Green	—	—	—		—	—
James P. Lynch	—	—	—		—	—
Angela Yip	—	—	—		—	—
R. Scott Yoo	—	—	—		—	—

(1)	Represents (i) the fair market value as of December 31, 2010 of the deferred shares of the Corporation’s common stock credited to the named executive officer for the 2010 fiscal year as a result of the dividend equivalent rights under his restricted stock units and (ii) the appreciation in the fair market value of the deferred shares that occurred since the start of the 2010 fiscal year.

(2)	The reported aggregate balance is based on the $26.47 closing selling price of the common stock on December 31, 2010. As of December 31, 2010, the portion of the balance in which each named executive officer was vested and the portion of the balance in which each named executive officer was unvested were as follows:

Name	Vested Portion	Unvested Portion	Total
W. Richard Roth	$2,841,396	—	$2,841,396
David A. Green	—	—	—
George J. Belhumeur	—	—	—
James P. Lynch	—	—	—
Angela Yip	—	—	—
R. Scott Yoo	—	—	—

Special Deferral Election Plan. The principal features of the Special Deferral Election Plan may be summarized as follows:

The Special Deferral Election Plan (the “Deferral Plan”) allows certain key employees, including each of the named executive officers, the opportunity to accumulate an additional source of retirement income through the deferral of up to 50 percent of their base salary each year and up to 100 percent of their bonus or other incentive compensation each year. For the compensation deferred each year, the individual may designate a separate distribution event and form of payment (lump sum or annual installments over a five or ten-year period). Distribution events include separation from service, the expiration of a designated deferral period of at least five years or the occurrence of a change in control. Withdrawals are also permitted in the event of a financial hardship. Each deferred account balance is credited with a rate of interest each year, compounded semi-annually, equal to the lower of (i) the 30-year long-term borrowing cost of funds to San Jose Water Company, as such rate is measured as of the start of each calendar year, or (ii) 120 percent of the applicable federal long-term rate, measured as of the start of each calendar year.

Employment Agreements, Termination of Employment and Change in Control Arrangements

Executive Severance Plan. Officers of the Corporation or its subsidiaries who are serving in such capacity at the time of a change in control or ownership of the Corporation may become entitled to severance benefits under the Corporation’s Executive Severance Plan if their employment terminates under certain circumstances in connection with such change. Accordingly, should such officer’s employment be terminated by the Corporation for any reason other than good cause (as defined in the Executive Severance Plan), or should he or she resign for good reason (as defined in such plan), within the 24-month period following the effective date of the change in control or ownership, then (i) such officer will be entitled to a cash severance benefit consisting of three times the annual base salary and target bonus or, in the case of Mr. Roth, a severance benefit equal to 3.75 times the annual base salary, generally payable in three successive equal annual installments, (ii) his or her outstanding stock options and other equity awards will immediately vest, (iii) he or she will be reimbursed for the cost of COBRA continuation coverage under the company’s group health care plans for himself or herself and his or her spouse and eligible dependents until the earlier of (x) the date of the last annual installment of his or her cash severance benefit or (y) the first date on which the officer is covered under another employer’s health benefit program without exclusion for any pre-existing medical condition, and (iv) he or she will be deemed to be three years older and be given three additional years of service for purposes of calculating his or her retirement benefit under the SERP (the “Enhanced Retirement Benefit”).

If an officer qualifies for benefits under the Executive Severance Plan and any payment made in connection with a change in control or the subsequent termination of the officer’s employment would be subject to an excise tax under Section 4999 of the Code (the “Excise Tax”), then such payment or benefit will be grossed-up to ensure that such officer does not incur any out-of-pocket cost with respect to such Excise Tax, and such officer will accordingly receive the same net after-tax benefit he or she would have received had no Excise Tax been imposed.

The benefits payable under the Executive Severance Plan are conditioned upon the named executive officer’s execution of a general release of all employment-related claims against the Corporation and a non-solicitation covenant pursuant to which such officer may not induce any representative, agent or employee to terminate his or her employment or service relationship with the Corporation.

In addition to the benefits provided under the Executive Severance Plan, the named executive officer would also be entitled to (i) retirement benefits under the SERP or Cash Balance SERP and the Retirement Plan and (ii) their deferred compensation under the Corporation’s non-qualified deferred compensation plan and their vested-to-date deferred stock awards. The present value of the accumulated retirement benefit under the retirement plans as of the close of the 2010 fiscal year is set forth in the table above in the section entitled “Pension Benefits.” The value of their accumulated deferred compensation as of December 31, 2010 is set forth in the two tables in the section above entitled “Non-Qualified Deferred Compensation.”

For purposes of the various payments and benefits which may be triggered under the Executive Severance Plan in connection with a change in control, the following transactions will be deemed to constitute a change in control event:

-	A merger, consolidation or other reorganization, unless more than 50 percent of the outstanding voting power of the successor entity is owned, in substantially the same proportions, by the persons who were the Corporation’s stockholders immediately prior to the transaction;

-	A sale of all or substantially all of the Corporation’s assets, unless more than 50 percent of the outstanding voting power of the acquiring entity or parent thereof is owned, in substantially the same proportions, by the persons who were the Corporation’s stockholders immediately prior to the transaction;

-	Certain changes in the composition of the Corporation’s Board of Directors; or

-	The acquisition of the Corporation’s outstanding securities by any person so as to make that person the beneficial owner of securities representing 30 percent or more of the total combined voting power of the Corporation’s outstanding securities.

The chart below indicates the potential payments that each named executive officer would receive based upon the following assumptions:

(i)	His or her employment terminated on December 31, 2010 under circumstances entitling him or her to full severance benefits under the Executive Severance Plan; and

(ii)	As to any benefits tied to a change in control, the change in control is assumed to have occurred on December 31, 2010 and at a price per share payable to the holders of the Corporation’s common stock in an amount equal to the $26.47 per share, the closing selling price of such common stock on December 31, 2010.

Name	Cash Severance Payment ($)		Present Value of Enhanced Retirement Benefit ($)(3)	Estimated Value of Reimbursed COBRA Continuation Health Care Coverage ($)	Value of Accelerated Option Awards (4)	Value of Accelerated Restricted Stock Awards (4)		Excise Tax Gross-Up ($)(6)
W. Richard Roth	$2,343,750	(1)	$556,937	$39,865	—	$2,060,716	(5)	$2,049,687
George J. Belhumeur	$1,020,000	(2)	—	$39,865	—	$110,221		$456,390
David A. Green	—		—	—	—	—		—
James P. Lynch	$1,275,000	(2)	—	$80,655	—	$80,363		$615,118
Angela Yip	$1,020,000	(2)	$650,044	$39,865	—	$110,221		$869,012
R. Scott Yoo	$1,080,000	(2)	$179,175	$57,837	—	$187,408		$617,179

(1)	Represents 3.75 times Mr. Roth’s annual salary of $625,000.

(2)	Represents three times Ms. Yip’s and Mr. Belhumeur’s annual salary of $300,000 plus three times their target bonus of $40,000, represents three times Mr. Yoo’s annual salary of $310,000 plus three times his target bonus of $50,000, and represents three times Mr. Lynch’s annual salary of $350,000 plus three times his target bonus of $75,000.

(3)	The actuarial and economic assumptions used above to value the pension plan include the IRS Generational Table, a 5.10% discount rate (5.63% for 2009). There is no assumption for pre-retirement mortality or cessation of service, and retirement is assumed to occur at the earliest age at which each named executive officer can receive the pension benefits without actuarial reductions.

(4)	The unvested restricted stock units and all other unvested deferred stock attributable to dividend equivalent rights will automatically vest on an accelerated basis at the time of the qualifying termination event. The reported dollar values of these unvested units and other deferred shares are based on aggregate intrinsic value of the underlying shares of common stock on December 31, 2010.

(5)	7,000 of the accelerated shares with a December 31, 2010 value of $185,290 will not in fact be issued until January 15, 2012. Accordingly, the actual value of these 7,000 shares at the time of issuance may be greater or less than their December 31, 2010 value.

(6)	Calculated based on (i) W-2 wages for the five-year period 2005 through 2009 or fewer number of years the named executive officer has been employed by the Corporation (for Mr. Lynch, the calculation was based on his annualized salary for 2010), (ii) an effective tax rate of 65.75% (federal, 35%; state, 9.3%; Medicare, 1.45%; and excise tax, 20%) and (iii) the vesting of all outstanding unvested stock-based awards on the assumed December 31, 2010 change in control/separation from service date.

On September 30, 2010, Mr. Green resigned as the Corporation’s Chief Financial Officer and Treasurer. In connection with such resignation, Mr. Green received the following severance benefits:

(i)	lump sum cash severance payment in the amount of $65,000 to be paid in April 2011; and

(ii)	reimbursement of the costs he incurs for COBRA medical and dental care coverage for himself and his spouse and eligible dependents through December 31, 2010, but not to exceed $16,500 in the aggregate.

Such severance benefits were conditioned upon Mr. Green’s delivery of a general release of all claims against the Corporation and its affiliates.

Mr. Roth’s Employment Agreement. The Corporation entered into an agreement with Mr. Roth in 2003 in connection with his employment as President and Chief Executive Officer of the Corporation. The agreement had an initial three-year term measured from January 1, 2003 but was automatically extended for a series of additional one-year terms, beginning at the end of the second year of the original term. The employment agreement was amended and restated in its entirety in 2008. The amended and restated employment agreement has an initial two-year term measured from January 1, 2008 and is automatically extended for a series of additional one-year terms at the end of each year. Additional one-year extensions will continue in the future, provided the Corporation does not give notice of non-renewal before November 30 of the then-current year. Pursuant to such amended and restated employment agreement, Mr. Roth will be provided with the following compensation: an annual base salary of $455,000 for 2008, paid health care coverage for himself and his dependents, certain perquisites and an annual bonus of up to 37.5 percent of his annual base salary, payable based upon the Executive Compensation Committee’s assessment of the Corporation’s financial performance and his contribution to that performance. The perquisites to which Mr. Roth is entitled include a Corporation-provided motor vehicle (replaceable at three or four-year intervals) and a Corporation-paid club membership. Mr. Roth’s annual base salary was increased to $475,000 effective January 1, 2009. Pursuant to a further amendment, effective as of January 1, 2010: (i) Mr. Roth’s annual base salary for each of the 2010, 2011 and 2012 calendar years was increased to $625,000 per year, (ii) his annual base salary for the 2013 calendar year will be increased by four percent to the rate of $650,000, and (iii) his annual base salary for the 2014 calendar year will be increased by an additional four percent to $676,000.

Pursuant to the employment agreement entered into in 2003, Mr. Roth received a deferred restricted stock award covering 83,340 shares. The award is fully vested and continues to include dividend equivalent rights. The phantom cash dividends which accumulate each year pursuant to those dividend equivalent rights are converted on the first business day of January in each succeeding year into additional deferred shares based on the average of the per share market prices of the Corporation’s common stock on each date actual dividends were paid on such common stock during the year.

If Mr. Roth’s employment is involuntarily terminated for any reason other than death, disability or good cause (as defined in Mr. Roth’s employment agreement) or his employment is voluntarily terminated for good reason (as defined in such agreement) and such termination does not occur under circumstances entitling him to benefits under the Executive Severance Plan, he will be instead entitled to the following benefits: (i) lump sum cash severance payment equal to 3.9 times his annual base salary at the time of termination (or such higher rate as was in effect at any time during the previous twelve months), and (ii) reimbursement of the costs of COBRA continuation coverage for himself and his spouse until the earlier of (x) the end of the 36-month period measured from the date the employment terminates or (y) the first date on which he is covered under another employer’s health benefit program without exclusion for any pre-existing medical condition. Such benefits are conditioned, however, upon Mr. Roth’s execution of a general release of all employment-related claims against the Corporation.

If (i) Mr. Roth’s employment had been involuntarily terminated for any reason other than death, disability or good cause (as defined in Mr. Roth’s employment agreement) or his employment had been voluntarily terminated for good reason (as defined in such agreement) on December 31, 2010 and (ii) such termination had not occurred under circumstances entitling him to benefits under the Executive Severance Plan, then he would have been entitled to the following payments and benefits in connection with such termination of employment:

Cash Severance	Value of 36 Months of Reimbursed COBRA Continuation Health Care Coverage
$2,437,500 (1)(3)	$39,865(2)(3)

(1)	Represents 3.9 times the annual rate of base salary of $625,000 in effect for Mr. Roth on January 1, 2010.

(2)	Represents 36 months of health benefit coverage at an average monthly rate of $1,107.36.

(3)	Pursuant to his employment agreement, Mr. Roth may not, during the one-year period following his termination of employment, solicit any individuals who were in the Corporation’s employ at the time of such termination or within the preceding six months to work for him or any other entity with which he is affiliated.

As of December 31, 2010, Mr. Roth held outstanding restricted stock units covering 70,851 unvested shares of the Corporation’s common stock. Such number does not include restricted stock units covering 7,000 shares which were granted in January 2008 and were scheduled to vest upon the attainment of a specified total shareholder return measured over the three-year period ending December 31, 2010 but which were cancelled because the performance objective was not achieved. Restricted stock units covering 26,001 of those 70,851 shares will vest in successive equal annual installments upon his completion of each year of service with the Corporation over a three-year period measured from the applicable award date. Restricted stock units for an additional 7,000 shares will vest upon the attainment of a specified total shareholder return measured over the three-year period ending December 31, 2011. Restricted stock units for the remaining 37,850 shares will vest upon the attainment of a specified total shareholder return over the five-year period ending December 31, 2014. However, if on December 31, 2010, Mr. Roth’s employment had terminated by reason of death or disability or had been involuntarily terminated other than for good cause (as defined in Mr. Roth’s employment agreement) or had he resigned for good reason (as defined in such agreement), then upon such a qualifying termination event, his restricted units covering 26,001 unvested shares of common stock would have vested on an accelerated basis for a total value of $688,246. Such accelerated value was based on the $26.47 per share closing selling price of the common stock on December 31, 2010. In addition, Mr. Roth would, as a result of such a qualifying termination event, vest in 7,000 shares on December 31, 2011 if the applicable performance vesting objective for those particular shares is met upon the completion of the performance period ending on that date; provided however, if the qualifying termination event had been his death or disability on December 31, 2010, then those 7,000 shares would have vested immediately on that date. In addition, Mr. Roth would, as a result of such a qualifying termination event, vest in a pro-rated amount of his 37,850 shares on December 31, 2014 if the applicable performance vesting objective for those particular shares is met upon the completion of the performance period ending on that date. The number of restricted stock units in which Mr. Roth would vest on such pro-rated basis upon such attainment of the performance objective would be determined by multiplying the total number of restricted stock units at the time subject to the award by a fraction the numerator of which is the number of whole months of service (rounded up to the next whole month) completed by Mr. Roth during the five-year performance period and the denominator of which is 60 months. To the extent Mr. Roth vests in one or more restricted stock units in accordance with the foregoing, the underlying shares will be issued on January 31, 2015.

In addition, Mr. Roth would be entitled to accumulated retirement benefit with a present value of $3,834,313 as of December 31, 2010 and vested deferred compensation in the amount of $3,666,879 as of that date.

The outstanding stock options granted to Mr. Roth contain a provision pursuant to which those options may remain outstanding for up to four years if he terminates employment under certain prescribed circumstances.

Mr. Lynch’s Offer Letter. Under the terms of his offer letter, Mr. Lynch is entitled to the following compensation package: (i) base salary at the annual rate of $350,000; (ii) annual target bonus in the amount of $75,000, with the actual bonus each year to range from 0 to 150 percent of target based on performance goal attainment, with any bonus earned for the 2010 fiscal year to be pro-rated on the basis of his actual period of employment during that year; (iii) two separate restricted stock unit awards covering shares of the Corporation’s common stock, each issued under the Corporation’s Long-Term Incentive Plan, each with a grant-date fair value of $75,000; (iv) company car and reimbursement of membership fees for one local health club; and (v) separation pay in the form of twelve months of salary continuation should his employment be involuntarily terminated without cause. However, should Mr. Lynch’s employment terminate under circumstances that would otherwise entitle him to such separation pay and severance benefits under the Executive Severance Plan, there will be no duplication of benefits under the two arrangements, and Mr. Lynch will only receive the severance benefits provided under the Executive Severance Plan.

Had Mr. Lynch’s employment been involuntarily terminated without cause by the Corporation on December 31, 2010 in the absence of a change in control, the salary continuation payment to which he would have been entitled under his offer letter would have been in the aggregate amount of $350,000.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2010 with respect to the shares of the Corporation’s common stock that may be issued under the Corporation’s existing equity compensation plans.

	A		B		C
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Shareholders (1)	378,903	(3)	$4.12	(4)	1,386,260	(5)(6)
Equity Compensation Plans Not Approved by Shareholders (2)	N/A		N/A		N/A
Total	378,903	(3)	$4.12	(4)	1,386,260	(5)(6)

(1)	Consists of the Corporation’s Long-Term Incentive Plan and Employee Stock Purchase Plan.

(2)	The Corporation does not have any outstanding equity compensation plans which are not approved by shareholders.

(3)	Includes 293,377 shares of common stock underlying deferred stock awards and restricted stock units that will entitle each holder to the issuance of one share of common stock for each deferred share or unit that vests following the applicable performance-vesting or service-vesting requirements. Excludes outstanding purchase rights under the Employee Stock Purchase Plan.

(4)	Calculated without taking into account the 293,377 shares of common stock subject to outstanding deferred stock awards or restricted stock units that will become issuable at or following the vesting of those awards or units, without any cash consideration or other payment required for such shares.

(5)	Consists of 1,207,890 shares of common stock available for issuance under the Long-Term Incentive Plan and 178,370 shares of common stock available for issuance under the Employee Stock Purchase Plan.

(6)	The shares under the Long-Term Incentive Plan may be issued pursuant to stock option grants, stock appreciation rights, restricted stock or restricted stock unit awards, performance shares, dividend equivalent rights, and stock bonuses.

Compensation Committee Interlocks and Insider Participation

No member of the Executive Compensation Committee was at any time during the 2010 fiscal year, or at any other time, an officer or employee of the Corporation or any of its subsidiaries. No executive officer of the Corporation served during the 2010 fiscal year as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more executive officers serving as a member of the Corporation’s Board or Executive Compensation Committee. Messrs. Cali, DiNapoli and Ulrich and Ms. Armstrong served on the Executive Compensation Committee at different times during the 2010 fiscal year. Messrs. DiNapoli and Ulrich served on such committee until April 28, 2010, and Mr. Cali and Ms. Armstrong began their service on such committee on April 28, 2010. Mr. King remained a member of the Executive Compensation Committee for the entire 2010 fiscal year. None of the Executive Compensation Committee members had a relationship requiring disclosure under Item 404 of Regulation S-K.

COMMITTEE REPORTS

The following reports of the Audit Committee and the Executive Compensation Committee shall not be deemed incorporated by reference into any previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, nor are such reports to be incorporated by reference into any future filings.

Annual Report of the Audit Committee

In connection with the audited financial statements for the period ending December 31, 2010, the Audit Committee (1) reviewed and discussed the audited financial statements with management, (2) discussed with the independent accountants the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol.1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and (3) received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountants the independent accountants’ independence. Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ending December 31, 2010 for filing with the Securities and Exchange Commission.

Audit Committee

Douglas R. King, Chairperson

J. Philip DiNapoli

Norman Y. Mineta

Ronald B. Moskovitz

Annual Report of the Executive Compensation Committee

The Executive Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management, and based on such review and such discussions, the Executive Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis, as contained herein, be included in this proxy statement.

Executive Compensation Committee

Katharine Armstrong

Mark L. Cali

Douglas R. King

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Two wells were constructed in 2010 by San Jose Water Company under a budgeted water well replacement program. San Jose Water Company received three bids and selected the contractor with the lowest bid, which had a total project cost of $866,444 to drill, develop and install the casing and screen for the two wells. Roscoe Moss Manufacturing Company supplied well casing and screen to the general contractor for this well project and billed the contractor an aggregate of approximately $392,945 in 2010 for such well casing and screen.

Two wells are also scheduled for construction in 2011 under another budgeted water well replacement program. San Jose Water Company received three bids and selected the contractor with the lowest bid, which had a total project cost of $615,980, to drill, develop and install the casing and screen for the two wells. Roscoe Moss Manufacturing Company supplied well casing and screen to the general contractor for this well project and billed the contractor an aggregate of approximately $249,075 in 2011 for such well casing and screen.

George E. Moss, a member of the Board of Directors and beneficial owner of approximately 10.2 percent of SJW Corp.’s outstanding shares, is the Chairman of the Board of Roscoe Moss Manufacturing Company. Mr. Moss along with other members of the Moss family own greater than majority interest in Roscoe Moss Manufacturing Company. Robert A. Van Valer, a member of the Board of Directors of SJW Corp. and beneficial owner of approximately 11.6 percent of SJW Corp.’s outstanding shares, is the President and the beneficial owner of approximately 9.13 percent of the outstanding stock of Roscoe Moss Manufacturing Company.

As more fully set forth above in the section entitled “Independent Directors,” SJW Land Company, a wholly owned subsidiary of the Corporation, and TBI-444 West Santa Clara Street, L.P. (“TBI-444”) formed 444 West Santa Clara Street, L.P., a California limited partnership (the “Partnership”) in 1999. TBI-444 is the general partner with a 30 percent interest in the Partnership and SJW Land Company is a limited partner with a 70 percent interest in the Partnership. Mr. Toeniskoetter, the Chairman of the Board of Directors of the Corporation, is a limited partner in TBI-444 with a 32.3 percent interest and Toeniskoetter & Breeding, Inc. Development (“TBI Development”) is the general partner with a 5 percent interest in TBI-444. Mr. Toeniskoetter is the Chairman and has a 51 percent interest in TBI Development. Cash distribution payments made by the Partnership to the general partner, TBI-444, an entity controlled by Mr. Toeniskoetter, are made solely out of the net income of the Partnership. Such payment was approximately $75,600 in 2010. In addition, TBI Development manages the office building owned by the Partnership pursuant to a property management agreement between the Partnership and TBI Development. Under this property management agreement, in 2010 (i) the tenant in the office building paid $36,486 of management fees to TBI Development and (ii) the Partnership paid $119,797 to TBI Development in connection with the extension of the lease for the entire office building.

SJW Corp. entered into (i) amended and restated Indemnification Agreements with each of its Board members in February 2010 and (ii) an Indemnification Agreement with Ronald B. Moskovitz following his appointment to the Board in July 2010. SJW Corp. also entered into an Indemnification Agreement with James P. Lynch, Chief Financial Officer and Treasurer of the Corporation in October 2010. Copies of the form agreements are attached as Exhibits 10.37 and 10.38 to the Form 10-K filed on March 5, 2010.

The Audit Committee reviews and approves related party transactions as such term is defined under Item 404(a) of Regulation S-K pursuant to the Corporation’s Audit Committee Charter. In addition, SJW Corp.’s written Related Party Transactions Policy provides that any request for approval submitted to the Audit Committee must describe the material terms of the proposed transaction and the related party’s interest. Such policy further provides that when approval for a related party transaction is required between regular Audit Committee Meetings, the Audit Committee may provide approval at a special telephonic committee meeting or by written consent (including by email). When the Audit Committee reviews and considers approving a proposed related party transaction, it considers whether the transaction is in, or is not inconsistent with, the best interests of the Corporation and its shareholders.

SHAREHOLDER PROPOSALS

Shareholder proposals intended to be presented at next year’s annual meeting of shareholders must comply with all applicable requirements of SEC Rule 14a-8 and be received by the Corporation by November 21, 2011 for inclusion in the Corporation’s proxy materials relating to that meeting. In addition, for a shareholder proposal to be properly brought before next year’s annual meeting by a shareholder (and not pursuant to the SEC Rule 14a-8 for inclusion in the proxy materials), the shareholder must comply with the advance notice and other provisions in our By-Laws. In general, for a shareholder proposal to be timely under such advance notice provision, the proposal must be delivered to the Secretary of the Corporation at its principal executive offices not later than 90 days and no earlier than 120 days prior to the one-year anniversary of this year’s annual meeting date.

The proxy solicited by the Board of Directors for the 2012 annual meeting of shareholders will confer discretionary authority to vote on any shareholder proposal presented at the meeting for which the Corporation did not have notice on or prior to January 27, 2012.

FORM 10-K

SJW CORP. WILL MAIL, WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF SJW CORP.’S FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2010, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS, SCHEDULES, AND LIST OF EXHIBITS, AND ANY PARTICULAR EXHIBIT SPECIFICALLY REQUESTED. REQUESTS SHOULD BE SENT TO: SJW CORP., 110 W. TAYLOR STREET, SAN JOSE, CALIFORNIA 95110, ATTENTION: CORPORATE SECRETARY. THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE AT THE CORPORATION’S WEBSITE AT WWW.SJWATER.COM.

OTHER MATTERS

The Board of Directors is not aware of any matters to be presented for shareholder action at the annual meeting other than as set forth herein. If any other matters are properly brought before the annual meeting or any adjournment or postponement thereof, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment. Whether or not you intend to be present at the meeting, you are urged to complete, sign and return your proxy card promptly.

BY ORDER OF THE BOARD OF DIRECTORS

Suzy Papazian
Corporate Secretary/Attorney

San Jose, California

March 8, 2011

SJW CORP.

ANNUAL MEETING OF SHAREHOLDERS

APRIL 27, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned revokes all previous proxies, acknowledges receipt of the notice of the Annual Meeting of Shareholders to be held on April 27, 2011, and the accompanying proxy statement, and appoints Charles J. Toeniskoetter and R. Scott Yoo, or either of them, the proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of SJW Corp. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the Annual Meeting of Shareholders of SJW Corp. to be held on April 27, 2011, at 10:00 AM Pacific Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could have if personally present thereat.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THEN THIS PROXY WILL BE VOTED IN FAVOR OF ELECTING THE TEN NOMINEES NOTED HEREON TO THE BOARD OF DIRECTORS, FOR PROPOSALS 2 AND 4 AND FOR EVERY THREE YEARS AS THE FREQUENCY OF THE ADVISORY SHAREHOLDER VOTE ON EXECUTIVE COMPENSATION DESCRIBED IN PROPOSAL 3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

Continued and to be signed on the reverse side.

NAME:                           CONTROL #:                  SHARES:

VOTE BY INTERNET — www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE —1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS IN BLUE OR BLACK INK AS FOLLOWS  ☒.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement,

form of proxy and the Annual Report for the year ended on December 31, 2010 are available at

http://www.RRDEZProxy.com/2011/SJWCorp

The Board of Directors recommends you vote FOR the following:

1.    Election of Directors

NOMINEES:

☐ For All	01	K. Armstrong
	02	M. L. Cali
☐ Withhold All	03	J. P. DiNapoli
	04	D. R. King
☐ For All Except	05	N. Y. Mineta
	06	R. B. Moskovitz
	07	G. E. Moss
	08	W. R. Roth
	09	C. J. Toeniskoetter
	10	R. A. Van Valer

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominees on the line below:

The Board of Directors recommends you vote FOR the following proposal:

			FOR	AGAINST	ABSTAIN

2.    Approve the advisory resolution approving the compensation of the named executive officers as disclosed in the accompanying proxy statement.

The Board of Directors recommends you vote 3 Years on the following proposal:

			☐	☐	☐

			1 Year	2 Years	3 Years	ABSTAIN

3.    To vote on an advisory basis as to whether the advisory shareholder vote to approve the compensation of the named executive officers should occur every year, once every two years or once every three years.

The Board of Directors recommends you vote FOR the following proposal:

			☐	☐	☐	☐

			FOR	AGAINST	ABSTAIN
4. Ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for fiscal year 2011.			☐	☐	☐

NOTE: Act upon such other business as may properly come before the annual meeting or any adjournment of postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature	Date	Signature (Joint Owners)	Date